      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 10, 1999

                                          REGISTRATION STATEMENT NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------

                                    FORM S-1

                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933
                               ------------------

                            REPUBLIC SERVICES, INC.
             (Exact name of registrant as specified in its charter)

              DELAWARE                                 4953                                65-0716904
    (State or other jurisdiction           (Primary Standard Industrial                 (I.R.S. Employer
  of incorporation or organization)         Classification Code Number)                Identification No.)

                                                                                  DAVID A. BARCLAY
                                                                                SENIOR VICE PRESIDENT
                  REPUBLIC SERVICES, INC.                                        AND GENERAL COUNSEL
             110 S.E. SIXTH STREET, 28TH FLOOR                                 REPUBLIC SERVICES, INC.
              FORT LAUDERDALE, FLORIDA 33301                              110 S.E. SIXTH STREET, 28TH FLOOR
                      (954) 769-2400                                       FORT LAUDERDALE, FLORIDA 33301
    (Address, including zip code, and telephone number,                            (954) 769-2400
                         including                                (Name, address, including zip code, and telephone
  area code, of registrant's principal executive offices)        number, including area code, of agent for service)

                               ------------------

                                   COPIES TO:

                  JONATHAN L. AWNER, ESQ.                                     VALERIE FORD JACOB, ESQ.
            AKERMAN, SENTERFITT & EIDSON, P.A.                        FRIED, FRANK, HARRIS, SHRIVER & JACOBSON
             ONE S.E. THIRD AVENUE, 28TH FLOOR                                   ONE NEW YORK PLAZA
                 MIAMI, FLORIDA 33131-1704                                    NEW YORK, NEW YORK 10004
                      (305) 374-5600                                               (212) 859-8000

                               ------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                               ------------------

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------
                                                                                  PROPOSED
                                                                                  MAXIMUM                 AMOUNT OF
       TITLE OF EACH CLASS OF SECURITIES               AMOUNT TO BE              AGGREGATE               REGISTRATION
                TO BE REGISTERED                      REGISTERED(1)          OFFERING PRICE(1)              FEE(1)
---------------------------------------------------------------------------------------------------------------------------
  % Notes due 2009..............................       $500,000,000             $500,000,000               $139,000
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.

                               ------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                             SUBJECT TO COMPLETION
                   PRELIMINARY PROSPECTUS DATED MAY 10, 1999

PROSPECTUS
                                  $500,000,000
                         REPUBLIC SERVICES, INC. (LOGO)

                                   % NOTES DUE 2009
                           -------------------------

     Interest on the notes will be payable on                and
of each year beginning                , 1999. The notes will mature on
               , 2009. We may redeem some or all of the notes at any time. We describe the redemption price under the heading "Description of the Notes -- Optional Redemption" on page 58 of this prospectus.

     The notes are unsecured and will rank equally with all of our other unsecured senior indebtedness. The notes will not be entitled to the benefit of any sinking fund.

     INVESTING IN THE NOTES INVOLVES CERTAIN RISKS WHICH ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 7 OF THIS PROSPECTUS.

                           -------------------------

                                                         PER NOTE        TOTAL
                                                         --------        -----
Public offering price(1)...............................      %             $
Underwriting discount..................................      %             $
Proceeds, before expenses, to Republic Services........      %             $

     (1) Plus accrued interest from          , 1999, if settlement occurs after
         that date

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     The notes will be ready for delivery in book-entry form only through the
Depository Trust Company on or about          , 1999.

                           -------------------------
                          Joint Book-Running Managers

MERRILL LYNCH & CO.                        NATIONSBANC MONTGOMERY SECURITIES LLC
                           -------------------------

BANC ONE CAPITAL MARKETS, INC.
               CHASE SECURITIES INC.
                               DEUTSCHE BANK SECURITIES
                                            DONALDSON, LUFKIN & JENRETTE
                                                      SALOMON SMITH BARNEY
                           -------------------------

               The date of this prospectus is             , 1999.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Prospectus Summary..........................................     3
Risk Factors................................................     7
Use of Proceeds.............................................    10
Capitalization..............................................    10
Selected Financial Data.....................................    11
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................    13
Business....................................................    26
Management..................................................    40
Security Ownership of Beneficial Owners and Management......    47
Intercompany Relationships and Related Transactions.........    49
Description of Other Indebtedness...........................    57
Description of the Notes....................................    58
United States Federal Income Tax Considerations.............    68
Underwriting................................................    74
Legal Matters...............................................    76
Experts.....................................................    76
Available Information.......................................    77
Index to Financial Statements...............................   F-1

                           -------------------------

     You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

                               PROSPECTUS SUMMARY

     This summary highlights some information contained in this prospectus. The summary may not contain all of the information that is important to you. You should carefully read the entire prospectus, including the risk factors and the financial statements, in order to understand this offering. With the exception of the section of this prospectus captioned "Description of the Notes," where we refer to ourself in this prospectus, including our references to "Republic Services" or "our company," we mean Republic Services, Inc. and its subsidiaries since we completed our initial public offering of common stock in July 1998, along with the historical operating results and activities of, and assets and liabilities of, the solid waste services business and operations of AutoNation, Inc. before we completed our initial public offering of common stock in July 1998.

     This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results we discuss in the forward-looking statements. We discuss some of the factors that might cause differences in actual results in the "Risk Factors" section of this prospectus.

                                  OUR COMPANY

     We are a leading provider of services in the domestic non-hazardous solid waste industry. We provide non-hazardous solid waste collection services for commercial, industrial, municipal and residential customers through 139 collection companies in 26 states. We also own or operate 76 transfer stations and 58 solid waste landfills. We had revenue of $403.5 million and operating income of $79.4 million for the three months ended March 31, 1999 and revenue of $300.8 million and operating income of $59.0 million for the three months ended March 31, 1998. We had revenue of $1,369.1 million and operating income of $284.3 million in the year ended December 31, 1998, and revenue of $1,127.7 million and operating income of $201.3 million in the year ended December 31, 1997. We believe that the $241.4 million, or 21.4%, increase in revenue and the $83.0 million, or 41.2%, increase in operating income from 1997 to 1998 are primarily attributable to the successful execution of our growth and operating strategies.

     Our presence in high growth markets throughout the Sunbelt, including Florida, Georgia, Nevada, Southern California and Texas and other domestic markets that have experienced higher than average population growth during the past several years supports our internal growth strategy. We believe that our presence in these markets positions our company to experience growth at rates that are generally higher than the industry's overall growth rate.

     Since 1995, we have acquired numerous solid waste companies with an aggregate of over $1.4 billion in annual revenue. We believe that we are well positioned to continue to increase our revenue and operating income through acquisitions in addition to our internal growth. We focus our acquisition growth strategy on the approximately $8.0 billion of revenue generated by the over 5,000 privately held solid waste companies in 1997. We believe that several factors enhance our ability to acquire many of these privately held companies, including,

          - increasing competition in the solid waste industry,

          - increasing requirements for capital as a result of regulatory changes in the solid waste industry, and

          - the existence of only a limited number of exit strategies for the owners and principals of these privately held solid waste companies.

     Until our initial public offering of common stock in July 1998, we were a wholly owned subsidiary of AutoNation, Inc., formerly known as Republic Industries, Inc. Recently, AutoNation completed the sale of substantially all of its shares of our common stock through a secondary public offering.

                               THE NOTES OFFERING

The Issuer......................................  Republic Services, Inc., a Delaware corporation
                                                  110 S.E. Sixth Street, 28th Floor
                                                  Fort Lauderdale, Florida 33301
                                                  (954) 769-2400

Notes Offered...................................  $500,000,000 aggregate principal amount of      %
                                                  notes due 2009.

Interest Rate...................................          % per year.

Maturity Date...................................          , 2009.

Interest Payment Dates..........................  On             and             of each year,
                                                  beginning on             , 1999.

Ranking.........................................  The notes will rank equally with all of our other senior unsecured indebtedness, including
                                                  indebtedness outstanding under our revolving credit
                                                  facility.

Optional Redemption.............................  We may redeem some or all of the notes at any time.
                                                  We describe the redemption price under the heading
                                                  "Description of the Notes -- Optional Redemption."

Form of Note....................................  One or more global securities, held in the name of
                                                  The Depository Trust Company.

Covenants.......................................  The indenture governing the notes will contain covenants that, among other things, generally will
                                                  limit our ability and the ability of our
                                                  subsidiaries to:
                                                  - enter into sale and leaseback transactions;
                                                  - consolidate, merge or sell all or substantially
                                                    all of our assets; and
                                                  - create liens.
                                                  These covenants are subject to important exceptions
                                                  and qualifications, which are described under the
                                                  heading "Description of the Notes" in this
                                                  prospectus.

Use of Proceeds.................................  We intend to use the net proceeds from the sale of the notes to reduce amounts outstanding under our
                                                  revolving credit facility.

     SUMMARY HISTORICAL, PRO FORMA AND PRO FORMA AS ADJUSTED FINANCIAL DATA
                (IN MILLIONS, EXCEPT RATIOS AND PER SHARE DATA)

     In the table below, we provide you with a summary of our historical, pro forma and pro forma as adjusted financial and operating data for the periods indicated. The summary historical, pro forma and pro forma as adjusted financial data set forth below should be read in conjunction with our Consolidated Financial Statements and their Notes included elsewhere in this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations." See Notes 1, 3, 6 and 9 of Notes to Consolidated Financial Statements for a discussion of basis of presentation, business combinations, stockholders' equity and restructuring and other charges. The pro forma data set forth below assumes the initial public offering and the repayment in full of the amounts due to AutoNation occurred as of January 1, 1998. The pro forma as adjusted financial data further gives effect to the sale of $500.0 million of the notes offered hereby and the application of net proceeds of $495.0 million as if such transaction had occurred as of the beginning of the periods presented. The summary historical, pro forma and pro forma as adjusted financial data below is not necessarily indicative of the results of operations or financial position which would have resulted had our separation from AutoNation, our initial public offering and our sale of $500.0 million of the notes offered hereby occurred at the beginning of the periods presented.

                                  THREE MONTHS ENDED MARCH 31,                       YEAR ENDED DECEMBER 31,
                                ---------------------------------   ---------------------------------------------------------
                                 PRO FORMA                           PRO FORMA
                                AS ADJUSTED                         AS ADJUSTED   PRO FORMA
                                   1999         1999       1998        1998         1998        1998       1997       1996
                                -----------   --------   --------   -----------   ---------   --------   --------   ---------
                                                        (UNAUDITED)
                                -----------------------------------------------------------
STATEMENT OF OPERATIONS DATA:
Revenue.......................   $  403.5     $  403.5   $  300.8    $1,369.1     $1,369.1    $1,369.1   $1,127.7   $  953.3
Expenses:
  Cost of operations..........      244.7        244.7      185.9       842.7        842.7       842.7      723.0      628.3
  Depreciation, amortization
    and depletion.............       33.4         33.4       23.8       106.3        106.3       106.3       86.1       75.3
  Selling, general and
    administrative............       46.0         46.0       32.1       135.8        135.8       135.8      117.3      135.3
  Restructuring and other
    charges...................         --           --         --          --           --          --         --        8.8
                                 --------     --------   --------    --------     --------    --------   --------   --------
Operating income..............       79.4         79.4       59.0       284.3        284.3       284.3      201.3      105.6
Interest expense..............      (12.7)       (11.3)      (5.4)      (33.9)        (7.4)      (44.7)     (25.9)     (29.7)
Interest income...............        2.6          2.6         .5         1.5          1.5         1.5        4.9       11.7
Other income (expense), net...        (.1)         (.1)        .3         (.9)         (.9)        (.9)       1.8        2.2
                                 --------     --------   --------    --------     --------    --------   --------   --------
Income before income taxes....       69.2         70.6       54.4       251.0        277.5       240.2      182.1       89.8
Provision for income taxes....       26.6         27.2       19.6        90.4         99.9        86.5       65.9       38.0
                                 --------     --------   --------    --------     --------    --------   --------   --------
Net income....................   $   42.6     $   43.4   $   34.8    $  160.6     $  177.6    $  153.7   $  116.2   $   51.8
                                 ========     ========   ========    ========     ========    ========   ========   ========
Basic and diluted earnings per
  share(a)....................   $    .24     $    .25   $    .36    $    .92     $   1.01    $   1.13   $   1.21   $    .54
                                 ========     ========   ========    ========     ========    ========   ========   ========
Weighted average common and
  common equivalent shares
  outstanding(a)..............      175.4        175.4       95.7       175.4        175.4       135.6       95.7       95.7
                                 ========     ========   ========    ========     ========    ========   ========   ========

                                  THREE MONTHS ENDED MARCH 31,                       YEAR ENDED DECEMBER 31,
                                ---------------------------------   ---------------------------------------------------------
                                 PRO FORMA                           PRO FORMA
                                AS ADJUSTED                         AS ADJUSTED   PRO FORMA
                                   1999         1999       1998        1998         1998        1998       1997       1996
                                -----------   --------   --------   -----------   ---------   --------   --------   ---------
                                                        (UNAUDITED)
                                -----------------------------------------------------------

OTHER OPERATING DATA:
EBITDA(b).....................   $  112.8     $  112.8   $   82.8    $  390.6     $  390.6    $  390.6   $  287.4   $  180.9
EBITDA margin(c)..............       28.0%        28.0%      27.5%       28.5%        28.5%       28.5%      25.5%      19.0%
Capital expenditures..........   $   55.7     $   55.7   $   29.0    $  193.0     $  193.0    $  193.0   $  165.3   $  146.9
Cash flows from operating
  activities..................       63.2         64.0       80.3       278.0        295.0       271.1      279.4      143.5
Cash flows from investing
  activities..................     (489.1)      (489.1)     (21.2)     (607.4)      (607.4)     (607.4)    (168.1)    (175.7)
Cash flows from financing
  activities..................     (116.2)      (116.2)     (59.1)      892.9        892.9       892.9     (135.5)      20.3
Ratio of earnings to fixed
  charges(d)..................        5.4x         5.9x       9.9x        7.6x        25.3x        5.9x       7.3x       3.7x

                                                                    MARCH 31,
                                                              ----------------------
                                                               PRO FORMA                        DECEMBER 31,
                                                              AS ADJUSTED              ------------------------------
                                                                 1999         1999       1998       1997       1996
                                                              -----------   --------   --------   --------   --------
                                                                   (UNAUDITED)
                                                              ----------------------
BALANCE SHEET DATA:
Cash and cash equivalents...................................   $   15.3     $   15.3   $  556.6   $     --   $   24.2
Total assets................................................    2,793.3      2,788.3    2,812.1    1,348.0    1,090.3
Amounts due to AutoNation(e)................................         --           --         --      266.1      254.9
Total debt..................................................      947.6        942.6    1,057.1       75.1      142.7
Total stockholders' equity..................................    1,344.5      1,344.5    1,299.1      750.8      494.5

---------------

(a) Prior to our initial public offering on July 1, 1998, we had only 100 shares of common stock outstanding, all of which were owned by AutoNation. Historical share and per share data have been retroactively adjusted for the recapitalization of our 100 shares of common stock into 95.7 million shares of common stock in July 1998.
(b) EBITDA represents operating income plus depreciation, amortization and depletion. While EBITDA data should not be construed as a substitute for operating income, net income or cash flows from operations in analyzing our operating performance, financial position and cash flows, we have included EBITDA data, which is not a measure of financial performance under generally accepted accounting principles, because we believe that this data is commonly used by certain investors to evaluate a company's performance in the solid waste industry. Due to the fact that not all companies calculate non-GAAP measures in the same manner, the EBITDA presentation herein may not be comparable to similarly titled measures reported by other companies.
(c) EBITDA margin represents EBITDA divided by revenue.
(d) The ratio of earnings to fixed charges is determined by dividing the sum of income before income taxes, interest expense, income tax expense and a portion of rent expense representative of the interest component by the sum of interest expense and the portion of rent expense representative of the interest component.
(e) In July 1998, we repaid all amounts due to AutoNation as of June 30, 1998 through the issuance of common stock and through all of the proceeds of our initial public offering.

                                  RISK FACTORS

     You should carefully consider the risks below before making a decision to invest in our notes. You should carefully consider these risk factors, together with all of the other information included in this prospectus, before you make an investment decision.

     If any of the following risks, or other risks not presently known to us or that we currently believe to not be significant, develop into actual events, then our business, financial condition, results of operations or prospects could be materially adversely affected.

WE OPERATE IN A HIGHLY COMPETITIVE INDUSTRY AND MAY BE UNABLE TO COMPETE EFFECTIVELY.

     We operate in a highly competitive business environment. Some of our competitors have significantly larger operations and may have significantly greater financial resources than we do. In addition, the solid waste industry is constantly changing as a result of rapid consolidation which may create additional competitive pressures in our business environment.

     We also compete with municipalities that maintain their own waste collection or disposal operations. These municipalities may have a financial advantage over us as a result of the availability of tax revenue and tax-exempt financing.

     In each market in which we own or operate a landfill, we compete for solid waste volume on the basis of disposal or "tipping" fees, geographical location and quality of operations. Our ability to obtain solid waste volume for our landfills may be limited by the fact that some major collection companies also own or operate landfills to which they send their waste.

     We compete for collection accounts primarily on the basis of price and the quality of services. From time to time our competitors may reduce the price of their services in an effort to expand their market share or to win a competitively bid municipal contract.

     As a result, we may have difficulty competing effectively from time to time.

WE MAY BE UNABLE TO EXECUTE OUR ACQUISITION GROWTH STRATEGY.

     Our ability to execute our growth strategy depends in part on our ability to identify and acquire desirable acquisition candidates as well as our ability to successfully integrate the acquired operations into our business. The consolidation of our operations with the operations of acquired companies, including the integration of systems, procedures, personnel and facilities, the relocation of staff, and the achievement of anticipated cost savings, economies of scale and other business efficiencies, presents significant challenges to our management, particularly if several acquisitions occur at the same time. In short, we cannot assure you that:

     - we will be able to identify desirable acquisition candidates;

     - we will be able to acquire any of the identified candidates;

     - we will effectively integrate companies which are acquired and fully realize the expected cost savings, economies of scale or business efficiencies; or

     - any acquisitions will be profitable or accretive to our earnings.

     Additional factors may negatively impact our acquisition growth strategy. Our acquisition strategy requires spending significant amounts of capital. If we are unable to obtain additional needed financing on acceptable terms, we may need to reduce the scope of our acquisition growth strategy, which could have a material adverse effect on our growth prospects. The intense competition among our competitors pursuing the same acquisition candidates may increase purchase prices for solid waste businesses and increase our capital requirements. In addition, our inability to account for acquisitions under the pooling of interests method of accounting until May 2001 may impede our ability to complete some transactions. If any of the aforementioned factors force us to alter our growth strategy, our financial condition, results of operations and growth prospects could be adversely affected.

WE MAY BE UNABLE TO MANAGE OUR GROWTH EFFECTIVELY.

     Our growth strategy places significant demands on our financial, operational and management resources. In order to continue our growth, and to operate independently of AutoNation, we will need to add administrative and other personnel, and make additional investments in operations and systems. We cannot assure you that we will be able to find and train qualified personnel, or do so on a timely basis, or expand our operations and systems to the extent, and in the time, required.

BUSINESSES WE ACQUIRE MAY HAVE UNDISCLOSED LIABILITIES.

     In pursuing our acquisition strategy, our investigations of the acquisition candidates may fail to discover certain undisclosed liabilities of the acquisition candidates. If we acquire a company having undisclosed liabilities, as a successor owner we may be responsible for such undisclosed liabilities. We typically try to minimize our exposure to such liabilities by obtaining indemnification from each seller of the acquired companies, by deferring payment of a portion of the purchase price as a security for the indemnification and by acquiring only specified assets. However, we cannot assure you that we will be able to obtain indemnifications or that they will be enforceable, collectible or sufficient in amount, scope or duration to fully offset any undisclosed liabilities arising from our acquisitions.

WE DEPEND ON KEY PERSONNEL.

     Our future success depends on the continued contributions of several key employees and officers. Most of our officers do not have employment agreements and we do not maintain key man life insurance policies on any of our officers. The loss of the services of key employees and officers, whether such loss is through resignation or other causes, or the inability to attract additional qualified personnel, could have a material adverse effect on our financial condition, results of operations and growth prospects.

COMPLIANCE WITH ENVIRONMENTAL REGULATION MAY IMPEDE OUR GROWTH.

     We may need to spend considerable time, effort and capital to keep our facilities in compliance with federal, state and local requirements regulating health, safety, environment, zoning and land use. In addition, some of our waste operations that cross state boundaries could be adversely affected if the federal government, or the state or locality in which these waste operations are located, imposes discriminatory fees on, or otherwise limits or prohibits, the transportation or disposal of solid waste. If environmental laws become more stringent, our environmental capital expenditures and costs for environmental compliance may increase in the future. In addition, due to the possibility of unanticipated events or regulatory developments, the amounts and timing of future environmental expenditures could vary substantially from those we currently anticipate. Because of the nature of our operations, we have in the past and may in the future be named as a potentially responsible party in connection with the investigation or remediation of environmental conditions. We cannot assure you that the resolution of these investigations will not have a material adverse effect on our financial condition or results of operations. A significant judgment or fine against our company, or our loss of significant permits or licenses, could have a material adverse effect on our financial condition, results of operations or prospects.

     Citizens' groups have become increasingly active in challenging the grant or renewal of permits and licenses for landfills and other waste facilities. Responding to the challenges presented by those citizens' groups has at times further increased our costs and extended the time associated with establishing new facilities and expanding existing facilities.

     We currently accrue for landfill closure and post-closure costs based on consumption of landfill airspace. As of December 31, 1998, assuming that all available landfill capacity is used, we expect to expense approximately $370.5 million of landfill closure and post-closure costs over the remaining lives of these facilities. We cannot assure you that our reserves for landfill and environmental costs will be adequate to cover the requirements of existing environmental regulations, future changes or interpretations of existing regulations or the identification of adverse environmental conditions previously unknown to us.

POTENTIAL YEAR 2000 PROBLEMS MAY ADVERSELY AFFECT OUR BUSINESS.

     We use computer software and related technologies throughout our business that are likely to be affected by the date change in the year 2000. We may not discover and remediate all potential problems with our systems in a timely manner. In addition, computer software and related technologies used by our customers, service providers, vendors and suppliers are likely to be affected by the year 2000 date change. Failure of any of these parties to properly process dates for the year 2000 and thereafter could result in unanticipated expenses and delays to us, including delays in the payment by our customers for services provided and delays in our ability to conduct normal banking operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000."

SEASONAL CHANGES AND ECONOMIC FLUCTUATIONS MAY ADVERSELY AFFECT OUR BUSINESS AND OPERATIONS.

     Our operations may be adversely affected by periods of inclement weather which could delay the collection and disposal of waste, reduce the volume of waste generated or delay the construction or expansion of our landfill sites and other facilities.

     Our commercial and industrial collection operations, and our landfills which accept construction and demolition debris, may be adversely affected by periods of economic downturn or declines in the construction industry.

OUR AGREEMENTS WITH AUTONATION MAY NOT BE AS FAVORABLE AS AGREEMENTS WITH THIRD PARTIES.

     We entered into agreements with AutoNation while we were its wholly owned subsidiary. We cannot assure you that these agreements were made on terms as favorable as could have been obtained from parties with whom we were not related.

                                USE OF PROCEEDS

     The net proceeds we will receive from the sale of the notes are estimated to be $495.0 million, after deducting the underwriting discount and other offering expenses.

     We expect to use the net proceeds from this offering to repay $378.0 million and $117.0 million of the short-term and long-term portions of our revolving credit facility, respectively, which amounts will be available to be reborrowed. Our credit facility is unsecured and consists of a long-term revolving credit facility of $500.0 million expiring July 2003 and a short-term revolving credit facility of $500.0 million expiring July 1999. Interest under the revolving credit facility is based on LIBOR rates. We used the proceeds of our revolving credit facility to complete acquisitions and to fund capital expenditures, as well as for working capital.

                                 CAPITALIZATION

     The following table summarizes our capitalization as of March 31, 1999 and as adjusted to give effect to our receipt of the estimated net proceeds from the sale by our company of $500.0 million of the notes we are selling hereunder. For the three months ended March 31, 1999, our borrowings under our short-term and long-term credit facility had a weighted average interest rate of 5.71%. You should read this information in conjunction with our Consolidated Financial Statements and the related Notes that appear in this prospectus beginning on page F-1.

                                                               AS OF MARCH 31, 1999
                                                              ----------------------
                                                                          PRO FORMA
                                                               ACTUAL    AS ADJUSTED
                                                              --------   -----------
                                                               (IN MILLIONS, EXCEPT
                                                                   SHARE DATA)
Cash and cash equivalents...................................  $   15.3    $   15.3
                                                              ========    ========
Notes payable and current maturities of long-term debt:
  Short-term credit facility(1).............................  $  378.0    $     --(4)
  Other debt................................................       7.2         7.2
                                                              --------    --------
    Total notes payable and current maturities of long-term
     debt...................................................     385.2         7.2
                                                              --------    --------
Long-term debt, net of curent maturities:
  Long-term credit facility.................................     500.0       383.0(4)
  Senior notes..............................................        --       500.0
  Other debt................................................      57.4        57.4
                                                              --------    --------
    Total long-term debt....................................     557.4       940.4
                                                              --------    --------
    Total debt(2)...........................................     942.6       947.6
                                                              --------    --------
Stockholders' equity:
  Preferred stock, par value $.01 per share; 50,000,000
    shares authorized; none issued..........................        --          --
  Common stock, par value $.01 per share; 375,000,000 shares authorized; 175,412,500 shares issued and
    outstanding(3)..........................................       1.8         1.8
Additional paid-in capital..................................   1,205.5     1,205.5
Retained earnings...........................................     137.2       137.2
                                                              --------    --------
    Total stockholders' equity..............................   1,344.5     1,344.5
                                                              --------    --------
        Total capitalization................................  $2,287.1    $2,292.1
                                                              ========    ========

---------------

(1) We are currently negotiating with our lenders to extend the maturity of the portion of our credit facility expiring July 1999 to July 2000.
(2) For a description of our outstanding debt, see "Description of Other Indebtedness."
(3) Excludes (A) 12.6 million shares subject to options outstanding as of the date of this prospectus and (B) 7.4 million additional shares reserved for issuance pursuant to options available for grant under our stock option plan. See "Management -- Stock Incentive Plan."
(4) Reflects repayment of $378.0 million and $117.0 million of the short-term and long-term portions of our credit facility.

                              SELECTED FINANCIAL DATA
                   (IN MILLIONS EXCEPT RATIOS AND PER SHARE DATA)

     The following table presents selected financial data of our company for the periods and dates indicated. Our selected statement of operations data and other operating data for each of the full fiscal years 1998, 1997, 1996 and 1995, and our selected balance sheet data at December 31, 1998, 1997 and 1996 presented below were derived from our Consolidated Financial Statements, which have been audited by Arthur Andersen LLP, independent certified public accountants. Our selected statement of operations data and other operating data for the full fiscal year 1994, and our selected balance sheet data at December 31, 1995 and 1994 presented below are derived from our unaudited consolidated financial statements, which we believe reflect all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of this data. Our selected financial data for the three months ended March 31, 1999 and 1998 and as of March 31, 1999 are derived from our unaudited interim consolidated financial statements included elsewhere in this prospectus. The unaudited interim consolidated financial statements include all material adjustments, consisting only of normal recurring adjustments, which we consider necessary for a fair presentation of our financial position and results of operations for these periods. Operating results for the three months ended March 31, 1999 are not necessarily indicative of the results that may be expected for a full year. You should read the following selected financial data along with our Consolidated Financial Statements and their Notes as of March 31, 1999 (unaudited) and December 31, 1998 and 1997 and for the three months ended March 31, 1999 and 1998 (unaudited) and for each of the three years in the period ended December 31, 1998, included elsewhere in this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations." See Notes 1, 3, 6 and 9 of the Notes to our Consolidated Financial Statements for a discussion of basis of presentation, business combinations, stockholders' equity and restructuring and other charges and their effect on comparability of year-to-year data.

                                               THREE MONTHS
                                              ENDED MARCH 31,                     YEAR ENDED DECEMBER 31,
                                            -------------------   -------------------------------------------------------
                                              1999       1998       1998       1997       1996       1995        1994
                                            --------   --------   --------   --------   --------   --------   -----------
                                                (UNAUDITED)                                                   (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenue...................................   $403.5     $300.8    $1,369.1   $1,127.7    $953.3     $805.0      $610.1
Expenses:
  Cost of operations......................    244.7      185.9      842.7      723.0      628.3      507.1       380.8
  Depreciation, amortization and
    depletion.............................     33.4       23.8      106.3       86.1       75.3       63.0        53.2
  Selling, general and administrative.....     46.0       32.1      135.8      117.3      135.3      137.7       115.0
  Restructuring and other charges.........       --         --         --         --        8.8        3.3          --
                                             ------     ------    --------   --------    ------     ------      ------
Operating income..........................     79.4       59.0      284.3      201.3      105.6       93.9        61.1
Interest expense..........................    (11.3)      (5.4)     (44.7)     (25.9)     (29.7)     (19.1)      (13.2)
Interest income...........................      2.6         .5        1.5        4.9       11.7        4.4         1.5
Other income (expense), net...............      (.1)        .3        (.9)       1.8        2.2        1.8        (5.5)
                                             ------     ------    --------   --------    ------     ------      ------
Income from continuing operations before
  income taxes............................     70.6       54.4      240.2      182.1       89.8       81.0        43.9
Provision for income taxes................     27.2       19.6       86.5       65.9       38.0       31.6        17.0
                                             ------     ------    --------   --------    ------     ------      ------
Income from continuing operations.........     43.4       34.8      153.7      116.2       51.8       49.4        26.9
Loss from discontinued operations.........       --         --         --         --         --      (24.8)       (5.4)
                                             ------     ------    --------   --------    ------     ------      ------
Net income................................   $ 43.4     $ 34.8    $ 153.7    $ 116.2     $ 51.8     $ 24.6      $ 21.5
                                             ======     ======    ========   ========    ======     ======      ======
Basic and diluted earnings per share(a)...   $  .25     $  .36    $  1.13    $  1.21     $  .54     $  .26      $  .22
                                             ======     ======    ========   ========    ======     ======      ======
Weighted average common and common
  equivalent shares outstanding(a)........    175.4       95.7      135.6       95.7       95.7       95.7        95.7
                                             ======     ======    ========   ========    ======     ======      ======

                                               THREE MONTHS
                                              ENDED MARCH 31,                     YEAR ENDED DECEMBER 31,
                                            -------------------   -------------------------------------------------------
                                              1999       1998       1998       1997       1996       1995        1994
                                            --------   --------   --------   --------   --------   --------   -----------
                                                (UNAUDITED)                                                   (UNAUDITED)
OTHER OPERATING DATA:
EBITDA(b).................................   $112.8     $ 82.8    $ 390.6    $ 287.4     $180.9     $156.9      $114.3
EBITDA margin(c)..........................     28.0%      27.5%      28.5%      25.5%      19.0%      19.5%       18.7%
Capital expenditures......................   $ 55.7     $ 29.0    $ 193.0    $ 165.3     $146.9     $147.9      $ 41.8
Cash flows from operating activities......     64.0       80.3      271.1      279.4      143.5      125.4        59.0
Cash flows from investing activities......   (489.1)     (21.2)    (607.4)    (168.1)    (175.7)    (110.7)      (62.4)
Cash flows from financing activities......   (116.2)     (59.1)     892.9     (135.5)      20.3        2.8         5.8
Ratio of earnings to fixed charges(d).....      5.9x       9.9x       5.9x       7.3x       3.7x       4.4x        3.6x

                                                                                         DECEMBER 31,
                                                        MARCH 31,    ----------------------------------------------------
                                                          1999         1998       1997       1996       1995       1994
                                                       -----------   --------   --------   --------   --------   --------
                                                       (UNAUDITED)                                        (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents............................    $   15.3    $ 556.6    $    --    $  24.2     $ 36.1     $ 39.2
Total assets.........................................     2,788.3    2,812.1    1,348.0    1,090.3      838.9      681.1
Amounts due to AutoNation(e).........................          --         --      266.1      254.9      125.0       27.4
Total debt...........................................       942.6    1,057.1       75.1      142.7      160.1      195.2
Total stockholders' equity...........................     1,344.5    1,299.1      750.8      494.5      372.2      272.4

---------------

(a) Prior to our initial public offering on July 1, 1998, we had only 100 shares of common stock outstanding, all of which AutoNation owned. Historical share and per share data have been retroactively adjusted for the recapitalization of our 100 shares of common stock into 95.7 million shares of common stock in July 1998.
(b) EBITDA represents operating income plus depreciation, amortization and depletion. While EBITDA data should not be construed as a substitute for operating income, net income or cash flows from operations in analyzing our operating performance, financial position and cash flows, we have included EBITDA data, which is not a measure of financial performance under generally accepted accounting principles, because we believe that this data is commonly used by certain investors to evaluate a company's performance in the solid waste industry. Due to the fact that not all companies calculate non-GAAP measures in the same manner, the EBITDA presentation herein may not be comparable to similarly titled measures reported by other companies.
(c) EBITDA margin represents EBITDA divided by revenue.
(d) The ratio of earnings to fixed charges is determined by dividing the sum of income before income taxes, interest expense, income tax expense and a portion of rent expense representative of the interest component by the sum of interest expense and the portion of rent expense representative of the interest component.
(e) In July 1998, we repaid all amounts due to AutoNation as of June 30, 1998 through the issuance of common stock and through all of the proceeds of our initial public offering.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     You should read the following discussion in conjunction with our Consolidated Financial Statements and their Notes contained in this prospectus. All references to historical share and per share data of our common stock have been retroactively adjusted for the recapitalization of the 100 shares of our common stock into 95,688,083 shares of common stock in July 1998.

OVERVIEW

     In May 1998, AutoNation announced its intention to separate our company, which at the time was a wholly owned subsidiary of AutoNation, from AutoNation, and for our company to complete an initial public offering of common stock. As a result, we entered into certain agreements with AutoNation providing for the separation and governing various interim and ongoing relationships between our company and AutoNation.

     As part of the separation, and prior to our initial public offering of common stock, we declared and paid a $2.0 billion dividend in April 1998 to AutoNation with a series of promissory notes. In addition, we owed AutoNation approximately $139.5 million and owed Republic Resources Company, at that time a subsidiary of ours, approximately $165.4 million, net of an approximate $90.5 million that Resources owed to our company. On June 30, 1998, we repaid $565.4 million of the promissory notes that we owed to AutoNation with cash, assets we received from Resources and with the receivable that Resources owed to our company. In addition, we distributed all of our shares of common stock of Resources to AutoNation. We repaid the approximately $139.5 million we owed to AutoNation and the approximately $255.9 million we owed to Resources by issuing 16,474,417 shares of our common stock to AutoNation, and we repaid the remaining balance of the promissory notes due to AutoNation with the net proceeds from our issuance and sale of 63,250,000 shares of common stock in our initial public offering completed in July 1998, which totalled approximately $1.4 billion.

     Following our initial public offering and the repayment of amounts due to AutoNation, AutoNation owned approximately 63.9% of the outstanding shares of our common stock. Following the recapitalization of our common stock, repayment of amounts due to AutoNation and our initial public offering, we had the following shares of common stock outstanding (in millions):

Recapitalization of our common stock........................   95.7
Repayment of amounts due to AutoNation......................   16.5
Initial public offering of common stock.....................   63.2
                                                              -----
                                                              175.4
                                                              =====

     In March 1999, AutoNation exercised registration rights that it had with our company in order to be able to sell its entire interest in our company, consisting of approximately 112.2 million shares of common stock, and in May 1999, AutoNation sold 100.0 million shares of common stock in a secondary public offering. The remaining 12.2 million shares owned by AutoNation are subject to an over-allotment option which may be exercised by the underwriters in whole or in part on or before May 26, 1999. We received no proceeds in the secondary public offering and will receive no proceeds upon any exercise by the underwriters of the over-allotment option.

     Prior to our initial public offering, our employees received options under AutoNation's stock option plans. In March 1999, options to purchase approximately 8.3 million shares of AutoNation common stock were cancelled and were replaced, on a one-for-one basis, with options to purchase shares of our common stock under our 1998 Stock Incentive Plan. These replacement options retained the vesting and exercise rights of the original options, subject to exercise limitations for individuals who signed stock option repricing agreements with AutoNation. The individual replacement options are priced so that the unrealized gain or loss on each grant of AutoNation options will generally be maintained under the replacement options. The compensation expense related to our granting of replacement options with exercise prices below the quoted market price of the common stock at the date of grant is approximately $2.0 million, which we recorded in the first quarter of 1999 as a one-time charge to earnings. As of April 30, 1999, options to purchase a total of approximately 12.6 million shares of Class A common stock, at a weighted average exercise price of $18.50 per share, were outstanding under our 1998 Stock Incentive Plan, approximately 2.6 million of which were exercisable.

     Prior to our initial public offering, we were a wholly owned subsidiary of AutoNation. As a result, AutoNation provided us with various services including:

     - accounting,

     - auditing,

     - cash management,

     - corporate communications,

     - corporate development,

     - financial and treasury,

     - human resources and benefit plan administration,

     - insurance and risk management,

     - legal,

     - purchasing and

     - tax services.

     AutoNation also provided our company with the services of a number of its executives and employees. In consideration for these services, AutoNation allocated to our company a portion of its general and administrative costs related to these services. This allocation had historically been based on the proportion of our invested capital as a percentage of the consolidated invested capital of AutoNation and its subsidiaries, including our company. In June 1998, we entered into a services agreement with AutoNation under which AutoNation agreed to continue to provide various services to our company in exchange for a monthly fee of $1.25 million. This fee is subject to review and adjustment from time to time as we reduce the services we require from AutoNation. Effective January 1, 1999, we negotiated a reduction in this fee to $0.9 million per month. The services agreement has a one-year term and expires on June 30, 1999. Our management believes that the amounts allocated to our company and/or charged under the services agreement were no less favorable to our company than costs we would have incurred to obtain such services on our own or from unaffiliated third parties.

     The historical consolidated financial information included in this prospectus does not necessarily reflect what our financial position and results of operations would have been had we been operated as a separate, stand-alone entity during the periods presented.

OUR BUSINESS

     We are a leading provider of non-hazardous solid waste collection and disposal services in the United States. We provide solid waste collection services for commercial, industrial, municipal and residential customers through 139 collection companies in 26 states. We also own or operate 76 transfer stations and 58 solid waste landfills.

     We generate revenue primarily from our solid waste collection operations, and our remaining revenue is from landfill disposal services and other services, including recycling and composting operations. Collection, transfer and disposal, recycling and other services accounted for approximately 78.7%, 10.1%, 3.1% and 8.1%, respectively, of consolidated revenue for the year ended December 31, 1998.

     Our revenue from collection operations consists of fees we receive from commercial, industrial, municipal and residential customers. In 1998, our revenue from collection services was approximately one third from services provided to commercial customers, one third from services provided to industrial customers and one third from services provided to municipal and residential customers. Our residential and commercial collection operations in some markets are based on long-term contracts with municipalities. We generally provide industrial and commercial collection operations to individual customers under contracts with terms up to three years. Our revenue from landfill operations is from disposal or tipping fees charged to third parties. In general, we integrate our recycling operations with our collection operations and obtain revenue from the sale of recyclable materials. No one customer has individually accounted for more than 10% of our consolidated revenue in any of the last three years.

     The cost of our collection operations is primarily variable and includes disposal, labor, fuel and equipment maintenance costs. We try to be more efficient by controlling the movement of waste streams from the point of collection through disposal. During 1998, we disposed of approximately 40% of the total volume of waste we collected at our landfills. Our landfill cost of operations includes most daily operating expenses, costs of capital for cell development, accruals for closure and post-closure costs, and the legal and administrative costs of ongoing environmental compliance. We expense all indirect landfill development costs as they are incurred and we capitalize and deplete the following direct landfill development costs based on consumed airspace:

     - engineering,

     - upgrading,

     - cell construction and

     - permitting costs.

BUSINESS COMBINATIONS

     We make decisions to acquire or invest in businesses based on financial and strategic considerations.

     We have retroactively included significant businesses that we acquired and accounted for under the pooling of interests method of accounting in our consolidated financial statements as if the companies had operated as one entity since inception. We have included businesses that we acquired and accounted for under the purchase method of accounting in our consolidated financial statements from the date of acquisition.

     In September 1998, we signed an agreement with Waste Management, Inc. to acquire assets and to enter into disposal agreements at various Waste Management facilities. By March 1999, we had completed the purchase of the assets for approximately $438.0 million in cash plus properties. The assets included 16 landfills, 11 transfer stations and 139 commercial collection routes across the United States, and were accounted for under the purchase method of accounting. $251.1 million of the purchase price for these assets was paid during the three months ended March 31, 1999.

     In addition to the acquisitions from Waste Management, we also acquired various other solid waste businesses during the three months ended March 31, 1999, which were accounted for under the purchase method of accounting. The aggregate purchase price we paid in these transactions was $189.9 million in cash.

     Prior to our initial public offering, AutoNation acquired various businesses operating in the solid waste services industry using cash and shares of AutoNation common stock. AutoNation then contributed these businesses to our company. We have applied the same accounting method AutoNation used in accounting for business acquisitions.

     During the year ended December 31, 1998, AutoNation acquired various solid waste services businesses which it contributed to our company. The aggregate purchase price AutoNation paid in transactions accounted for under the purchase method of accounting was $128.3 million, consisting of cash and approximately
3.4 million shares of AutoNation common stock. Subsequent to our initial public offering, we acquired various solid waste businesses. The aggregate purchase price we paid in transactions accounted for under the purchase method of accounting was $450.5 million consisting of cash and certain properties. Cost in excess of fair value of net assets acquired for 1998 acquisitions totaled approximately $572.4 million. As of December 31, 1998, we had intangible assets, net of accumulated amortization, of $918.3 million, which consists primarily of the cost in excess of fair value of net assets acquired. We amortize cost in excess of the fair value of net assets acquired over 40 years on a straight-line basis. As of December 31, 1998, the amortization expense associated with these intangible assets on an annualized basis is approximately $32.2 million. We believe the 40 year life assigned to the cost in excess of the fair value of net assets acquired is reasonable as the businesses we acquired are generally well-established companies which have been in existence for many years and have stable, long-term customer relationships.

     During the year ended December 31, 1997, AutoNation acquired various solid waste services businesses which it contributed to our company. The aggregate purchase price AutoNation paid in transactions accounted for under the purchase method of accounting was $147.9 million, consisting of cash and approximately
5.7 million shares of AutoNation common stock. Cost in excess of the fair value of net assets acquired in these acquisitions totaled $149.1 million. In addition, AutoNation issued an aggregate of approximately 34.1 million shares of AutoNation common stock in transactions accounted for under the pooling of interests method of accounting. Included in the shares of AutoNation common stock issued in acquisitions accounted for under the pooling of interests method of accounting are approximately 0.3 million shares issued for acquisitions that were not material individually or in the aggregate and, consequently, prior period financial statements were not restated for such acquisitions.

     During the year ended December 31, 1996, AutoNation acquired various solid waste services businesses which it contributed to our company. The aggregate purchase price AutoNation paid in transactions accounted for under the purchase method of accounting was $87.6 million, consisting of cash and approximately 6.6 million shares of AutoNation common stock. Cost in excess of the fair value of net assets acquired in these acquisitions totaled $73.6 million. In addition, AutoNation issued an aggregate of approximately 40.0 million shares of AutoNation common stock in transactions accounted for under the pooling of interests method of accounting. Included in the shares of AutoNation common stock issued in acquisitions accounted for under the pooling of interests method of accounting are approximately 1.1 million shares issued for acquisitions that were not material individually or in the aggregate and, consequently, prior period financial statements were not restated for such acquisitions.

     See Note 3, Business Combinations, of the Notes to our Consolidated Financial Statements, for further discussion of business combinations.

PRO FORMA CONSOLIDATED RESULTS OF OPERATIONS

     Our pro forma net income was $177.6 million, or $1.01 per share, for the year ended December 31, 1998. Our pro forma operating results assume our initial public offering and the repayment in full of the amounts we owed to AutoNation had occurred as of January 1, 1998.

     See Note 1, Basis of Presentation, of the Notes to our Consolidated Financial Statements, for further discussion of pro forma operating results.

CONSOLIDATED RESULTS OF OPERATIONS

  Three Months Ended March 31, 1999 and 1998

     Net income was $43.4 million for the three months ended March 31, 1999, or $.25 per share, as compared to $34.8 million, or $.36 per share, for the three months ended March 31, 1998.

     The following table summarizes our costs and expenses in millions of dollars and as a percentage of our revenue for the three months ended March 31:

                                                     1999       %       1998       %
                                                    ------    -----    ------    -----
                                                               (UNAUDITED)
Revenue...........................................  $403.5    100.0%   $300.8    100.0%
Cost of operations................................   244.7     60.6     185.9     61.8
Depreciation, amortization and depletion..........    33.4      8.3      23.8      7.9
Selling, general and administrative expenses......    42.0     10.4      32.1     10.7
Other charges.....................................     4.0      1.0        --       --
                                                    ------    -----    ------    -----
Operating income..................................  $ 79.4     19.7%   $ 59.0     19.6%
                                                    ======    =====    ======    =====

     Revenue. Revenue was $403.5 million and $300.8 million for the three months ended March 31, 1999 and 1998, respectively, which was an increase of 34.1%. Internal growth, consisting of price and primarily volume, accounted for 8.1% of the increase, and "tuck-in" acquisitions contributed 10.8%. Other acquisitions accounted for the remaining 15.2% of the increase.

     Cost of Operations. Cost of operations was $244.7 million for the three months ended March 31, 1999, versus $185.9 million for the comparable 1998 period. The increase in aggregate dollars is primarily due to acquisitions. Cost of operations as a percentage of revenue was 60.6% for the three months ended March 31, 1999, versus 61.8% for the comparable 1998 period. The decrease in these costs as a percentage of revenue is primarily a result of improved operating efficiencies and an increase in higher margin landfill operations primarily due to acquisitions.

     Depreciation, Amortization and Depletion. Depreciation, amortization and depletion expenses were $33.4 million for the three months ended March 31, 1999, versus $23.8 million for the comparable 1998 period. The increase in aggregate dollars is primarily due to acquisitions. Depreciation, amortization and depletion expenses as a percentage of revenue were 8.3% for the three months ended March 31, 1999, versus 7.9% for the comparable 1998 period. The increase in such expenses as a percentage of revenue is primarily the result of an increase in amortization expense due to acquisitions.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses were $42.0 million for the three months ended March 31, 1999, versus $32.1 million for the comparable 1998 period. The increase in aggregate dollars is primarily due to acquisitions. Selling, general and administrative expenses as a percentage of revenue were 10.4% for the three months ended March 31, 1999, versus 10.7% for the comparable 1998 period. The decrease in such expenses as a percentage of revenue is primarily due to leveraging our existing overhead structure over an expanding revenue base.

     Included in selling, general and administrative expenses are fees paid to AutoNation under the services agreement of $2.7 million for the three months ended March 31, 1999 and allocations of AutoNation's corporate general and administrative costs to us of $3.8 million for the three months ended March 31, 1998. See Note 10, Related Party Transactions, of the Notes to our Consolidated Financial Statements for further information.

     Other Charges. Other charges were $4.0 million for the three months ended March 31, 1999. These costs relate to our separation from AutoNation and consist primarily of $2.0 million of compensation expense related to the granting of replacement employee stock options at exercise prices below the quoted market price of our common stock on the date the options were granted and $2.0 million of additional charges directly related to this separation. We expect to incur an additional $1.5 to $2.0 million in additional separation costs during the second quarter of 1999.

     Interest Expense. Interest expense was $11.3 million for three months ended March 31, 1999, versus $5.4 million for the comparable 1998 period. Interest expense for the three months ended March 31, 1999 is primarily due to revolving credit facility borrowings and debt assumed in acquisitions. Borrowings under our revolving credit facility were used primarily to fund acquisitions. Interest expense for the three months ended March 31, 1998 was primarily due to $4.8 million of interest expense on borrowings from AutoNation and interest expense on debt assumed in acquisitions. All amounts due to AutoNation were repaid in full in July 1998 through the issuance of shares of our Class A common stock and proceeds from our initial public offering.

     Interest Income. Interest income was $2.6 million for the three months ended March 31, 1999, versus $.5 million for the comparable 1998 period. The increase in interest income for the three months ended March 31, 1999, versus the comparable period in 1998 is primarily due to higher average cash balances on hand during 1999.

     Income Taxes. Our provision for income taxes was $27.2 million for the three months ended March 31, 1999, versus $19.6 million for the comparable 1998 period. Our effective income tax rate was 38.5% and 36.0% for the three months ended March 31, 1999 and 1998, respectively. Income taxes have been provided based upon our anticipated annual effective tax rate.

  Years Ended December 31, 1998, 1997 and 1996

     Our net income was $153.7 million for the year ended December 31, 1998, as compared to $116.2 million in 1997 and $51.8 million in 1996. Our operating results for the year ended December 31, 1996 includes restructuring and other charges further described below.

     The following table summarizes our costs and expenses in millions of dollars and as a percentage of our revenue for 1996 through 1998:

                                  1998        %        1997        %        1996        %
                                --------   -------   --------   -------   --------   -------
Revenue.......................  $1,369.1    100.0%   $1,127.7    100.0%   $  953.3    100.0%
Cost of operations............     842.7      61.6      723.0      64.1      628.3      65.9
Depreciation, amortization and
  depletion...................     106.3       7.8       86.1       7.6       75.3       7.9
Selling, general and
  administrative expenses.....     135.8       9.9      117.3      10.4      135.3      14.2
Restructuring and other
  charges.....................        --        --         --        --        8.8        .9
                                --------   -------   --------   -------   --------   -------
Operating income..............  $  284.3     20.8%   $  201.3     17.9%   $  105.6     11.1%
                                ========   =======   ========   =======   ========   =======

     Revenue. Revenue was $1,369.1 million, $1,127.7 million and $953.3 million for the years ended December 31, 1998, 1997 and 1996, respectively. The increase in 1998 over 1997 of $241.4 million, or 21.4%, is a result of internal growth consisting of price and primarily volume, which accounted for 7.0% of the increase, tuck-in acquisitions which accounted for 5.8% of the increase, and other acquisitions which accounted for 8.6% of the increase. The increase in 1997 over 1996 of $174.4 million, or 18.3%, is a result of internal growth, consisting of price and primarily volume, which accounted for 7.4% of the increase, and tuck-in acquisitions, which accounted for 3.4% of the increase and other acquisitions, which accounted for 7.5% of the increase.

     Cost of Operations. Cost of operations was $842.7 million, $723.0 million and $628.3 million or, as a percentage of revenue, 61.6%, 64.1% and 65.9%, for the years ended December 31, 1998, 1997 and 1996, respectively. The increases in aggregate dollars are a result of the expansion of our operations through acquisitions and internal growth. The decreases in cost of operations as a percentage of revenue are primarily a result of our improved operating efficiencies.

     Depreciation, Amortization and Depletion. Depreciation, amortization and depletion expenses were $106.3 million, $86.1 million and $75.3 million or, as percentages of revenue, 7.8%, 7.6% and 7.9%, for the years ended December 31, 1998, 1997 and 1996, respectively. The increases in depreciation, amortization and depletion expenses in aggregate dollars are primarily due to our acquisitions.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses were $135.8 million, $117.3 million and $135.3 million or, as percentages of revenue, 9.9%, 10.4% and 14.2%, for the years ended December 31, 1998, 1997 and 1996, respectively. The decreases in selling, general and administrative expenses as percentages of revenue in each of the years are primarily due to applying our existing overhead structure over an expanding revenue base. Included in selling, general and administrative expenses are allocations of AutoNation's corporate general and administrative costs of $7.5 million, $10.2 million and $8.4 million for the years ended December 31, 1998, 1997 and 1996, respectively, and fees paid to AutoNation under the services agreement of $7.5 million for the year ended December 31, 1998. See
Note 10, Related Party Transactions, of the Notes to our Consolidated Financial Statements for further information.

     Restructuring and Other Charges. We recorded restructuring and other charges of approximately $8.8 million for the year ended December 31, 1996, which includes costs to close certain landfill operations, asset write-offs and merger expenses associated with certain business combinations accounted for under the pooling of interests method of accounting.

     Operating Income. Operating income was $284.3 million, $201.3 million and $105.6 million for the years ended December 31, 1998, 1997 and 1996, respectively. Excluding restructuring and other charges, operating income would have been $114.4 million in 1996.

     Interest Expense. We incurred interest expense on our revolving credit facility, on amounts due to AutoNation and on the debt we assumed in acquisitions. Interest expense was $44.7 million, $25.9 million and $29.7 million for the years ended December 31, 1998, 1997 and 1996, respectively, and includes interest expense on amounts due to AutoNation of $37.3 million, $20.2 million and $18.8 million for the years ended December 31, 1998, 1997 and 1996, respectively. We repaid in full the amounts due to AutoNation in July 1998 by issuing our common stock and from the net proceeds of our initial public offering. Pro forma interest expense was $7.4 million for the year ended December 31, 1998.

     Interest and Other Income. Interest and other income was $0.6 million, $6.7 million and $13.9 million for the years ended December 31, 1998, 1997 and 1996, respectively. The variances during the periods are primarily due to fluctuations in cash balances on hand and related interest income.

     Income Taxes. Our provision for income taxes was $86.5 million, $65.9 million and $38.0 million for the years ended December 31, 1998, 1997 and 1996, respectively. The effective income tax rate was 36.0%, 36.2% and 42.3% for the years ended December 31, 1998, 1997 and 1996, respectively. The higher 1996 effective income tax rate is primarily due to varying higher historical effective income tax rates of acquired businesses.

     As of our initial public offering on July 1, 1998, we are no longer included in AutoNation's federal tax returns.

ENVIRONMENTAL AND LANDFILL MATTERS

     As of April 30, 1999, we owned or operated 58 solid waste landfills. We owned or operated 48 solid waste landfills with approximately 6,200 permitted acres and total available permitted disposal capacity of approximately 1.2 billion in-place cubic yards as of December 31, 1998. As of December 31, 1998 and 1997, we had 1,230.1 million and 1,104.7 million, respectively, in-place cubic yards of available airspace at our landfills. Airspace increased during 1998 by 125.4 million cubic yards as a result of landfills we acquired and internally developed totaling 145.3 million cubic yards, offset by consumption of 19.9 million cubic yards during the year.

     We provide for accrued environmental and landfill costs which include landfill site closure and post-closure costs. Landfill site closure and post-closure costs include estimated costs to be incurred for final closure of the landfills and estimated costs for providing required post-closure monitoring and maintenance of landfills. We accrued these costs based on consumed airspace at the landfills. We estimate our future cost requirements for closure and post-closure monitoring and maintenance for our solid waste facilities based on our interpretation of the technical standards of the Environmental Protection Agency's Subtitle D regulations. These estimates do not take into account discounts for the present value of our total estimated costs. We have engineering reviews of the future cost requirements for closure and post-closure monitoring and maintenance for our operating landfills performed on an annual basis. These reviews provide the basis upon which we estimate future costs and revise the related accruals. Changes in these estimates primarily relate to modifications in available airspace, inflation and changes in regulations, all of which we take into consideration annually. As of December 31, 1998, assuming that all available landfill capacity is used, we expect to expense approximately $370.5 million of these costs over the remaining lives of these facilities.

     As of December 31, 1998 and 1997, accrued closure and post-closure costs associated with landfills were $73.4 million and $47.3 million, respectively. The current and long-term portion of these costs reflected in our Consolidated Balance Sheets are included in other current liabilities and accrued environmental and landfill costs, respectively. The increase in such accruals resulted primarily from landfill acquisitions.

     We accrue costs related to environmental remediation activities through a charge to income in the period such liabilities become probable and can be reasonably estimated.

FINANCIAL CONDITION

     At December 31, 1998, we had $556.6 million of unrestricted cash. We used this cash primarily to fund acquisitions in the first quarter of 1999. At March 31, 1999, we had $15.3 million of unrestricted cash.

     As previously discussed, in July 1998, we completed our initial public offering of common stock, resulting in net proceeds of approximately $1.4 billion. In July 1998, we repaid all remaining amounts due to AutoNation with all of the net proceeds of our initial public offering and by issuing additional shares of our Class A common stock.

     Prior to our initial public offering, we obtained working capital and capital for our general corporate purposes, including acquisitions, from AutoNation. Since our initial public offering, AutoNation has not provided funds to finance our operations or acquisitions. We use our own operating cash flow to finance our working capital, acquisitions and other requirements. Additionally, in July 1998, we entered into a $1.0 billion unsecured revolving credit facility with a group of banks. $500.0 million of the credit facility has a term expiring in July 1999 and the remaining $500.0 million has a term expiring in July 2003. Borrowings under the credit facility bear interest at LIBOR-based rates. We use proceeds from the credit facility for working capital needs, capital expenditures and acquisitions. As of March 31, 1999, we had approximately $109.0 million of availability under the short-term portion of the credit facility.

     We expect to complete our offering of $500.0 million of notes pursuant to this prospectus during the second quarter of 1999. The net proceeds from this offering will be used to repay amounts outstanding under our revolving credit facility, which amounts will be available to be reborrowed. In addition, we expect to extend the maturity of our revolving short-term credit facility, prior to its expiration in July 1999, to July 2000. At present, we believe that we will be able to raise additional debt or equity financing to fund general corporate needs and to complete acquisitions; however, we cannot assure you that we will be able to obtain additional financing under favorable terms.

     We believe that we have sufficient financial resources available to meet our anticipated capital requirements and obligations as they come due.

LIQUIDITY AND CAPITAL RESOURCES

     The major components of changes in cash flows for the three months ended March 31, 1999 and 1998 and for the years ended December 31, 1998, 1997 and 1996 are discussed below.

     Cash Flows from Operating Activities. Cash provided by operating activities was $64.0 million and $80.3 million during the three months ended March 31, 1999 and 1998, respectively, and $271.1 million, $279.4 million and $143.5 million for the years ended December 31, 1998, 1997 and 1996, respectively. The changes in cash provided by operating activities during the periods are due to expansion of our business.

     Cash Flows from Investing Activities. Cash flows from investing activities consist primarily of cash used for business acquisitions and capital additions. Cash (used in) provided by business acquisitions, net of cash acquired, was $(432.5) million and $1.8 million during the three months ended March 31, 1999 and 1998, respectively, and $425.2 million during the year ended December 31, 1998. Prior to our initial public offering, business acquisitions were funded by AutoNation. Capital additions were $55.7 million and $29.0 million during the three months ended

March 31, 1999 and 1998, respectively, and $193.0 million, $165.3 million and $146.9 million during the years ended December 31, 1998, 1997 and 1996, respectively.

     We believe capital expenditures and cash used in business acquisitions will increase during the remainder of 1999 and in the foreseeable future as a result of the expansion of our business. In addition, we expect to use primarily cash for business acquisitions. We intend to finance capital expenditures and acquisitions through cash on hand, cash flow from operations, our credit facility and other financings.

     Cash Flows from Financing Activities. Cash flows from financing activities during the three months ended March 31, 1999 and 1998 and during the years ended December 31, 1998, 1997 and 1996 included commercial bank and affiliate borrowings and repayments of debt and, in 1998, proceeds from our sale of common stock in our initial public offering.

     We used proceeds from bank and affiliate borrowings to fund acquisitions and capital additions, and to repay debt. We used all of the proceeds from our initial public offering of common stock to repay amounts due to AutoNation.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     The table below provides information about our market sensitive financial instruments and constitutes a "forward-looking statement." Our major market risk exposure is changing interest rates in the United States and fluctuations in LIBOR. We intend to manage interest rate risk through the use of a combination of fixed and floating rate debt. All items described below are non-trading.

                                                          EXPECTED MATURITY DATE                         FAIR VALUE
                                      ---------------------------------------------------------------   DECEMBER 31,
                                       1999    2000    2001    2002     2003    THEREAFTER    TOTAL         1998
                                      ------   -----   -----   -----   ------   ----------   --------   ------------
                                                                      (IN MILLIONS)
VARIABLE RATE DEBT
Amount outstanding..................  $495.2   $ 3.4   $ 3.2   $ 3.0   $503.1     $35.9      $1,043.8     $1,043.8
Average interest rates..............   6.40%   5.06%   5.31%   5.19%    6.42%     5.21%         6.36%

SEASONALITY

     Our operations can be adversely affected by periods of inclement weather which could delay the collection and disposal of waste, reduce the volume of waste generated or delay the construction or expansion of our landfill sites and other facilities.

YEAR 2000

     We utilize software and related technologies throughout our business that will be affected by the date change in the year 2000. We are currently addressing the impact of Y2K on our computer programs, embedded chips and third party suppliers. We have developed a dedicated Y2K project office to coordinate the compliance efforts and to monitor and report the project status throughout our company.

     We have identified four core phases in preparing for the year 2000:

     - Assessment -- In the assessment phase, an inventory of software, hardware, telecommunications equipment, embedded chip technology and significant third party suppliers is performed and critical systems and vendors are identified and prioritized.

     - Analysis -- In the analysis phase, each system or item assessed as critical is reviewed to determine its Y2K compliance. Key vendors are also evaluated at this time to determine their compliance status.

     - Remediation -- In the remediation phase, modifications or replacements are made to critical systems and equipment to make them Y2K compliant or the systems and/or vendors are replaced with compliant systems or vendors. Decisions are also made as to whether changes are necessary or feasible for key third party suppliers.

     - Testing and Validation -- In this phase, our company prepares, executes and verifies the testing of critical systems.

     We have focused on six critical systems or processes in our compliance efforts:

        (1) hauling and disposal fleet operations,

        (2) electrical systems,

        (3) telecommunications,

        (4) payroll processing,

        (5) billing systems and

        (6) payments to critical third parties.

     We primarily use industry standard automated applications provided by third parties in most of our locations. We believe that the majority of these applications comply with Y2K requirements, but we are currently testing compliance in coordination with our vendors. We expect to complete the testing and validation of these applications by the third quarter of 1999. Our three locations using proprietary software are currently in the remediation phase, which we expect to be completed in the second quarter of 1999. We expect to complete testing and validation of the software at these locations by the third quarter of 1999.

     We are currently finalizing our assessment of embedded chips and third party suppliers. We expect to complete the inventory and assessment of this information during the second quarter of 1999. As we receive information related to these areas, we analyze the compliance of products and develop a strategy for repair or replacement of non-compliant systems through testing and validation. We expect to complete the testing and validation phases by the third quarter of 1999.

     To date, we estimate that we have spent approximately $1.7 million on Y2K efforts across all areas of our company and expect to spend a total of approximately $4.0 million by the time we are complete. We expect to fund Y2K costs through our operating cash flows. We will expense all system modification costs associated with Y2K as incurred. Our Y2K expenditures vary significantly in project phases and vary depending on remedial methods used. Our past expenditures in relation to total estimated costs should not be used as a basis for estimating our progress to completion for any element of our Y2K project.

     We presently believe that upon the remediation of our business software applications, as well as other equipment with embedded technology, the Y2K issue will not present a materially adverse risk to our future consolidated results of operations, liquidity and capital resources. However, if we do not complete such remediation in a timely manner or if the level of timely compliance by our key suppliers or vendors is not sufficient, we believe that the most likely reasonable worst-case scenario would involve the failures of one of our critical systems delaying or disrupting the delivery of services and resulting in:

     - loss of revenue,

     - increased operating costs,

     - loss of customers or suppliers and/or

     - other significant disruptions in our business.

     In response to this scenario, we are currently testing comprehensive contingency and business continuation plans which address the six critical processes described above. We expect our contingency and business continuation plans to be implemented by the third quarter of 1999. These plans include the manual performance of processes that are currently automated, such as billing, accounts payable and payroll.

     Determining the Y2K readiness of third party products, including information technology and other computerized equipment, and business dependencies, including suppliers, distributors or ancillary industry groups, requires pursuit, collection and appraisal of voluntary statements made or provided by those parties, if available, together with independent factual research. Our company has a number of material third party relationships, the most significant of which include billing services provided by municipalities, delivery of fuel for collection vehicles and delivery of parts and supplies for collection vehicles. Surveys have been distributed to each of the material third parties identified and results are being analyzed as surveys are received. We expect to complete this task in the second quarter of 1999. In addition, employees of our company will independently verify and validate these responses by the end of the third quarter of 1999. Although we have taken, and will continue to take, reasonable efforts to gather information to determine and verify the readiness of such products and business dependencies, we cannot assure you that we will be able to obtain reliable information. In addition, verification methods, including testing methods, may not prove to be reliable or may not be fully implemented. Accordingly, notwithstanding our efforts, we cannot assure you that a product or a business dependency of ours is Y2K ready.

NEW ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." Standard No. 133 establishes accounting and reporting standards requiring that every derivative instrument, including certain derivative instruments embedded in other contracts, be recorded on the balance sheet as either an asset or liability measured at its fair value. Standard No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Standard No. 133 cannot be applied retroactively. We will adopt Standard No. 133 beginning January 1, 2000. We do not expect the adoption of this standard to have a material impact on our consolidated financial position or results of operations.

DISCLOSURE REGARDING FORWARD LOOKING STATEMENTS

     This document contains certain statements that are "Forward Looking Statements," which include, among other things, the discussions of our growth and operating strategies, and expectations concerning market position, future operations, margins, revenue, profitability, liquidity and capital resources, as well as statements concerning the integration of the operations of acquired businesses and achievement of financial benefits and operational efficiencies in connection therewith.

     Forward Looking Statements are included in the sections entitled "Prospectus Summary," "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus. Although we believe that the expectations reflected in our forward looking statements are reasonable, we can give no assurance that the expectations will prove to have been correct. Generally, these statements relate to business plans or strategies, projected or anticipated benefits or other consequences of such plans or strategies, number of acquisitions and projected or anticipated benefits from acquisitions that we made or will make, or projections involving our operations, and are subject to a number of uncertainties, risks and other influences, many of which are outside our control and any one of which, or a combination of which, could materially affect the results of our operations. Important factors that could cause actual results to differ materially from our expectations include, but are not limited to, those that are disclosed in this section and under the "Risk Factors" section included herein. We assume no duty to update our forward looking statements.

                                    BUSINESS

COMPANY OVERVIEW

     We are a leading provider of services in the domestic non-hazardous solid waste industry. We provide non-hazardous solid waste collection services for commercial, industrial, municipal and residential customers through 139 collection companies in 26 states. We also own or operate 76 transfer stations and 58 solid waste landfills.

     We had revenue of $403.5 million and operating income of $79.4 million for the three months ended March 31, 1999 and revenue of $300.8 million and operating income of $59.0 million for the three months ended March 31, 1998. We had revenue of $1,369.1 million and $1,127.7 million and operating income of $284.3 million and $201.3 million for the years ended December 31, 1998 and 1997, respectively. The $241.4 million, or 21.4%, increase in revenue and the $83.0 million, or 41.2%, increase in operating income from 1997 to 1998 are primarily attributable to our successful execution of our growth and operating strategies described below.

     Our presence in high growth markets throughout the Sunbelt, including Florida, Georgia, Nevada, Southern California and Texas, and in other domestic markets that have experienced higher than average population growth during the past several years supports our internal growth strategy. We believe that our presence in these markets positions our company to experience growth at rates that are generally higher than the industry's overall growth rate.

     Since 1995, we have acquired numerous solid waste companies with an aggregate of over $1.4 billion in annual revenue. In September 1998, we agreed to purchase 16 landfills, 11 transfer stations, 139 commercial collection routes and related assets from Waste Management. By March 1999, we completed the purchase for approximately $438.0 million in cash plus certain properties. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Business Combinations."

     We believe that we are well positioned to continue to increase our revenue and operating income in order to enhance stockholder value.

INDUSTRY OVERVIEW

     Based on analyst reports and industry trade publications, we believe that the United States non-hazardous solid waste services industry generated revenue of approximately $35.0 billion in 1997, of which approximately 44% was generated by publicly-owned waste companies, 23% was generated by privately-held waste companies and 33% was generated by municipal and other local governmental authorities. Only five companies generated the substantial majority of the publicly-owned companies' total revenue of approximately $15.4 billion in 1997. However, according to industry data, the domestic non-hazardous waste industry remains highly fragmented as more than 5,000 privately-held companies generate total annual revenue of approximately $8.0 billion.

     We believe that in recent years there has been a trend toward rapid consolidation in the solid waste collection industry, which has historically been characterized by numerous small companies. We believe that this trend will continue as a result of the following factors:

          Subtitle D Regulation. Subtitle D of the Resource Conservation and Recovery Act of 1976, as currently in effect, and similar state regulations have significantly increased the amount of capital, technical expertise, operating costs and financial assurance obligations required to own and operate a landfill and other solid waste facilities. Many of the smaller participants in our industry have found these costs difficult, if not impossible, to bear. Large publicly-owned companies, like our company, have greater access to capital, and a lower cost of capital, available to finance such increased capital expenditures and costs relative to many of the privately-owned companies in the industry. Additionally, the required permits for landfill development, expansion or construction have become more difficult to acquire. Consequently, many smaller, independent operators have decided to either close their operations or sell them to larger operators with greater access to capital.

          Integration of Solid Waste Businesses. By being able to control the waste stream in a market through the collection, transfer and disposal process, integrated solid waste companies gain further competitive advantage over non-integrated operators. The ability of the integrated companies to both collect and dispose of solid waste, coupled with access to significant capital resources necessary for acquisitions, has created an environment in which large publicly-owned integrated companies can operate more cost effectively and competitively than non-integrated operators.

          Municipal Privatization. The trend toward consolidation in the solid waste services industry is further supported by the increasing tendency of a number of municipalities to privatize their waste disposal operations. Privatization of municipal waste operations is often an attractive alternative to funding the changes required by Subtitle D.

     These developments, as well as the fact that there are a limited number of viable exit strategies for many of the owners and principals of numerous privately-held companies in the industry, have contributed to the overall consolidation trend in the solid waste industry.

GROWTH STRATEGY

     Our growth strategy focuses on increasing revenue, gaining market share and enhancing stockholder value through internal growth and acquisitions. For certain risks related to our growth strategy, see "Risk Factors."

- INTERNAL GROWTH. Our internal growth strategy focuses on retaining existing customers and obtaining commercial, municipal and industrial customers through our well-managed sales and marketing activities.

          Long-Term Contracts. We seek to obtain long-term contracts for collecting solid waste in high-growth markets. These include exclusive franchise agreements with municipalities as well as commercial and industrial contracts. By obtaining such long-term agreements, we have the opportunity to grow our contracted revenue base at the same rate as the underlying population growth in these markets. For example, we have secured exclusive, long-term franchise agreements in high-growth markets such as Los Angeles and Orange Counties, California, Las Vegas, Nevada, Arlington, Texas and many areas of Florida. We believe that this positions our company to experience internal growth rates that are generally higher than our industry's overall growth rate. In addition, we believe that by securing a base of long-term recurring revenue in growth markets, we are better able to protect our market position from competition and our business is less susceptible to downturns in economic conditions.

          Sales and Marketing Activities. Our well-managed sales and marketing activities enable our company to capitalize on our leading positions in many of the markets in which we operate. We currently have over 400 sales and marketing employees in the field, who are incentivized by a commission structure to generate high levels of revenue. For the most part, these employees directly solicit business from existing and prospective commercial, industrial, municipal and residential customers. We emphasize our rate and cost structures when we train new and existing sales personnel.

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

- ACQUISITION GROWTH. As a result of the highly fragmented nature of the solid waste industry, we have been able to grow significantly through acquisitions. Our acquisition growth strategy focuses on the approximately $8.0 billion of revenue generated by over 5,000 privately-held solid waste companies in 1997. We believe that our ability to acquire many of these privately-held companies is enhanced by increasing competition in the solid waste industry, increasing capital requirements as a result of changes in solid waste regulatory requirements and the limited number of exit strategies for these privately-held companies' owners and principals. Our acquisition growth strategy focuses on:

     - acquiring businesses that position our company for growth in existing and new markets,

     - acquiring well-managed companies and retaining local management,

     - integrating business in existing markets and

     - acquiring operations and facilities from municipalities that are privatizing.

    For certain risks involved with our growth strategy, see "Risk Factors -- We may be unable to execute our acquisition growth strategy."

          Acquiring Businesses Positioning the Company for Growth. In making acquisitions, we principally target high quality businesses that will allow our company to be, or provide our company favorable prospects of becoming, a leading provider of integrated solid waste services in markets with favorable demographic growth. Generally, we have acquired, and will continue to seek, solid waste collection, transfer and disposal companies that:

        - have strong operating margins,

        - are in growth markets,

        - are among the largest or have a significant presence in their local markets and

        - have long-term contracts or franchises with municipalities and other customers.

          Although we are seeking to expand our operations to selected new markets where the potential for growth and further integration of operations exists, our primary focus is on acquisition efforts in our existing markets in the Sunbelt, including Florida, Georgia, Nevada, Southern California and Texas, and in other domestic markets that have experienced higher than average population growth during the past several years. We are, however, not limited to this target criteria for acquisitions, and may also acquire additional non-hazardous solid waste operations as opportunities arise. We continuously review possible acquisition candidates and are in discussions from time to time with one or more of such candidates. In September 1998, we entered into an agreement with Waste Management to purchase 16 landfills, 11 transfer stations and 139 commercial collection routes across the United States, as well as to obtain disposal agreements at various Waste Management disposal sites. With the completion of these acquisitions in March 1999, we have expanded our presence in four existing markets and have entered 16 new markets. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Business Combinations."

          Acquire Well-Managed Companies. We also seek to acquire businesses that have experienced management teams that are willing to work with our company. We generally retain the local management of the larger acquired companies in order to capitalize on their local market knowledge, community relations and name recognition, and to instill their entrepreneurial drive at all levels of our operations. By furnishing the local management of such acquired companies with our financial and marketing resources and technical expertise, we believe that the acquired companies are better able to secure additional municipal franchises and other contracts. This enables our company to grow internally acquired businesses at faster rates than the industry average.

          Integrate Business in Existing Markets. Once we have a base of operations in a particular market, we focus on acquiring trucks and routes of smaller businesses that also operate in that market and surrounding markets, which are typically referred to as "tuck-in" acquisitions. We integrate the operations of such tuck-in businesses into our existing operations in that market. In addition, we seek to acquire landfills, transfer stations and collection companies that operate in markets that we are already servicing. By doing so, we are able to increase our revenue and market share and integrate operations and consolidate duplicative facilities and functions to maximize cost efficiencies and economies of scale.

          Privatize Municipal Operations. We also seek to acquire solid waste collection operations, transfer stations and landfills that municipalities and other governmental authorities are privatizing. Many municipalities are seeking to outsource or sell these types of solid waste operations, as they lack the capital, technical expertise and/or operational resources necessary to comply with increasingly stringent regulatory standards and/or to compete effectively with private-sector companies.

OPERATING STRATEGY

     We seek to leverage existing assets and revenue growth to increase operating margins and enhance stockholder value. Our operating strategy to accomplish this goal is to:

     (1) utilize the extensive industry knowledge and experience of our executive management,

     (2) utilize a decentralized management structure in overseeing day-to-day operations,

     (3) integrate waste operations,

     (4) improve operating margins through economies of scale, cost efficiencies and asset utilization and

     (5) achieve high levels of customer satisfaction.

     For certain risks related to our operating strategy, see "Risk Factors."

- EXPERIENCED EXECUTIVE MANAGEMENT TEAM. We believe that we have one of the most experienced executive management teams among publicly-traded companies in the solid waste industry.

       H. Wayne Huizenga, who serves as our Chairman, after several years of owning and operating private waste hauling companies in Florida, co-founded Waste Management in 1971. From 1971 to 1984, he served in various executive capacities with Waste Management, including President and Chief Operating Officer. By then, Waste Management had become the world's largest integrated solid waste services company. From 1987 to 1994, Mr. Huizenga served as Chairman and Chief Executive Officer of Blockbuster Entertainment Corporation, leading its growth from 19 stores to the world's largest video rental company. In August 1995, he became Chairman and Chief Executive Officer of AutoNation.

       Harris W. Hudson, who serves as our Vice Chairman, worked closely with Mr. Huizenga, from 1964 until 1982, at Waste Management and at the private waste hauling firms they operated prior to the formation of Waste Management. In 1982, Mr. Hudson retired as Vice President of Waste Management of Florida, Inc., a subsidiary of Waste Management. In 1983, Mr. Hudson founded Hudson Management Corporation, a solid waste collection company in Florida, and served as its Chairman and Chief Executive Officer until it merged with AutoNation in August 1995. By that time, Hudson Management had grown to over $50.0 million in annual revenue, becoming one of Florida's largest privately-held solid waste collection companies based on revenue. Since August 1995, Mr. Hudson has served in various capacities as an executive officer of AutoNation, including as President and Vice Chairman.

       James E. O'Connor, who has served as our Chief Executive Officer since December 1998, also worked at Waste Management from 1972 to 1978 and from 1982 to 1998. During that time, he served in various management positions, including Senior Vice President in 1997 and 1998, and Area President of Waste Management of Florida, Inc., from 1992 to 1997.

       James H. Cosman, our President and Chief Operating Officer, joined AutoNation as President of its Solid Waste Group in January 1997. Prior to joining AutoNation, Mr. Cosman was employed by Browning-Ferris Industries, Inc. for over 24 years. During that time, he served in various management positions, including Regional Vice President -- Northern Region, from 1993 to 1996.

       The other officers with responsibility for our operational affairs have an average of over 16 years of management experience in the solid waste industry.

- DECENTRALIZED MANAGEMENT STRUCTURE. We maintain a relatively small corporate headquarters staff, relying on a decentralized management structure to minimize administrative overhead costs and to manage our day-to-day operations more efficiently. Our local management has extensive industry experience in growing, operating and managing solid waste companies, and substantial experience in their local geographic markets. Our four Regional Vice Presidents have an average of 22 years of experience in the industry, and our 23 Area Presidents have an average of 20 years of experience in the industry. The Regional Vice Presidents and Area Presidents have extensive authority, responsibility and autonomy for operations within their geographic markets. Compensation for management within regions and areas is in large part based on the improvement in operating income produced in each manager's geographic area of responsibility. In addition, through long-term incentive programs, including stock options, we believe we have one of the lowest turnover levels in the industry for our local management teams. As a result of retaining experienced managers with extensive local knowledge, community relations and name recognition, we react rapidly to changes in our markets. We also seek to implement the best practices of our various regions and areas throughout our operations to improve operating margins.

- INTEGRATE OPERATIONS. By controlling waste streams from the point of collection through disposal, we seek to achieve a high rate of waste integration. Through acquisitions and other market development activities, we create market specific, integrated operations typically consisting of one or more collection companies, transfer stations and landfills. We consider acquiring companies which own or operate landfills with significant permitted disposal capacity and appropriate levels of waste volume. We also seek to acquire solid waste collection companies in markets in which we own or operate landfills. In addition, we generate internal growth in our disposal operations by constructing new landfills and expanding our existing landfills from time to time in markets in which we have significant collection operations or in markets that we determine lack sufficient disposal capacity. During the year ended December 31, 1998, we disposed of approximately 40% of the total volume of waste that we collected at our own landfills. Because we do not have landfill facilities for all markets in which we provide collection services, we believe that through landfill and transfer station acquisitions and development we have the opportunity to increase our waste internalization rate and further integrate our operations. By further integrating operations in existing markets through acquisitions and development of landfills and transfer stations, we are able to reduce our disposal costs.

- ECONOMIES OF SCALE AND COST EFFICIENCIES. To improve operating margins, our management focuses on achieving economies of scale and cost efficiencies. The consolidation of acquired businesses into existing operations reduces costs by decreasing capital and expenses used for routing, personnel, equipment and vehicle maintenance, inventories and back-office administration. Generally, we are consolidating our administrative centers to reduce our general and administrative costs. We have reduced our selling, general and administrative expenses from 14.2% of consolidated revenue in 1996 to 9.9% of consolidated revenue in 1998. In addition, our size allows our company to negotiate volume discounts for certain purchases, including waste disposal rates at landfills operated by third parties. Furthermore, we have taken steps to increase utilization of our assets. For example, to reduce the number of collection vehicles, drivers are paid incentive wages based upon the number of customers they service on each route. In addition, routes are frequently analyzed and rerouted to ensure that the highest number of customers are efficiently serviced over the fewest possible miles. By using assets more efficiently, operating expenses are lowered significantly.

- HIGH LEVELS OF CUSTOMER SATISFACTION. Our goal of maintaining high levels of customer satisfaction complements our operating strategy. Our personalized sales process of periodically contacting commercial, industrial and municipal customers is oriented towards maintaining relationships and ensuring that service is being properly provided.

OPERATIONS

     Our operations primarily consist of the collection and disposal of non-hazardous solid waste.

     Collection Services. We provide solid waste collection services to commercial, industrial, municipal and residential customers in 26 states through 139 collection companies. In 1998, the revenue we derived from collection services was approximately one third from services provided to municipal and residential customers, one third from services provided to commercial customers and one third from services provided to industrial customers.

     Our residential collection operations involve the curbside collection of refuse from small containers into collection vehicles for transport to transfer stations or directly to landfills. Residential solid waste collection services are typically performed under contracts with municipalities, which we generally secure by competitive bid and which give our company exclusive rights to service all or a portion of the homes in their respective jurisdictions. These contracts or franchises usually range in duration from one to five years, although some of our exclusive franchises are for as long as 20 years. Residential solid waste collection services may also be performed on a subscription basis, in which individual households contract directly with our company. The fees received for subscription residential collection are based primarily on market factors, frequency and type of service, the distance to the disposal facility and cost of disposal. In general, subscription residential collection fees are paid quarterly in advance by the residential customers receiving the service.

     In our commercial and industrial collection operations, we supply our customers with small waste containers or large waste containers commonly known as "roll-off" containers. We also rent compactors to large waste generators. Commercial collection services are generally performed under one to three-year service agreements, and fees are determined by such considerations as:

     - market factors,

     - collection frequency,

     - type of equipment furnished,

     - the type and volume or weight of the waste collected,

     - the distance to the disposal facility and

     - the cost of disposal.

     We also provide waste collection services to industrial and construction facilities on a contractual basis with terms generally ranging from a single pickup to one year and we rent waste roll-off containers to construction sites. We collect the containers or compacted waste and transport them either to a landfill, where the waste is disposed of, or to a transfer station.

     We own or operate 76 transfer stations. We deposit waste at these stations, as do other private haulers and municipal haulers, for compaction and transfer to trailers for transport to landfills, incinerators, recycling facilities or other disposal sites.

     Also, we currently provide recycling services in certain markets primarily to comply with local laws or obligations under our franchise agreements. These services include the curbside collection of residential recyclable waste and the provision of a variety of recycling services to commercial and industrial customers.

     Disposal Services. We own or operate 58 solid waste landfills. As of December 31, 1998, we owned or operated 48 landfills, which had approximately 6,200 permitted acres and total available permitted disposal capacity of approximately 1.2 billion in-place cubic yards. The in-place capacity of our landfills is subject to change based on engineering factors, requirements of regulatory authorities and successful site expansions. Some of our landfills accept non-hazardous special waste, including utility ash, asbestos and contaminated soils. See "-- Properties."

     Most of our existing landfill sites have the potential for expanded disposal capacity beyond the currently permitted acreage. We monitor the availability of permitted disposal capacity at each of our landfills and evaluate whether to pursue expansion at a given landfill based on estimated future waste volumes and prices, remaining capacity and likelihood of obtaining expansion. As of December 31, 1998, we believe that each of our landfills has adequate permitted capacity. To satisfy future disposal demand, we are currently seeking to expand permitted capacity at certain of our landfills.

     Other Services. We have materials recovery facilities and other recycling operations, which are generally required to fulfill our obligations under long-term municipal contracts for residential collection services. These facilities primarily sort recyclable paper, aluminum, glass and other materials. Most of these recyclable materials are internally collected by our residential collection operations. In some areas, we receive commercial and industrial solid waste that is sorted at our facilities into recyclable materials and non-recyclable waste. The recyclable materials are salvaged, repackaged and sold to third parties and the non-recyclable waste is disposed of at landfills or incinerators. Wherever possible, our strategy is to reduce our exposure to fluctuations in recyclable commodity prices by utilizing third party facilities, thereby minimizing our recycling investment. We use long-term contracts for the sale of recycling materials to mitigate the impact of commodity price

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

fluctuations. We also have composting operations at which yard waste is composted, packaged and sold as mulch.

SALES AND MARKETING

     We seek to provide quality services that will enable our company to maintain high levels of customer satisfaction. We derive our business from a broad customer base which we believe will enable our company to experience stable growth. We focus our marketing efforts on continuing and expanding business with existing customers, as well as attracting new customers.

     We employ more than 400 sales and marketing employees. Our sales and marketing strategy is to provide high-quality comprehensive solid waste collection, recycling, transfer and disposal services to our customers at competitive prices. We target potential customers of all sizes, from small quantity generators to large "Fortune 500" companies and municipalities.

     All our marketing activity is local in nature. We generally do not change the tradenames of the local businesses we acquire, and therefore we do not operate nationally under any one mark or tradename. Rather, we rely on the goodwill associated with the acquired companies' local tradenames as used in each geographic market in which we operate.

CUSTOMERS

     We provide services to commercial, industrial, municipal and residential customers. No one customer has individually accounted for more than 10% of our consolidated revenue in any of the last three years.

REGULATION

     Our facilities and operations are subject to a variety of federal, state and local requirements which regulate health, safety, the environment, zoning and land use. Operating and other permits are generally required for landfills, certain waste collection vehicles, fuel storage tanks and other facilities that we own or operate, and these permits are subject to revocation, modification and renewal. Federal, state and local regulations vary, but generally govern wastewater or stormwater discharges, air emissions, the treatment, storage, transportation and disposal of hazardous and non-hazardous wastes and the remediation of contamination associated with the release of hazardous substances. These regulations provide governmental authorities with strict powers of enforcement, which include the ability to obtain injunctions and/or impose fines or penalties in the case of violations, including criminal penalties. The U.S. Environmental Protection Agency and various other federal, state and local environmental, health and safety agencies and authorities, including the Occupational Safety and Health Administration of the U.S. Department of Labor, administer these regulations.

     We strive to conduct our operations in compliance with applicable laws and regulations. However, in the existing climate of heightened environmental concerns, from time to time, we have been issued citations or notices from governmental authorities which have resulted in the need to expend funds for remedial work and related activities at various landfills and other facilities. We have established a reserve which we believe, based on currently available information, will be adequate to cover any potential regulatory costs. However, we cannot assure you that actual costs will not exceed our reserve.

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

     Federal Regulation. The following summarizes the primary environmental and safety-related federal statutes of the United States affecting our facilities and operations:

          (1) The Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act. The RCRA and its implementing regulations establish a framework for regulating the handling, transportation, treatment, storage and disposal of hazardous and non-hazardous solid wastes, and require states to develop programs to ensure the safe disposal of solid wastes in sanitary landfills.

          Subtitle D of the RCRA establishes a framework for regulating the disposal of municipal solid wastes. Regulations under Subtitle D currently include minimum comprehensive solid waste management criteria and guidelines, including location restrictions, facility design and operating criteria, closure and post-closure requirements, financial assurance standards, groundwater monitoring requirements and corrective action standards, many of which have not commonly been in effect or enforced in the past in connection with municipal solid waste landfills. Each state was required to submit a permit program designed to implement Subtitle D regulations to the EPA by April 9, 1993. These state permit programs may include landfill requirements which are more stringent than those of Subtitle D. Some states have not yet fully implemented permit programs pursuant to the RCRA and Subtitle D. Once a state has an approved permit program it is required to review all existing landfill permits to ensure compliance with the new regulations.

          All of our planned landfill expansions or new landfill development projects have been engineered to meet or exceed Subtitle D requirements. Operating and design criteria for existing operations have been modified to comply with these new regulations. Compliance with the Subtitle D regulations has resulted in increased costs and may in the future require substantial additional expenditures in addition to other costs normally associated with our waste management activities.

          (2) The Comprehensive Environmental Response, Compensation, and Liability Act of 1980. CERCLA, among other things, provides for the cleanup of sites from which there is a release or threatened release of a hazardous substance into the environment. This Act may impose strict, joint and several liability for the costs of cleanup and for damages to natural resources upon current owners and operators of the site, parties who were owners or operators of the site at the time the hazardous substances were disposed of, parties who transported the hazardous substance to the site and parties who arranged for disposal at the site. Under the authority of this Act and its implementing regulations, detailed requirements apply to the manner and degree of investigation and remediation of facilities and sites where hazardous substances have been or are threatened to be released into the environment. Liability under this Act is not dependent upon the existence or disposal of "hazardous wastes" but can also be based upon the existence of small quantities of more than 700 "substances" characterized by the EPA as "hazardous," many of which may be found in common household waste.

          Among other things, this Act authorizes the federal government to investigate and remediate sites at which hazardous substances have been or are threatened to be released into the environment, or to order (or offer an opportunity to) persons potentially liable for the cleanup of the hazardous substances to do so. In addition, the EPA has established a National Priorities List of sites at which hazardous substances have been or are threatened to be released and which require investigation or cleanup.

          Liability under CERCLA is not dependent upon the intentional disposal of hazardous wastes. It can be founded upon the release or threatened release, even as a result of unintentional, non-negligent or lawful action, of thousands of hazardous substances, including very small quantities of such substances. Thus, even if our landfills have never knowingly received hazardous wastes as such, it is possible that one or more hazardous substances may have been deposited or "released" at our landfills or at other properties which we may have owned or operated. Therefore, we could be liable under CERCLA for the cost of cleaning up such hazardous substances at such sites and for damages to natural resources, even if those substances were deposited at our facilities before we acquired or operated them. The costs of a CERCLA cleanup can be very expensive. Given the difficulty of obtaining insurance for environmental impairment liability, such liability could have a material impact on our business and financial condition. For a further discussion, see "-- Liability Insurance and Bonding."

          (3) The Federal Water Pollution Control Act of 1972. This Act regulates the discharge of pollutants from a variety of sources, including solid waste disposal sites, into streams, rivers and other waters. Point source runoff from our landfills and transfer stations that is discharged into surface waters must be covered by discharge permits that generally require us to conduct sampling and monitoring and, under certain circumstances, reduce the quantity of pollutants in those discharges. Storm water discharge regulations under this Act require a permit for certain construction activities, which may affect our operations. If a landfill or transfer station discharges wastewater through a sewage system to a publicly-owned treatment works, the facility must comply with discharge limits imposed by that treatment works. In addition, states may adopt groundwater protection programs under this Act or the Safe Drinking Water Act that could affect solid waste landfills. Furthermore, development which alters or affects "wetlands" must generally be permitted prior to such development commencing, and certain mitigation requirements may be required by the permitting agencies.

          (4) The Clean Air Act. The Clean Air Act imposes limitations on emissions from various sources, including landfills. In March 1996, the EPA enacted rules that require large municipal solid waste landfills to install landfill gas monitoring systems. These regulations apply to landfills that have been operating since November 1987, and that can accommodate 2.5 million cubic meters or more of municipal solid waste. The regulations apply whether the landfill is active or closed. The date by which each affected landfill must have the required gas collection and control system is dependent upon the adoption of state regulations and the date the EPA approves the state program. Many state regulatory agencies currently require monitoring systems for the collection and control of landfill gas. We do not expect that compliance with the new regulations will have a material effect on us.

          (5) The Occupational Safety and Health Act of 1970. This act authorizes the Occupational Safety and Health Administration to promulgate occupational safety and health standards. Various of these standards, including standards for notices of hazardous chemicals and the handling of asbestos, apply to our facilities and operations.

     State Regulation. Each state in which we operate has its own laws and regulations governing solid waste disposal, water and air pollution and, in most cases, releases and cleanup of hazardous substances and liability for such matters. States also have adopted regulations governing the design, operation, maintenance and closure of landfills and transfer stations. Our facilities and operations are likely to be subject to these types of requirements. In addition, our solid waste collection and landfill operations may be affected by the trend in many states toward requiring the development of waste reduction and recycling programs. For example, several states have enacted laws that require counties or municipalities to adopt comprehensive plans to reduce, through waste planning, composting, recycling or other programs, the volume of solid waste deposited in landfills. Additionally, laws and regulations restricting the disposal of certain wastes, including yard waste, newspapers, beverage containers, unshredded tires, lead-acid batteries and household appliances in solid waste landfills have been promulgated in several states and are being considered in others. Legislative and regulatory measures to mandate or encourage waste reduction at the source and waste recycling also are under consideration by Congress and the EPA.

     In order to construct, expand and operate a landfill, one or more construction or operating permits, as well as zoning approvals, must be obtained. These are difficult and time-consuming to obtain, are often opposed by neighboring landowners and citizens' groups, may be subject to periodic renewal and are subject to modification and revocation by the issuing agency. In connection with our acquisition of existing landfills, it may be necessary for our company to expend considerable time, effort and money to bring the acquired facilities into compliance with applicable requirements and to obtain the permits and approvals necessary to increase their capacity.

     Many of our facilities own and operate underground storage tanks which are generally used to store petroleum-based products. These tanks are generally subject to federal, state and local laws and regulations that mandate their periodic testing, upgrading, closure and removal and that, in the event of leaks, require that polluted groundwater and soils be remediated. We believe that all our underground storage tanks currently meet federal regulations. If underground storage tanks we own or operate leak, and the leakage migrates onto the property of others, we could be liable for response costs and other damages to third parties. We do not believe that our compliance with regulations related to underground storage tanks will have a material adverse effect on our business or financial condition.

     Finally, with regard to our solid waste transportation operations, we are subject to the jurisdiction of the Interstate Commerce Commission and are regulated by the Federal Highway Administration, Office of Motor Carriers and by regulatory agencies in each state. Various states have enacted, or are considering enacting, laws and regulations that would restrict the interstate transportation and processing of solid waste. In 1978, the United States Supreme Court held similar laws and regulations unconstitutional; however, states have attempted to distinguish proposed laws and regulations from the laws and regulations involved in that ruling. In May 1994, the Supreme Court ruled that state and local flow control laws and ordinances, which attempt to restrict waste from leaving its place of generation, were an impermissible burden on interstate commerce, and therefore, were unconstitutional. In response to these Supreme Court rulings, Congress has considered passing legislation authorizing states and local governments to restrict the free movement of solid waste in interstate commerce. If federal legislation authorizing state and local governments to restrict the free movement of solid waste in interstate commerce is enacted, such legislation could adversely affect our operations.

     We have established a reserve for environmental and landfill costs, which includes landfill site closure and post-closure costs. We periodically reassess such costs based on various methods and assumptions regarding landfill airspace and the technical requirements of Subtitle D of the RCRA and adjust our accruals accordingly. Based on current information and regulatory requirements, we believe that our reserve for such environmental expenditures is adequate. However, environmental laws may change, and there can be no assurance that our reserves will be adequate to cover requirements under existing or new environmental regulations, future changes or interpretations of existing regulations or the identification of adverse environmental conditions previously unknown to us. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Environmental and Landfill Matters" and "Risk Factors -- Compliance with environmental regulation may impede our growth."

COMPETITION

     We operate in a highly competitive industry, which is changing as a result of rapid consolidation. Entry into our business and the ability to operate profitably in the industry requires substantial amounts of capital and managerial experience.

     Competition in the non-hazardous solid waste industry comes from a few large, national publicly-owned companies, including Waste Management, Browning-Ferris and Allied Waste Industries, Inc. several regional publicly- and privately-owned solid waste companies, and from thousands of small privately-owned companies in their respective markets. Some of our publicly-owned competitors also are engaging in aggressive acquisition strategies. Some of our competitors have significantly larger operations, and may have significantly greater financial resources, than we do. In addition to national and regional firms and numerous local companies, we compete with those municipalities that maintain waste collection or disposal operations. These municipalities may have financial advantages due to the availability of tax revenues and tax-exempt financing.

     We compete for collection accounts primarily on the basis of price and the quality of our services. From time to time, our competitors may reduce the price of their services in an effort to expand market share or to win a competitively bid municipal contract.

     In each market in which we own or operate a landfill, we compete for landfill business on the basis of disposal costs, geographical location and quality of operations. Our ability to obtain landfill business may be limited by the fact that some major collection companies also own or operate landfills to which they send their waste. There also has been an increasing trend at the state and local levels to mandate waste reduction at the source and to prohibit the disposal of certain types of wastes, such as yard wastes, at landfills. This may result in the volume of waste going to landfills being reduced in certain areas, which may affect our ability to operate our landfills at their full capacity and/or affect the prices that we can charge for landfill disposal services. In addition, most of the states in which we operate landfills have adopted plans or requirements that set goals for specified percentages of certain solid waste items to be recycled.

LIABILITY INSURANCE AND BONDING

     The nature of our business exposes our company to the risk of liabilities arising out of our operations, including possible damages to the environment. Such potential liabilities could involve, for example, claims for remediation costs, personal injury, property damage and damage to the environment in cases where we may be held responsible for the escape of harmful materials; claims of employees, customers or third parties for personal injury or property damage occurring in the course of our operations; or claims alleging negligence or professional errors and omissions in the planning or performance of work. We could also be subject to fines and civil and criminal penalties in connection with alleged violations of regulatory requirements. Because of the nature and scope of the possible environmental damages, liabilities imposed in environmental litigation can be significant. The majority of our solid waste operations have third party environmental liability insurance with limits in excess of those required by permit regulations, subject to certain limitations and exclusions. However, we cannot assure you that the limits of such environmental liability insurance would be adequate in the event of a major loss, nor can we assure you that we would continue to carry environmental liability insurance should market conditions in the insurance industry make such coverage costs prohibitive.

     We have general liability, vehicle liability, workers compensation and employer's liability coverage, as well as umbrella liability policies to provide excess coverage over the underlying limits contained in these primary policies. We also carry property insurance. Although we try to operate safely and prudently and while we have, subject to limitations and exclusions, substantial liability insurance, no assurance can be given that we will not be exposed to uninsured liabilities which could have a material adverse effect on our financial condition or results of operations.

     In the normal course of business, we may be required to post a performance bond or a bank letter of credit in connection with municipal residential collection contracts, the operation, closure or post-closure of landfills, certain remediation contracts, certain environmental permits and certain business licenses and permits. Bonds issued by surety companies operate as a financial guarantee of our performance. To date, we have satisfied financial responsibility requirements by making cash deposits, obtaining bank letters of credit or by obtaining surety bonds.

LEGAL PROCEEDINGS

     We are and will continue to be involved in various administrative and legal proceedings in the ordinary course of business. We can give you no assurance regarding the outcome of these proceedings or the effect their outcomes may have, or that our insurance coverages or reserves are adequate. A significant judgment against our company, the loss of significant permits or licenses, or the imposition of a significant fine could have a material adverse effect on our financial condition, results of operations or prospects.

     Except for routine litigation incidental to our business, there are no pending material legal proceedings to which we are a party or to which any of our property is subject. We believe that the outcome of the proceedings to which we are currently a party will not have a material adverse effect upon our financial condition, results of operations or prospects. However, unfavorable resolution of any proceedings could affect the consolidated results of operations or cash flows for the quarterly period in which they are resolved.

EMPLOYEES

     As of March 31, 1999, we employed approximately 11,000 full time employees, approximately 2,500 of whom were covered by collective bargaining agreements. Our management believes that we have good relations with our employees.

PROPERTIES

     Our corporate headquarters are located in Ft. Lauderdale, Florida in premises we lease from a subsidiary of AutoNation. As of March 31, 1999, we owned approximately 5,200 collection vehicles. Some of our property and equipment are subject to liens securing payment of indebtedness. We also lease offices and equipment. We believe that all of our facilities are sufficient for our current needs. See "Intercompany Relationships and Related
Transactions -- Lease."

     The following table provides information regarding the 58 landfills that we owned or operated as of April 30, 1999:

                                                                                                               UNUSED
                                                                                         TOTAL    PERMITTED   PERMITTED
              LANDFILL NAME                                LOCATION                     ACREAGE    ACREAGE     ACREAGE
              -------------                                --------                     -------   ---------   ---------
  Apex.................................  Clark County, Nevada                            2,340      1,233       1,128
  Brazoria.............................  Clute, Texas                                    1,000        195          75
  Broadhurst Landfill*.................  Jesup, Georgia                                    900         90          64
  Brent Run............................  Montrose, Michigan                                370        106          67
  C&T Regional.........................  Linn, Texas                                       200         77          19
  Capital Waste & Recycling
    Disposal...........................  Rotterdam, New York                                33          5          --
  Carleton Farms.......................  Detroit, Michigan                                 495        388         261
  Charter Waste........................  Abilene, Texas                                    396        300         283
  Chiquita Canyon......................  Valencia, California                              592        257         103
  Cleveland Container..................  Shelby, North Carolina                            174         77          40
  Countywide...........................  East Sparta, Ohio                                 818         88          22
  CWI Florida..........................  Winter Haven, Florida                              80         58          14
  Dozit Landfill.......................  Morganfield, Kentucky                             232         47          33
  East Carolina Landfill...............  Aulander, North Carolina                          729        108          71
  Elk Run..............................  Onaway, Michigan                                   99         40          33
  Epperson Landfill....................  Williamstown, Kentucky                            861        100          58
  Foothills Landfill*..................  Lenior, North Carolina                            231         78          72
  Forest Lawn..........................  Three Oaks, Michigan                              387        126          56
  Front Range..........................  Denver, Colorado                                  602        195         162
  Green Ridge..........................  Scottdale, Pennsylvania                           580         87          54
  Green Valley Landfill................  Ashland, Kentucky                                 263         37          --
  Honeygo..............................  Perry Hall, Maryland                               68         39          31
  Kestrel Hawk.........................  Racine, Wisconsin                                 210        125          37
  Laughlin*............................  Laughlin, Nevada                                   40         40          --
  Los Mangos...........................  Alajuela, Costa Rica                               41         24           8
  Mallard Ridge........................  Delavan, Wisconsin                                659         40          14
  Modern...............................  York, Pennsylvania                                716        167         167
  National Serv-All....................  Fort Wayne, Indiana                               265        204          41
  Nine Mile Road.......................  St. Augustine, Florida                            154         28           9
  North County.........................  Houston, Texas                                     46         40          20
  Northern Wasco.......................  The Dalles, Oregon                                308        165         135
  Northwest Tennessee..................  Union City, Tennessee                             600        120          99
  Oak Grove............................  Winder, Georgia                                   301         60          32
  Ohio County Balefill*................  Beaver Dam, Kentucky                              908        179         143
  Pepperhill...........................  North Charleston, South Carolina                   37         22          13
  Pine Grove...........................  Amanda, Ohio                                      734        112          83
  Pine Ridge...........................  Griffin, Georgia                                  850        101          81
  Pinellas*............................  St. Petersburg, Florida                           750        478         200
  Presidio*............................  Presidio, Texas                                    10         10           6
  Republic/Alpine*.....................  Alpine, Texas                                      80         74          63
  Republic/CSC.........................  Avalon, Texas                                     298        205         133
  Republic/Imperial....................  Imperial, California                              250         73          37
  Republic/Maloy.......................  Campbell, Texas                                   388        195         130
  Safety Lights........................  Memphis, Tennessee                                 49         21           6
  San Angelo*..........................  San Angelo, Texas                                 257        232         109
  Savannah Regional....................  Savannah, Georgia                                 132         59          52
  Southern Illinois Regional...........  DeSoto, Illinois                                  249        113          47
  Springfield Environmental............  Mt. Vernon, Indiana                                55         25          --
  Swiftcreek Landfill..................  Macon, Georgia                                    792         81          33
  Tay-Ban..............................  Birch Run, Michigan                                90         25           6
  Tri-K Landfill.......................  Stanford, Kentucky                                572         64          49
  United Refuse........................  Fort Wayne, Indiana                               305         77          16
  Upper Piedmont Environmental.........  Roxboro, North Carolina                           614         70          54
  Uwharrie Landfill*...................  Mt. Gilead, North Carolina                        905         90          31
  Valley View..........................  Louisville, Kentucky                              663        109          82
  Victory Environmental................  Terre Haute, Indiana                              461        260         138
  Wabash Valley........................  Wabash, Indiana                                   284         69          12
  Whitefeather.........................  Pinconning, Michigan                              105         70          45
                                                                                        ------      -----       -----
  Total................................                                                 24,628      7,558       4,777
                                                                                        ======      =====       =====

---------------

* We operate, but do not own this landfill.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     Our directors and executive officers are as follows:

                NAME                   AGE                      POSITION
                ----                   ---                      --------
H. Wayne Huizenga....................  61    Chairman of the Board
Harris W. Hudson.....................  56    Vice Chairman, Secretary and Director
James E. O'Connor....................  50    Chief Executive Officer and Director
James H. Cosman......................  56    President and Chief Operating Officer
David A. Barclay.....................  37    Senior Vice President, General Counsel and
                                              Assistant Secretary
Steven R. Goldberg...................  48    Senior Vice President -- Corporate Development
Tod C. Holmes........................  50    Senior Vice President and Chief Financial
                                              Officer
John W. Croghan......................  68    Director
Ramon A. Rodriguez...................  54    Director
Allan C. Sorensen....................  61    Director

  Directors and Executive Officers

     H. WAYNE HUIZENGA was named Chairman of the Board in May 1998. He also served as our Chief Executive Officer from May 1998 until December 1998. Mr. Huizenga has served as the Chairman of the Board of AutoNation since August 1995 and as Co-Chief Executive Officer of AutoNation since October 1996. From August 1995 until October 1996, Mr. Huizenga served as Chief Executive Officer of AutoNation. Since September 1996, Mr. Huizenga also has served as the Chairman of the Board of Florida Panthers Holdings, Inc., a sports, entertainment and leisure company that owns and operates the Florida Panthers professional sports franchise and several luxury resort hotels and other facilities. Since January 1995, Mr. Huizenga also has served as the Chairman of the Board of Extended Stay America, Inc., an operator of extended stay lodging facilities. From September 1994 until October 1995, Mr. Huizenga served as the Vice Chairman of Viacom Inc., a diversified entertainment and communications company. During such period, Mr. Huizenga also served as the Chairman of the Board of Blockbuster Entertainment Group, a division of Viacom. From April 1987 through September 1994, Mr. Huizenga served as the Chairman of the Board and Chief Executive Officer of Blockbuster, during which time he helped build Blockbuster from a 19-store chain into the world's largest video rental company. In September 1994, Blockbuster merged into Viacom. In 1971, Mr. Huizenga co-founded Waste Management, which he helped build into the world's largest integrated solid waste services company, and he served in various capacities, including President, Chief Operating Officer and a director from its inception until 1984. Mr. Huizenga also owns the Miami Dolphins professional sports franchise, as well as Pro Player Stadium in South Florida, and is a director of theglobe.com, an internet on-line community, and NationsRent, Inc., a national equipment rental company.

     HARRIS W. HUDSON was named Vice Chairman and Secretary and a director in May 1998. Mr. Hudson has served as a director of AutoNation since August 1995 and as Vice Chairman of AutoNation since October 1996. He served as Chairman of AutoNation's Solid Waste Group from October 1996 until July 1998. From August 1995 until October 1996, Mr. Hudson served as President of AutoNation. From 1983 until August 1995, Mr. Hudson served as Chairman of the Board, Chief Executive Officer and President of Hudson Management, a solid waste collection company that he founded, which was acquired by AutoNation in August 1995. From 1964 to 1982, Mr. Hudson served as Vice President of Waste Management of Florida, Inc., a subsidiary of Waste

Management and its predecessor. Mr. Hudson also serves as a director of NationsRent and Florida Panthers Holdings.

     JAMES E. O'CONNOR was named Chief Executive Officer and a director in December 1998. From 1972 to 1978 and from 1982 to 1998, Mr. O'Connor served in various positions with Waste Management, including Senior Vice President from 1997 to 1998, Area President of Waste Management of Florida, Inc. from 1992 to 1997, Senior Vice President of Waste Management-North America from 1991 to 1992 and Vice President -- Southeastern Region from 1987 to 1991.

     JAMES H. COSMAN was named President and Chief Operating Officer in May 1998. Mr. Cosman served as President and Chief Operating Officer of AutoNation's Solid Waste Group from January 1997 until July 1998. From 1972 until December 1996, Mr. Cosman served in various positions with Browning-Ferris, including Regional Vice President -- Northern Region from 1993 to 1996, Regional Vice President -- Mid America Region from 1989 to 1993, Regional Vice
President -- South Central Region from 1979 to 1988 and District Manager from 1975 to 1979.

     DAVID A. BARCLAY was named Senior Vice President, General Counsel and Assistant Secretary in August 1998. Mr. Barclay served as Senior Vice President and General Counsel of AutoNation's Solid Waste Group from March 1998 until July 1998. Prior to that, from January 1997 to February 1998, Mr. Barclay was Vice President and Associate General Counsel of AutoNation. From June 1995 to January 1997, Mr. Barclay was Vice President, General Counsel and Secretary of Discovery Zone, Inc. Discovery Zone filed a voluntary petition under the federal bankruptcy laws in March 1996. Mr. Barclay served in various positions with Blockbuster, including Senior Corporate Counsel from 1993 to 1995 and Corporate Counsel from 1991 to 1993. Prior to joining Blockbuster, Mr. Barclay was an attorney in private practice in Miami, Florida.

     STEVEN R. GOLDBERG was named Senior Vice President -- Corporate Development in October 1998. From 1987 to 1998, Mr. Goldberg served in various positions with Ryder System, Inc., including Vice President of Corporate Development during 1998, Chief Financial Officer of Ryder Transportation Services, a division of Ryder, from 1996 to 1998, and Vice President and Treasurer from 1993 to 1996.

     TOD C. HOLMES was named Senior Vice President and Chief Financial Officer in August 1998. Mr. Holmes served as our Vice President -- Finance from June 1998 until August 1998 and as Vice President of Finance of AutoNation's Solid Waste Group from January 1998 until July 1998. From 1987 to 1998, Mr. Holmes served in various positions with Browning-Ferris, including Vice President, Investor Relations from 1996 to 1998, Divisional Vice President, Collection Operations from 1995 to 1996, Divisional Vice President and Regional Controller, Northern Region, from 1993 to 1995 and Divisional Vice President and Assistant Corporate Controller from 1991 to 1993.

     JOHN W. CROGHAN was named a director in July 1998. Mr. Croghan is President and General Partner of Lincoln Partners, a partnership of Lincoln Capital Management Inc. He was a founder and, through 1997, the Chairman of Lincoln Capital Management, an investment management firm. He is a director of Morgan Stanley Dean Witter & Co.'s public closed-end funds, Lindsay Manufacturing Co., and St. Paul Bancorp, Inc.

     RAMON A. RODRIGUEZ was named a director in March 1999. Mr. Rodriguez has served as President of Madsen, Sapp, Meng, Rodriguez & Co., P.A., a certified public accounting firm, since 1971.

     ALLAN C. SORENSEN was named a director in November 1998. Mr. Sorensen is also a director of Let's Talk Cellular & Wireless, Inc. and Westmark Group Holdings, Inc. He is also a co-founder and Vice Chairman of the Board of Interim Health Care, Inc., which was spun-off from Interim Services, Inc. in October 1997. Prior to that, Mr. Sorensen served as a director and in various capacities including President, Chief Executive Officer and Chairman of Interim Services from 1967 to 1997. He was a member of the Board of Directors of H&R Block, Inc. from 1979 until September 1993 when Interim Services was spun off in an initial public offering.

     There is no family relationship between any of our executive officers and directors, except that Mr. Huizenga is Mr. Hudson's brother-in-law. Our executive officers are selected by and serve at the discretion of our board of directors. Our directors hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified.

     The board of directors develops our business strategy, establishes our overall policies and standards and reviews the performance of management in executing our business strategy and implementing our policies and standards. The directors are kept informed of our operations at meetings of the board of directors and committees of the board of directors, through reports and analyses presented to the board of directors, and by discussions with management. Significant communications between the directors and management also occur apart from meetings of the board of directors and committees of the board of directors.

COMMITTEES OF THE BOARD

     The board of directors has established three committees: the Executive Committee, the Audit Committee and the Compensation Committee.

     The Executive Committee has full authority to exercise all the powers of the board of directors between meetings of the board of directors, except as reserved by the board of directors. The Executive Committee does not have the power to elect or remove executive officers, approve a merger, recommend a sale of substantially all of our assets, recommend a dissolution of our company, amend our certificate of incorporation or bylaws, declare dividends on our outstanding securities, or, except as authorized by the board of directors, issue any common stock or preferred stock. The board of directors has given the Executive Committee the authority to approve acquisitions, borrowings, guarantees and other transactions individually not involving more than $100 million in cash, securities, including common stock that we might issue, or other consideration. The Executive Committee consists of Messrs. Huizenga and Hudson.

     The Audit Committee has the power to oversee the retention, performance and compensation of the independent public accountants and the establishment and oversight of such systems of internal accounting and auditing control as it deems appropriate. The Audit Committee consists of Messrs. Croghan and Sorensen.

     The Compensation Committee reviews and approves the compensation of our executive officers, including payment of salaries, bonuses and incentive compensation, determines our compensation philosophy and programs, and administers our stock option plans. The Compensation Committee consists of Messrs. Croghan and Sorensen.

EXECUTIVE COMPENSATION

  Summary Compensation Information

     The following tables set forth certain compensation information regarding our Chief Executive Officer, our former Chief Executive Officer and our four most highly compensated executive officers during the year ended December 31, 1998. Compensation earned by Messrs. Hudson, Cosman, Holmes and Goldberg was paid or awarded by AutoNation, and/or our company, through the end of 1998. All amounts paid by AutoNation were paid on our behalf and we reimbursed AutoNation for those amounts.

                           SUMMARY COMPENSATION TABLE

                                                                                        LONG-TERM
                                                                                       COMPENSATION
                                                                                          AWARDS
                                                                      ANNUAL           ------------
                                                                 COMPENSATION(1)        SECURITIES
                                                              ----------------------    UNDERLYING     ALL OTHER
             NAME AND PRINCIPAL POSITION               YEAR     SALARY       BONUS      OPTIONS(2)    COMPENSATION
             ---------------------------               ----   ----------   ---------   ------------   ------------
H. Wayne Huizenga....................................  1998           --          --           --             --
  (Chairman of the Board and Chief                     1997           --          --           --             --
  Executive Officer through                            1996           --          --           --             --
  December 1998)(3)

James E. O'Connor....................................  1998   $   20,731   $   8,432      250,000             --
  (Chief Executive Officer                             1997           --          --           --             --
  and Director)(4)                                     1996           --          --           --             --

Harris W. Hudson.....................................  1998      398,461     200,000           --             --
  (Vice Chairman and Secretary)                        1997      395,769     100,000           --             --
                                                       1996      286,501          --           --             --

James H. Cosman......................................  1998      340,961      87,500           --             --
  (President and Chief                                 1997      300,000      75,000           --       $ 33,775(6)
  Operating Officer)(5)                                1996           --          --           --             --

Tod C. Holmes........................................  1998      187,692      50,000           --         46,342(8)
  (Senior Vice President and                           1997           --          --           --             --
  Chief Financial Officer)(7)                          1996           --          --           --             --

Steven R. Goldberg...................................  1998       58,173      35,000      110,000        105,000(10)
  (Senior Vice President --                            1997           --          --           --             --
  Corporate Development)(9)                            1996           --          --           --             --

---------------

 (1) The aggregate total value of perquisites, other personal benefits, securities or property or other annual compensation did not equal $50,000, or ten percent of the annual salary and bonus for any person named in this chart, during 1996, 1997 or 1998 and has not been included in this table.
 (2) Messrs. O'Connor and Goldberg were the only people named in this chart who received options to purchase shares of our common stock in 1998.
 (3) We did not pay Mr. Huizenga any cash salary or bonus.
 (4) Mr. O'Connor became an employee in December 1998.
 (5) Mr. Cosman joined AutoNation in January 1997.
 (6) Consists of certain relocation expenses for Mr. Cosman.
 (7) Mr. Holmes joined AutoNation in January 1998.
 (8) Consists of certain relocation expenses for Mr. Holmes.
 (9) Mr. Goldberg became an employee in October 1998.
(10) Consists of an initial signing bonus received by Mr. Goldberg that is not part of a recurring arrangement.

                 OPTION GRANTS IN YEAR ENDED DECEMBER 31, 1998

                                                             INDIVIDUAL GRANTS
                                             --------------------------------------------------     POTENTIAL REALIZABLE
                                                            PERCENT                                   VALUE AT ASSUMED
                                             NUMBER OF      OF TOTAL                                ANNUAL RATES OF STOCK
                                             SECURITIES     OPTIONS                                  PRICE APPRECIATION
                                             UNDERLYING    GRANTED TO                                  FOR OPTION TERM
                                              OPTIONS     EMPLOYEES IN   EXERCISE    EXPIRATION   -------------------------
                   NAME                      GRANTED(1)   FISCAL YEAR     PRICE         DATE          5%            10%
                   ----                      ----------   ------------   --------    ----------   -----------   -----------
H. Wayne Huizenga..........................        --          --              --       --                 --            --
James E. O'Connor..........................   250,000          53%       $18.0625     12/6/08     $ 2,839,852   $ 7,196,743
James H. Cosman............................        --          --              --       --                 --            --
Harris W. Hudson...........................        --          --              --       --                 --            --
Tod C. Holmes..............................        --          --              --       --                 --            --
Steven R. Goldberg.........................   110,000          23%          14.50     10/8/08         879,369     2,165,927

---------------

(1) Messrs. O'Connor and Goldberg were the only people named in this chart who received options to purchase shares of our common stock in 1998.

                             YEAR-END OPTION VALUES

                                                        NUMBER OF SECURITIES
                                                       UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                             OPTIONS AT               IN-THE-MONEY OPTIONS
                                                        DECEMBER 31, 1998(1)          DECEMBER 31, 1998(1)
                                                     ---------------------------   ---------------------------
                       NAME                          EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                       ----                          -----------   -------------   -----------   -------------
H. Wayne Huizenga..................................          --             --             --            --
James E. O'Connor..................................      62,500        187,500     $   23,437      $ 70,312
Harris W. Hudson...................................          --             --             --            --
James H. Cosman....................................          --             --             --            --
Tod C. Holmes......................................          --             --             --            --
Steven R. Goldberg.................................          --        110,000             --       433,125

---------------

(1) Messrs. O'Connor and Goldberg were the only people named in this chart who received options to purchase shares of our common stock in 1998.

COMPENSATION COMMITTEE INTERLOCK AND INSIDER PARTICIPATION

     Messrs. Croghan and Sorensen served as members of the Compensation Committee in 1998. No member of the Compensation Committee was an officer or employee of our company or AutoNation during the prior year or was formerly an officer of our company or AutoNation. During the fiscal year ended December 31, 1998, none of our executive officers served on the compensation committee of any other entity, any of whose directors or executive officers served either on our board of directors or on our Compensation Committee.

COMPENSATION OF DIRECTORS

     Commencing in January 1999, we pay each of our non-employee directors $25,000 per year, and $1,000 for each board or committee meeting they attend in person. Under our 1998 Stock Incentive Plan, we grant options to purchase shares of Class A common stock to our non-employee directors. As of April 30, 1999, 170,000 options have been granted to our non-employee directors. Other than as provided in our Stock Incentive Plan and the reimbursement of reasonable expenses incurred for attending board of directors and committee meetings, we have not adopted any other policies on directors' compensation and benefits. See "-- Stock Incentive Plan."

EMPLOYMENT AGREEMENTS

     We entered into a three year employment agreement with James E. O'Connor who is our Chief Executive Officer, effective as of December 7, 1998. The employment agreement provides that our board of directors will appoint Mr. O'Connor to the board and that Mr. O'Connor will be nominated for election to our board of directors at each annual meeting of our stockholders during the term of the agreement. The employment agreement provides that Mr. O'Connor will receive an annual base salary of $385,000. In addition, Mr. O'Connor will be eligible for an annual bonus of up to 30% of his base salary, based on the achievement of certain corporate goals and objectives. Pursuant to his employment agreement, Mr. O'Connor also received options to purchase up to 250,000 shares of our Class A common stock, of which 62,500 shares were fully vested and could be purchased immediately. The remaining shares shall vest and be eligible for purchase in equal amounts of 46,875 shares each year on the first four anniversary dates of the grant. If Mr. O'Connor is terminated "without cause" or if he elects to terminate his employment for "good reason," in each case as defined in his employment agreement, Mr. O'Connor will continue to receive his salary and health benefits for a period ending on the later of the first anniversary date of the termination or the end of his employment period. Mr. O'Connor is also subject to confidentiality obligations as well as to non-compete and non-solicitation covenants for a three year period following the termination of his employment period.

     We also entered into a three year employment agreement with Mr. Cosman, our President and Chief Operating Officer, effective as of January 11, 1999. The employment agreement provides that Mr. Cosman will receive an annual base salary of $400,000. In addition, Mr. Cosman will be eligible for an annual bonus of up to 30% of his base salary, based on the achievement of certain corporate goals and objectives. If Mr. Cosman is terminated "without cause" or if he elects to terminate his employment for "good reason," in each case as defined in his employment agreement, Mr. Cosman shall be entitled to continue to receive his salary and health benefits for a period ending on the later of the first anniversary date of the termination or the end of his employment period. Mr. Cosman is also subject to confidentiality obligations as well as to non-compete and non-solicitation covenants for a three year period following the termination of his employment period.

SEVERANCE AGREEMENTS

     Mr. Holmes entered into a severance agreement with AutoNation when hired by AutoNation. Mr. Holmes' severance agreement provides that if his employment with AutoNation is terminated without cause during the first 24 months of his employment, then Mr. Holmes is entitled to continue to receive severance pay equal to his base monthly salary for a period equal to the greater of the balance of such 24 month period or 12 months. Mr. Holmes' severance agreement also provides that if his employment with AutoNation is terminated without cause after the first 24 months of his employment, Mr. Holmes is entitled to continue to receive his base monthly salary for a period of 12 months. All options granted under AutoNation's stock option plans would continue to vest throughout the severance period. We assumed AutoNation's severance obligations under Mr. Holmes' agreement prior to the closing of our initial public offering. Mr. Holmes will not be entitled to any severance payments as a result of our separation from AutoNation.

     Mr. Goldberg entered into a severance agreement with us which provides that if his employment is terminated without cause in the first 24 months of his employment, then Mr. Goldberg is entitled to continue to receive severance pay equal to his base monthly salary for a period of 18 months as well as a prorated portion of his annual incentive bonus. All options granted under our 1998 Stock Incentive Plan would continue to vest throughout the severance period.

STOCK INCENTIVE PLAN

     In July 1998, we adopted our 1998 Stock Incentive Plan to provide for the grant of options to purchase shares of Class A common stock, stock appreciation rights and stock grants to employees, non-employee directors and independent contractors who are eligible to participate in the Stock Incentive Plan. The Stock Incentive Plan provides for the grant of options to employees and independent contractors at the discretion of our board of directors. Additionally, the Stock Incentive Plan provides for an automatic grant of an option to purchase 50,000 shares of Class A common stock to each member of the board of directors who joins the board of directors as a non-employee director, and an additional automatic grant of an option to purchase 10,000 shares of common stock at the beginning of each fiscal year thereafter to each non-employee director continuing to serve on the board of directors at such date. We have reserved 20.0 million shares of Class A common stock for issuance as a result of options granted under the Stock Incentive Plan. In March 1999, we issued approximately 8.3 million options to employees under our 1998 Stock Incentive Plan to replace options our employees held under AutoNation's stock option plans. As of April 30, 1999, options to purchase approximately 12.6 million shares of Class A common stock were outstanding under our 1998 Stock Incentive Plan, approximately 2.6 million of which are presently exercisable.

401(K) PLAN

     Our board of directors is planning to adopt a 401(k) Savings and Retirement Plan that is intended to qualify for preferential tax treatment under section 401(a) of the Internal Revenue Code. Although we have not yet adopted the specific terms of this plan, we intend that most of our employees will be eligible to participate in this plan when it is adopted.

                        SECURITY OWNERSHIP OF BENEFICIAL
                             OWNERS AND MANAGEMENT

     The following table provides information as of April 22, 1999 regarding the beneficial ownership of shares of common stock by (1) each of our stockholders whom we know to be a beneficial owner of more than 5% of shares of common stock outstanding, (2) each of our directors, (3) our Chief Executive Officer, our former Chief Executive Officer and each of our four other most highly compensated officers and (4) all of our current directors and executive officers as a group. Share amounts and percentages shown for each individual, entity or group in the table are adjusted to give effect to shares of common stock that are not outstanding but may be acquired by the individual, entity or group upon exercise of any options exercisable within 60 days of April 22, 1999. However, these shares of common stock are not deemed to be outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by any other person. Except for AutoNation, we are not aware of any individual, entity or group that beneficially owns more than 5% of the outstanding shares of our common stock.

                                                               SHARES BENEFICIALLY
                                                                      OWNED
                          NAME OF                             ---------------------
                      BENEFICIAL OWNER                          NUMBER      PERCENT
                      ----------------                        -----------   -------
AutoNation, Inc.............................................   12,162,500      6.9%
H. Wayne Huizenga...........................................           --        *
James E. O'Connor...........................................       64,700        *
Harris W. Hudson............................................           --        *
John W. Croghan.............................................      110,000        *
Ramon A. Rodriguez..........................................       50,000        *
Allan C. Sorensen...........................................       60,000        *
James H. Cosman.............................................       16,000        *
Tod C. Holmes...............................................        5,000        *
Steven R. Goldberg..........................................        2,000        *
All directors and executive officers as a group (10
  persons)..................................................      307,700        *

---------------

 *  Less than 1 percent

     The address of AutoNation is 110 S.E. Sixth Street, Fort Lauderdale, FL 33301. AutoNation beneficially owns all of the shares through its indirect wholly owned subsidiary, AutoNation Insurance Company, Inc., a Vermont corporation. The address of AutoNation Insurance is 76 St. Paul Street, Suite 501, Burlington, VT 05401.

     The underwriters may exercise their over-allotment option on or before May 26, 1999 for all or part of the 12,162,500 shares of common stock that AutoNation still owns. If the over-allotment option is exercised in full, then AutoNation will not own any of our stock. At this time, however, we do not know whether, when or with respect to how many shares the underwriters will exercise their over-allotment option.

     The aggregate amount of common stock beneficially owned by Mr. O'Connor consists of 2,200 shares owned directly by him and vested options to purchase 62,500 shares.

     The aggregate amount of common stock beneficially owned by Mr. Croghan consists of 50,000 shares owned directly by him and vested options to purchase 60,000 shares.

     The aggregate amount of common stock beneficially owned by Mr. Rodriguez consists of vested options to purchase 50,000 shares.

     The aggregate amount of common stock beneficially owned by Mr. Sorensen consists of vested options to purchase 60,000 shares.

     The aggregate amount of common stock beneficially owned by Mr. Cosman consists of 16,000 shares owned by Mr. Cosman and his wife as joint tenants.

     The aggregate amount of common stock beneficially owned by all directors and executive officers as a group consists of (a) 75,200 shares and (b) vested options to purchase 232,500 shares. The table above does not include a total of 136,809 options issued by our company to some officers replacing options to purchase shares of AutoNation common stock which, although vested, may not be exercised until after January 2, 2000 under the terms of repricing agreements between the officers and AutoNation.

              INTERCOMPANY RELATIONSHIPS AND RELATED TRANSACTIONS

     The following includes brief summaries of the Separation and Distribution Agreement, the Services Agreement, the Tax Indemnification and Allocation Agreement and the Employee Benefits Agreement between our company and AutoNation. The summaries of these agreements are qualified in their entirety by the actual agreements, copies of which are incorporated herein by reference as exhibits.

     Prior to our initial public offering, we had been a wholly owned subsidiary of AutoNation. After our initial public offering, AutoNation owned 63.9% of our outstanding common stock. AutoNation sold substantially all of its shares of our common stock in a secondary public offering in May 1999. AutoNation currently owns approximately 12.2 million shares of our common stock, which constitutes approximately 6.9% of the outstanding shares of our common stock, and has granted the underwriters an over-allotment option to purchase those shares, in whole or in part, until May 26, 1999. Mr. Huizenga is the Chairman of the Board and Co-Chief Executive Officer of AutoNation and Mr. Hudson is the Vice Chairman and a director of AutoNation. Messrs. Huizenga and Hudson beneficially own a total of approximately 11.3% of AutoNation's outstanding common stock, including their presently exercisable warrants and options to purchase AutoNation common stock. As a result, the following transactions between our company and AutoNation may be deemed to be intercompany or related party transactions.

HISTORICAL INTERCOMPANY RELATIONSHIPS

     Prior to our initial public offering of common stock in July 1998, AutoNation provided our company with various services, including:

        - accounting,

        - auditing,

        - cash management,

        - corporate communications,

        - corporate development,

        - financial and treasury,

        - human resources and benefit plan administration,

        - insurance and risk management,

        - legal,

        - purchasing and

        - tax services.

     AutoNation also provided our company with the services of a number of its executives and employees. In consideration for these services, AutoNation allocated to our company a portion of its general and administrative costs related to such services. Our management believes that the amounts allocated to our company were no less favorable to our company than the expenses we would have incurred to obtain such services on our own or from unaffiliated third parties.

     From time to time, AutoNation guaranteed some of our obligations. These guarantees remain in place and may be called upon should there be a default under these obligations. In that event, we would be obligated to reimburse AutoNation for all liabilities AutoNation incurred as a result of the obligations. Now that we are no longer a subsidiary of AutoNation, we are required to cause all such guarantees by AutoNation to be released by the creditors and other parties holding such guarantees.

DIVIDEND AND INTERCOMPANY DEBT REPAYMENTS

     As part of our separation from AutoNation, and prior to our initial public offering, our company declared and paid a $2.0 billion dividend in April 1998 to AutoNation in the form of promissory notes. In addition, we owed AutoNation approximately $139.5 million and owed Resources, at that time one of our subsidiaries, approximately $165.4 million, net of an approximate $90.5 million Resources owed to our company. On June 30, 1998, we repaid $565.4 million of the promissory notes that we issued to AutoNation with cash, assets that we received from Resources and with the receivable Resources owed to our company. In addition, we distributed all of our shares of common stock of Resources to AutoNation. We also repaid the amounts we owed to AutoNation and Resources by issuing 16,474,417 shares of Class A common stock to AutoNation and we repaid the remaining balance of the promissory notes that we had issued to AutoNation with the net proceeds from the sale of 63,250,000 shares of Class A common stock in our initial public offering, which totalled approximately $1.4 billion.

SEPARATION AND DISTRIBUTION AGREEMENT

     The Separation and Distribution Agreement that we entered into with AutoNation in June 1998 provided for the principal corporate transactions required to effect our separation from AutoNation, for the then-contemplated distribution by AutoNation of our common stock that it owned to its stockholders and for other arrangements governing the future relationship between our company and AutoNation.

     The Separation. Under the Separation and Distribution Agreement that we entered into with AutoNation and prior to our initial public offering, (1) we distributed to AutoNation all of the common stock of Resources, whose assets and liabilities related to AutoNation's automotive retail businesses, and (2) we reorganized internally within our consolidated group of subsidiaries certain subsidiaries engaged in the solid waste services business, that we owned directly or indirectly. Our financial statements exclude the accounts of Resources.

     The Initial Public Offering. Under the Separation and Distribution Agreement, in July 1998, we issued and sold 63,250,000 shares of our Class A common stock in our initial public offering, resulting in net proceeds of approximately $1.4 billion. We used all the net proceeds, and issued an additional 16,474,417 shares of our Class A common stock, to repay in full all amounts that we owed to AutoNation.

     The Distribution. Under the Separation and Distribution Agreement, the distribution of our common stock that AutoNation owned to its stockholders was subject to the satisfaction or waiver by the AutoNation board of directors, in its sole discretion, of several conditions, including the receipt of a favorable private letter ruling from the IRS. In March 1999, the IRS advised AutoNation in writing that the IRS would not rule as requested. As a result, with our consent, AutoNation decided to sell its shares of our common stock. In May 1999, AutoNation sold substantially all of its shares of our common stock in a secondary public offering, and has given the underwriters in the offering options exercisable on or prior to May 26, 1999 to purchase all or a portion of its remaining shares.

     Registration Rights. The Separation and Distribution Agreement provides that AutoNation and any of AutoNation's wholly owned subsidiaries that own our common stock will have the right in certain circumstances to require our company to use our best efforts to register for resale shares of our common stock held by AutoNation under the Securities Act and applicable state securities laws, subject to conditions, limitations and exceptions. We also agreed with AutoNation that if we file a registration statement for the sale of securities under the Securities Act, then AutoNation and its subsidiaries may, subject to conditions, limitations and exceptions, include in the registration statement shares of common stock held by AutoNation and its subsidiaries. AutoNation agreed to pay all of the offering expenses related to the registration statement that we file at the request of AutoNation, provided that if we registered any new shares of our common stock in the registration statement that we prepared at AutoNation's request, then we would pay our pro rata portion of the offering expenses. We agreed to pay offering expenses related to the registration statement that we may file on our own behalf; however, AutoNation must pay its pro rata portion of the offering expenses if any shares of our common stock held by AutoNation and its subsidiaries are included in that registration statement. In March 1999, AutoNation exercised its right under the Separation and Distribution Agreement to have us register all of the common stock it owns, resulting in the secondary public offering by AutoNation of its shares of our common stock in May 1999.

     Releases and Indemnification. The Separation and Distribution Agreement provides for a full and complete release and discharge as of the time we made our initial public offering of all liabilities, including any contractual agreements or arrangements existing or alleged to exist, existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before our initial public offering, between our company and AutoNation, including in connection with the transactions and all other activities to implement our spinoff from AutoNation, our initial public offering and the distribution of our common stock to AutoNation stockholders, except as otherwise expressly stated in the Separation and Distribution Agreement.

     Except as provided in the Separation and Distribution Agreement, we have agreed to indemnify, defend and hold harmless AutoNation and each of AutoNation's directors, officers and employees from and against all liabilities relating to, arising out of or resulting from (1) our or any other person's failure to pay, perform or otherwise promptly discharge any of our liabilities under the Separation and Distribution Agreement and (2) any breach by our company of the Separation and Distribution Agreement or any of the ancillary agreements entered into by the parties related to the Separation and Distribution Agreement.

     Except as provided in the Separation and Distribution Agreement, AutoNation has agreed to defend and hold us harmless and to indemnify our company and each of our directors, officers and employees from and against all liabilities relating to, arising out of or resulting from (1) the failure of AutoNation or any other person to pay, perform or otherwise promptly discharge any liabilities of AutoNation other than our liabilities, (2) any breach by AutoNation of the Separation and Distribution Agreement or any of the other agreements that we entered into related to the Separation and Distribution Agreement and (3) any untrue statement of a material fact or omission to state a material fact, or alleged untrue statements or omissions, with respect to information relating to AutoNation contained in the registration statement for our common stock that was issued in our initial public offering or the registration statement that we filed on behalf of AutoNation for its secondary offering.

     The Separation and Distribution Agreement also specifies certain procedures regarding claims subject to indemnification and related matters.

     Contingent Liabilities and Contingent Gains. The Separation and Distribution Agreement provides for indemnification by our company and AutoNation regarding contingent liabilities primarily relating to our respective businesses or otherwise assigned to our company.

     The Separation and Distribution Agreement provides for the establishment of a Contingent Claims Committee comprised of one representative designated from time to time by each of AutoNation and ourselves that will establish procedures for resolving disagreements among our company and AutoNation as to contingent gains and contingent liabilities.

     The Separation and Distribution Agreement provides for the sharing of shared contingent liabilities, which means:

     - any contingent liabilities that are not exclusive contingent liabilities of AutoNation or exclusive contingent liabilities of ours and

     - specifically identified liabilities.

     The parties have agreed to allocate responsibility for shared contingent liabilities based upon the respective market capitalizations of each party at the time of our initial public offering or on other methodology to be established by a committee that we and AutoNation will establish for this purpose. AutoNation will assume the defense of, and may seek to settle or compromise, any third party claim that is a shared contingent liability, and the costs and expenses of the claim will be included in the amount to be shared by AutoNation and our company.

     The Separation and Distribution Agreement provides that the parties will each have the exclusive right to any benefit received with respect to any contingent gain that primarily relates to the business of that party, or that is expressly assigned to that party. Each party will have sole and exclusive authority to manage, control and otherwise determine all matters whatsoever with respect to a contingent gain that primarily relates to its respective business. We have agreed with AutoNation to share any benefit that may be received from any contingent gain based upon market capitalizations of each party as of the date we completed our initial public offering or another methodology that a committee that the parties appoint may determine. We have agreed that AutoNation will have the sole and exclusive authority to manage, control and otherwise determine all matters whatsoever with respect to any contingent gain. Under the Separation and Distribution Agreement, we have agreed that AutoNation may decide not to pursue any contingent gain for any reason whatsoever, including a different assessment of the merits of any action, claim or right or any business reasons that are in the best interests of AutoNation, without regard to our best interests, and that AutoNation will have no liability to us as a result of that determination.

     Certain Business Transactions. Under the terms of the Separation and Distribution Agreement, AutoNation has agreed that, for a period of five years after we are no longer a subsidiary of AutoNation, AutoNation will not directly or indirectly compete with us in the solid waste services industry anywhere in North America, and we have agreed that, for a period of five years after that time, we will not directly or indirectly compete with AutoNation in the automotive retail or vehicle rental industries anywhere in North America. The Separation and Distribution Agreement also provided for the allocation of corporate opportunities prior to the time we separated from AutoNation. During this period, neither party had any duty to communicate or offer opportunities to the other and, subject to the non-competition covenants, could pursue or acquire any opportunity for itself or direct the opportunity to another. However, (1) if the opportunity related primarily to the business of the other party, the party that had the opportunity generally was required to let the other party know about it and (2) if the opportunity related to both of our businesses, the party that learned about the opportunity had to use its reasonable best efforts to let the other party know about it.

     Insurance. Under the Separation and Distribution Agreement, AutoNation agreed to permit our company to continue to participate in some of its insurance policies and to provide claims adjustment services for automobile liability and general liability claims. We have paid AutoNation a monthly fee of $43,000 for insurance costs plus an amount equal to 5% of incurred losses for claims adjustment services. We are securing insurance policies independent of AutoNation. We have agreed with AutoNation to cooperate in good faith to provide for an orderly transition of insurance coverage. However, AutoNation will not be liable to our company in the event any of these policies are terminated or prove to be inadequate. See "Business -- Liability and Insurance Bonding."

     Expenses. Except as set forth in an ancillary agreement, the Separation and Distribution Agreement treats specific third-party fees, costs and expenses paid or incurred in anticipation of the distribution of our shares to AutoNation's stockholders in the same manner as we will treat the expenses that are incurred for the contingent liabilities, and all other fees, costs and expenses in connection with the distribution will be paid by AutoNation.

     Termination. The Separation and Distribution Agreement provides that it may be terminated at any time prior to the time our shares are distributed to AutoNation's stockholders, if AutoNation and our company both agree. In the event of any such termination, only the provisions of the Separation and Distribution Agreement that obligate each party to pursue the distribution terminate and the other provisions of the Separation and Distribution Agreement and other related agreements will remain in full force and effect.

SERVICES AGREEMENT

     AutoNation and our company have entered into a Services Agreement under which AutoNation provides our company with:

     - accounting,

     - auditing,

     - cash management,

     - corporate communications,

     - corporate development,

     - financial and treasury,

     - human resources and benefit plan administration,

     - insurance and risk management,

     - legal,

     - purchasing and

     - tax services.

     In exchange for providing these services, we paid AutoNation a fee of $1.25 million per month, subject to review and adjustment based upon a reduction in the amount of services AutoNation provided. Effective January 1, 1999, the fee was reduced to $0.9 million per month. The fee is payable 15 days after the close of each month and our management thinks that the fee is no less favorable than if we were to provide these services ourselves or if we had obtained them from unaffiliated third parties.

     The Services Agreement has been amended to provide for an initial term expiring June 30, 1999, with an option to extend the term until December 31, 1999. After that, we have an additional option to extend the term for another year. At any time, we can terminate the agreement upon 30 days' written notice.

     Any services that AutoNation provides our company beyond the services to be provided under the terms of the Services Agreement that AutoNation determines are not covered by the fees provided for under the terms of the Services Agreement will be billed to our company as described in the Services Agreement, or on such other basis as AutoNation and we may agree. The price payable by our company for these non-covered services will be established on a negotiated basis which is no less favorable than the charges for comparable services from unaffiliated third parties.

TAX INDEMNIFICATION AND ALLOCATION AGREEMENT

     We have entered into a Tax Indemnification and Allocation Agreement with AutoNation that provides that AutoNation will indemnify us for income taxes that we might incur if the internal restructuring transactions that we entered into in June 1998 in connection with our initial public offering fail to qualify as tax-free spin-offs.

     In addition to the foregoing indemnities, the Tax Indemnification and Allocation Agreement provides for four things:

     (1) the allocation and payment of taxes for periods during which we and AutoNation are included in the same consolidated group for federal income tax purposes or the same consolidated, combined or unitary returns for state tax purposes,

     (2) the allocation of responsibility for the filing of tax returns,

     (3) the conduct of tax audits and the handling of tax controversies and

     (4) various related matters.

     For periods during which AutoNation includes our company in its consolidated federal income tax returns or state consolidated, combined or unitary tax returns, which will include the periods on or before we became a public company, we will be required to pay an amount of income tax equal to the consolidated tax liability attributable to our operations. We will be responsible for our own separate tax liabilities that are not determined on a consolidated or combined basis. In the future, we will also be responsible for any increases to the consolidated tax liability of AutoNation and our company that is attributable to our company, and we will be entitled to refunds for reductions of tax liabilities attributable to our company for prior periods.

     We were included in AutoNation's consolidated group for federal income tax purposes for periods during which AutoNation beneficially owned at least 80% of the total voting power and value of our outstanding common stock. Each corporation that is a member of a consolidated group during any portion of the group's tax year is jointly and severally liable for the federal income tax liability of the group for that year. We and our subsidiaries stopped being members of AutoNation's consolidated group after we became a public company. While the Tax Indemnification and Allocation Agreement allocates tax liabilities between AutoNation and our company during the periods when we were in included in AutoNation's consolidated group, we could be liable in the event federal tax liability allocated to AutoNation is incurred, but not paid, by AutoNation or any other member of AutoNation's consolidated group for AutoNation's tax years before we were a public company. If this were to happen, we could seek indemnification from AutoNation under the Tax Indemnification and Allocation Agreement.

EMPLOYEE BENEFITS AGREEMENT

     We entered into an Employee Benefits Agreement with AutoNation. Under this Agreement, we have assumed and agreed to pay, perform, fulfill and discharge all liabilities to, or relating to, former employees of AutoNation or its affiliates whom we will employ as of the date we are no longer affiliated with AutoNation and certain former employees of AutoNation or its affiliates, including retirees, who were employed by or provided services primarily for our solid waste business. Now that we are no longer affiliated with AutoNation, these employees and former employees no longer participate in AutoNation's employee benefit plans, although we are responsible for our allocable share of the costs of such plans. We are in the process of establishing our own employee benefit plans, which are generally similar to AutoNation's plans as in effect. The Employee Benefits Agreement that we are describing does not preclude our company from discontinuing or changing such plans at any time thereafter, with a few exceptions. Our plans generally will assume all liabilities under AutoNation's plans to employees and former employees that are assigned to us, and any assets funding these liabilities will be transferred from funding vehicles associated with AutoNation's plans to the corresponding funding vehicles associated with our plans.

REPLACEMENT OPTIONS

     Prior to the initial public offering, employees of our company were granted options to purchase AutoNation common stock under AutoNation's stock option plans. In March 1999, the approximately 8.3 million AutoNation stock options held by our employees were canceled, and our company's Compensation Committee granted replacement options to purchase our common stock on a one-for-one basis. The replacement options retained the vesting and exercise rights of the original options, subject to exercise limitations for individuals who signed stock option repricing agreements with AutoNation. The exercise price for individual replacement options are priced so that the potential gain or loss on each grant of AutoNation stock options generally has been maintained under the replacement options. We recorded $2.0 million of compensation expense during the three months ended March 31, 1999 relating to our granting of replacement options at favorable exercise prices.

LEASE

     In July 1998, we signed a lease with a subsidiary of AutoNation for approximately 10,555 square feet of office space at AutoNation's corporate headquarters in Fort Lauderdale, Florida. The annual lease rate is $220,320 ($20.40 per square foot), and we pay for certain common area maintenance charges. Effective January 1, 1999, we amended the lease to increase the space we are renting to approximately 14,443 square feet at an annual rate of $294,637 ($20.40 per square foot). The lease has an initial term of one year, and we can terminate it on 90 days' prior written notice. It is automatically renewable by us for an additional one year term. The rent includes utilities, security, parking, building maintenance and cleaning services. We believe that the lease is on terms no less favorable than could be obtained from persons unrelated to our company.

OTHER RELATIONSHIPS WITH AUTONATION

     During 1998, we collected solid waste from, and leased roll-off containers to, certain automotive retail and vehicle rental subsidiaries of AutoNation and other properties. We provided all of these services at standard rates. We continue to provide these services to AutoNation on the same terms. During 1998, we rented vehicles from AutoNation's Alamo Rent-A-Car and National Car Rental System subsidiaries, under standard form vehicle rental agreements under which we were charged standard rates. We still, at times, rent vehicles from AutoNation on the same terms. In November

1998, we purchased a corporate aircraft from AutoNation for $11 million. We believe these transactions were on terms as favorable as we would have obtained from an unrelated third party.

OTHER TRANSACTIONS WITH RELATED PARTIES

     The following is a summary of other agreements and transactions that we are involved in with related parties. It is our policy that transactions with related parties must be on terms that, on the whole, are no less favorable than those that would be available from unaffiliated parties. Based on our experience, it is our belief that all of these transactions met that standard at the time such transactions were effected.

     Pro Player Stadium is a professional sports stadium in South Florida that is owned and controlled by Mr. Huizenga. One of our subsidiaries collected solid waste from, and leased roll-off waste containers to, Pro Player Stadium pursuant to standard agreements under which Pro Player Stadium paid an aggregate of approximately $219,000 in 1998. We continue to provide these services on the same terms. In September 1998, one of our subsidiaries began collecting solid waste from the National Car Rental Center, an arena in Broward County, Florida, which is operated by a subsidiary of Florida Panthers Holdings, Mr. Huizenga is the Chairman, and Mr. Hudson is a director, of Florida Panthers Holdings.

                       DESCRIPTION OF OTHER INDEBTEDNESS

THE CREDIT FACILITY

     In July 1998, we entered into a $1.0 billion unsecured revolving credit facility with a group of banks. $500.0 million of the facility is short-term and expires in July 1999 and the remaining $500.0 million is long-term and expires in July 2003. Borrowings under the credit facility bear interest at LIBOR-based rates. We use the proceeds from the credit facility to satisfy working capital requirements, capital expenditures and acquisitions. As of March 31, 1999 we had approximately $109.0 million available under the credit facility. The credit facility contains various covenants, including covenants regarding our financial performance and covenants that require us to maintain minimum consolidated stockholder's equity and limit the amount of additional debt we incur.

     We expect to use the net proceeds of the sale of the notes to repay $378.0 million of the short-term portion of the credit facility and to repay $117.0 million of the long-term portion of the credit facility, which amounts will be available to be reborrowed under the credit facility.

     Following the issuance of the notes offered hereby, the credit facility will remain outstanding. The credit facility will rank equally with the notes in right of repayment.

     We expect to extend the maturity of the short-term portion of the credit facility to July 2000, prior to its expiration in July 1999.

CALIFORNIA POLLUTION CONTROL BONDS

     When we acquired Taormina Industries, Inc. in 1997, we assumed its obligations with respect to three series of pollution control bonds issued by the California Pollution Control Financing Authority. These 20 year bonds were issued under indentures dated August 1, 1994, November 1, 1994 and September 1, 1996, respectively. The aggregate amount issued under these three series of bonds was $43.0, of which $42.0 remained outstanding on March 31, 1999. The proceeds of each series of bonds was loaned by the California Authority to Taormina Industries under loan agreements secured by letters of credit issued in favor of the State Street Bank and Trust Company of California, N.A., as trustee for the holders of the bonds.

     The bonds bear interest at a variable rates depending upon the term of each individual interest period that we select: weekly, monthly, 3 months, 6 months, 9 months, yearly, and if longer than a year, any multiple of 6 months thereafter, up to a maximum rate of 12% per annum. The particular interest rate is determined in advance by a remarketing agent based on the minimum prevailing interest rates that the remarketing agent believes that it would have to use in order to sell the bonds at their face value. On March 31, 1999, the interest rate on each series of bonds was 2.75%. The bonds are subject to a demand purchase by their holders, may sometimes be redeemed with the consent of various parties, and have mandatory and optional redemptions upon the occurrence of some events. In the case of optional redemption, the bonds may be repurchased at times for a premium, beginning at 102% of their face value and declining to their face value over the term during which they are outstanding.

     Letters of credit have been established with NationsBank, N.A. from which the trustee of the bonds is able to draw funds required to pay principal and interest on and/or to redeem or repurchase the bonds.

     The indentures, the loan agreements and the related documentation for the bonds contain standard representations and warranties, covenants and restrictions relating to the business operations of Taormina Industries and/or our company and provide for standard default provisions, including failure to pay principal and interest on the bonds and events of bankruptcy.

     Following the issuance of the notes offered hereby, the bonds will remain outstanding. The bonds will rank equally with the notes in right of repayment.

OTHER INDEBTEDNESS

     Certain of our subsidiaries are indebted under various other notes payable with total principal outstanding of approximately $22.6 million as of March 31, 1999. These notes payable are secured by real property, equipment and other assets. The interest rates on these other notes payable range from 4% to 10% and mature at various times through 2009. Generally, these notes payable were incurred by companies we acquired prior to our acquisition of the companies and are subject to prepayment penalties or premiums. We expect to continue to assume similar notes payable, which may be secured by assets, in the course of acquiring other companies.

OTHER OBLIGATIONS

     From time to time, our company and our subsidiaries are required to post surety bonds and letters of credit that secure the performance of obligations to various municipalities.

     As of March 31, 1999, we had outstanding surety bonds of approximately $417.0 million in the aggregate. The surety bonds have various terms, expiration dates and provisions, and represent debt obligations that will rank equally with the notes issued hereunder. The surety bonds have been issued under an agreement of indemnity between our company, our subsidiaries and affiliates and Liberty Bond Services. Under the indemnity agreement, our company, our subsidiaries and affiliates are obligated to pay Liberty upon demand all premiums, costs and charges for any surety bonds until such time as their release. Our company, our subsidiaries and affiliates have agreed to indemnify Liberty against liability for its issuance and enforcement of the terms of the surety bonds and, as security, we have assigned applicable contracts to Liberty. The indemnity agreement contains standard terms and conditions and other provisions affecting our company's, our subsidiaries' and affiliates' and the surety's rights and obligations.

     As of March 31, 1999, we had outstanding letters of credit of approximately $13.0 million in the aggregate. The letters of credit are issued against our revolving credit facility.

                            DESCRIPTION OF THE NOTES

GENERAL

     The notes will be issued under an indenture (we refer to the indenture, as supplemented from time to time, as the "Indenture") between Republic Services, Inc. and Bank of New York, the Trustee.

     The following summary of certain provisions of the notes and the Indenture is not complete and is subject to the detailed provisions of the Indenture. We have filed a copy of the Indenture as an exhibit to the Registration Statement. Whenever particular provisions or defined terms in the

Indenture are referred to in this prospectus, such provisions or defined terms are incorporated by reference in this prospectus. Section references used in this prospectus are references to the Indenture. References, in this Section only, to "Republic Services, Inc." refer to Republic Services, Inc. exclusive of its Subsidiaries.

TERMS

     The notes issued under the Indenture will:

     - be limited to $500 million aggregate principal amount;

     - be unsecured obligations of Republic Services, Inc.;

     - rank equally with all of our other unsecured and unsubordinated indebtedness; and

     - mature on             , 2009.

     The notes will bear interest at the rate shown on the front cover of this
prospectus from             , 1999, payable semi-annually on each
and     to the persons in whose name they are registered at the close of
business on      or      preceding the interest payment date.

     The first interest payment on the notes will be made on      , 1999.

     The notes may be redeemed before their maturity as described below, but are not entitled to the benefit of any sinking fund. They will be issued in book-entry form only. See "Book-Entry System." At March 31, 1999, on a pro forma basis after giving effect to the offering of the notes, Republic Services, Inc. would have had approximately $947.6 million of senior indebtedness outstanding.

OPTIONAL REDEMPTION

     Our notes will be redeemable, as a whole or in part, at our option, at any time or from time to time, at a redemption price equal to the greater of:

     (1) 100% of the principal amount of the notes to be redeemed, or

     (2) the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve
30-day months) at the applicable Treasury Rate, plus      basis points. In the
case of each of clause (1) and (2), accrued interest will be payable to the redemption date.

     Holders of notes to be redeemed will receive notice thereof by first-class mail at least 30 and not more than 60 days prior to the date fixed for redemption. If fewer than all of the notes are to be redeemed, the Trustee will select, not more than 60 days prior to the redemption date, the particular notes or portions thereof for redemption from the outstanding notes not previously called by such method as the Trustee deems fair and appropriate.

     On and after the redemption date, interest will cease to accrue on the notes or any portion of the notes called for redemption unless we default in the payment of the redemption price and accrued interest. On or before the redemption date, we will deposit with a paying agent (or the Trustee) money sufficient to pay the redemption price of and accrued interest on the notes to be redeemed on such date. If less than all of the notes are to be redeemed, the notes to be redeemed shall be selected by the Trustee by such method as the Trustee shall deem fair and appropriate.

BOOK-ENTRY SYSTEM

     The notes initially will be represented by one or more global securities deposited with The Depository Trust Company ("DTC") and registered in the name of DTC's nominee. Except under the circumstances described below, we will not issue the notes in definitive form.

     Upon the issuance of a global security, DTC will credit on its book-entry registration and transfer system the accounts of persons designated by the underwriters with the respective principal amounts of the notes represented by the global security. Ownership of beneficial interests in a global security is limited to persons that have accounts with DTC or its nominee ("participants") or persons that may hold interests through participants. Ownership of beneficial interests in a global security will be shown on, and the transfer of that ownership may be effected only through, records maintained by DTC or its nominee (for interests of persons who are participants) and records maintained by participants (for interests of persons who are not participants). The laws of some states require that certain purchasers of securities take physical delivery of the securities in definitive form. Such limits and laws may impair a purchaser's ability to transfer beneficial interests in a global security.

     DTC or its nominee will be considered the sole owner or holder of the notes represented by the global security for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a global security will not be entitled to have notes represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of notes in definitive form, and will not be considered the owners of record or holders of notes under the Indenture.

     We will make principal and interest payments on notes registered in the name of DTC or its nominee to DTC or its nominee as the registered holder of the relevant global security. None of us, the Trustee, any paying agent nor the registrar for the notes will have any responsibility or liability for any aspect of the records relating to, or payment made on account of, beneficial interests in a global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

     We expect that DTC or its nominee, upon receipt of any payment of principal or interest, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the relevant global security as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in a global security held through such participants will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants.

     If DTC at any time is unwilling or unable to continue as a depository and we do not appoint a successor depository within 90 days, we will issue notes in definitive form in exchange for the entire global security. In addition, we may at any time and in our sole discretion determine not to have notes represented by a global security and, in such event, we will issue notes in definitive form in exchange for the entire global security. In any such instance, an owner of a beneficial interest in a global security will be entitled to physical delivery in definitive form of notes represented by such global security equal in principal amount to such beneficial interest and to have such notes registered in the owner's name. Notes so issued in definitive form will be issued as registered notes in denominations of $1,000 and integral multiples thereof, unless we specify otherwise.

     The information in this section concerning DTC and its book-entry system has been obtained from sources that we believe to be reliable, but we do not take responsibility for its accuracy.

CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Attributable Debt" means, when used in connection with a sale and leaseback transaction, at any date of determination, the product of (1) the net proceeds from such sale and leaseback transaction multiplied by (2) a fraction, the numerator of which is the number of full years of the term of the lease relating to the property involved in such sale and leaseback transaction (without regard to any options to renew or extend such term) remaining at the date of the making of such computation and the denominator of which is the number of full years of the term of such lease measured from the first day of such term.

     "Capital Stock" means, with respect to any Person, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests (including partnership interests) in (however designated) the equity of such Person, including any preferred stock, but excluding any debt securities convertible into such equity.

     "Comparable Treasury Issue" means the U.S. Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term ("Remaining Life") of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

     "Comparable Treasury Price" means, with respect to any redemption date, (1) the average of five Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

     "Consolidated Net Tangible Assets" means, as any date, the total amount of assets of Republic Services, Inc. and its Restricted Subsidiaries on a consolidated basis (less applicable reserves and other properly deductible items) after deducting therefrom (1) all current liabilities (excluding any current liabilities which are by their terms extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed or which is supported by other borrowings with a maturity of more than 12 months from the date of calculation),
(2) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles and (3) appropriate adjustments on account of minority interests of other Persons holding stock of Republic Services, Inc.'s Subsidiaries, all as set forth on the most recent balance sheet of Republic Services, Inc. and its consolidated Subsidiaries (but, in any event, as of a date within 120 days of the date of determination) in each case excluding intercompany items and computed in accordance with generally accepted accounting principles as in effect from time to time.

     "Exempted Debt" means the sum, without duplication, of the following items outstanding as of the date Exempted Debt is being determined: (1) Indebtedness of Republic Services, Inc. and the Restricted Subsidiaries Incurred after the date of the Indenture and secured by Liens created, assumed or otherwise Incurred or permitted to exist pursuant to the Indenture under "Certain Covenants of Republic Services, Inc. -- Restrictions on Liens" and (2) Attributable Debt of Republic Services, Inc. and the Restricted Subsidiaries in respect of all sale and leaseback transactions with regard to any Principal Property entered into pursuant the Indenture under "Certain Covenants of Republic Services, Inc. -- Limitation on Sale and Leaseback Transactions."

     "Funded Debt" means all Indebtedness for money borrowed, including purchase money indebtedness, having a maturity of more than one year from the date of its creation or having a maturity of less than one year but by its terms being renewable or extendible, at the option of the obligor in respect thereof, beyond one year from its creation.

     "guarantee" means any obligation, contingent or otherwise, of any person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "guarantee" will not include endorsements for collection or deposit in the ordinary course of business. The term "guarantee" used as a verb has a corresponding meaning.

     "Incur" means issue, assume, guarantee, incur or otherwise become liable for. The terms "Incurred," "Incurrence" and "Incurring" shall each have a correlative meaning.

     "Indebtedness" means with respect to any Person at any date of determination (without duplication), indebtedness for borrowed money or indebtedness evidenced by bonds, notes, debentures or other similar instruments given to finance the acquisition of any businesses, properties or assets of any kind (including, without limitation, Capital Stock or other equity interests in any Person).

     "Independent Investment Banker" means either Merrill Lynch, Pierce, Fenner & Smith Incorporated or NationsBanc Montgomery Securities LLC, or, if both firms are unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Trustee after consultation with Republic Services, Inc.

     "Lien" with respect to any property or assets, means any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or assets (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing), but not including the interest of a lessor under a lease that is an operating lease under generally accepted accounting principles.

     "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trusts, unincorporated organization or government or any agency or political subdivisions thereof.

     "Principal Property" means any land, land improvements or building, together with the land upon which it is erected and fixtures comprising a part thereof, in each case, owned or leased by Republic Services, Inc. or any Restricted Subsidiary and located in the United States, the gross book value (without deduction of any reserve for depreciation) of which on the date as of which the determination is being made is an amount which exceeds 2% of Consolidated Net Tangible Assets but not including such land, land improvements, buildings or portions thereof which is financed through the issuance of tax exempt governmental obligations, or any such property that has been determined by board resolution of Republic Services, Inc. not to be of material importance to the respective businesses conducted by Republic Services, Inc. or such Restricted Subsidiary effective as of the date such resolution is adopted.

     "Reference Treasury Dealer" means (1) each of Merrill Lynch, Pierce, Fenner & Smith Incorporated and NationsBanc Montgomery Securities LLC and their respective successors, provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), we will substitute for such initial purchaser another Primary Treasury Dealer and (2) any other Primary Treasury Dealer selected by the Independent Investment Banker after consultation with Republic Services, Inc.

     "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

     "Restricted Subsidiary" means any Subsidiary which, at the time of determination, owns or is a lessee pursuant to a capital lease of any Principal Property.

     "Subsidiary" of a Person means, with respect to any Person, any corporation, association, partnership or other business entity of which at least a majority the total voting power of the Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (1) such Person, (2) such Person and one or more Subsidiaries of such Person or (3) one or more Subsidiaries of such Person.

     "Treasury Rate" means, with respect to any redemption date, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate will be calculated on the third Business Day preceding the redemption date.

CERTAIN COVENANTS OF REPUBLIC SERVICES

     The following restrictions apply to the notes.

     RESTRICTIONS ON LIENS. We will not, and will not permit any Restricted Subsidiary to, Incur any Lien on any shares of stock, Indebtedness or other obligations of a Subsidiary or any Principal Property of Republic Services, Inc. or a Restricted Subsidiary, whether such shares of stock,

Indebtedness or other obligations of a Subsidiary or Principal Property is owned at the date of the Indenture or thereafter acquired, without in any such case effectively providing that all the notes will be directly secured equally and ratably with such Lien. These restrictions do not apply to:

          (1) the Incurrence of any Lien on any shares of stock, Indebtedness or other obligations of a Subsidiary or any Principal Property acquired after the date of the Indenture (including acquisitions by way of merger or consolidation) by Republic Services, Inc. or a Restricted Subsidiary contemporaneously with such acquisition, or within 120 days thereafter, to secure or provide for the payment or financing of any part of the purchase price thereof, or the assumption of any Lien upon any shares of stock, Indebtedness or other obligations of a Subsidiary or any Principal Property acquired after the date of the Indenture existing at the time of such acquisition, or the acquisition of any shares of stock, Indebtedness or other obligations of a Subsidiary or any Principal Property subject to any Lien without the assumption thereof, provided that every such Lien referred to in this clause (1) shall attach only to the shares of stock, Indebtedness or other obligations of a Subsidiary or any Principal Property so acquired and fixed improvements thereon;

          (2) any Lien on any shares of stock, Indebtedness or other obligations of a Subsidiary or any Principal Property existing at the date of the Indenture;

          (3) any Lien on any shares of stock, Indebtedness or other obligations of a Subsidiary or any Principal Property in favor of Republic Services, Inc. or any Restricted Subsidiary;

          (4) any Lien on Principal Property being constructed or improved securing loans to finance such construction or improvements;

          (5) any Lien on shares of stock, Indebtedness or other obligations of a Subsidiary or any Principal Property Incurred in connection with the issuance of tax exempt government obligations; and

          (6) any renewal of or substitution for any Lien permitted by any of the preceding clauses (1) through (5), provided, in the case of a Lien permitted under clause (1), (2) or (4), the debt secured is not increased nor the Lien extended to any additional assets.

     Notwithstanding the foregoing, Republic Services, Inc. or any Restricted Subsidiary may create or assume Liens in addition to those permitted by clauses
(1) through (6), and renew, extend or replace such Liens, provided that at the time of such creation, assumption, renewal, extension or replacement of such Lien, and after giving effect thereto, together with any sale and leaseback transactions in addition to those permitted under the covenant entitled "Limitation on Sale and Leaseback Transactions," Exempted Debt does not exceed 20% of Consolidated Net Tangible Assets. (Section 1005)

     For the purposes of this "Restrictions on Liens" covenant and the "Limitation on Sale and Leaseback Transactions" covenant, the giving of a guarantee which is secured by a Lien on any shares of stock, Indebtedness or other obligations of a Subsidiary or any Principal Property, and the creation of a Lien on any shares of stock, Indebtedness or other obligations of a Subsidiary or any Principal Property to secure Indebtedness that existed prior to the creation of such Lien, shall be deemed to involve the creation of Indebtedness in an amount equal to the principal amount guaranteed or secured by such Lien.

     LIMITATION ON SALE AND LEASEBACK TRANSACTIONS. The Indenture provides that Republic Services, Inc. will not, and will not permit any Restricted Subsidiary to, sell or transfer, directly or indirectly, except to Republic Services, Inc. or a Restricted Subsidiary, any Principal Property as an entirety, or any substantial portion thereof, with the intention of taking back a lease of such property, except a lease for a period of two years or less at the end of which it is intended that the use of such property by the lessee will be discontinued; provided that, notwithstanding the foregoing, Republic Services, Inc. or any Restricted Subsidiary may sell any such Principal Property and lease it back for a longer period:

          (1) if Republic Services, Inc. or such Restricted Subsidiary would be entitled, pursuant to the provisions of the Indenture described above under "Certain Covenants of Republic Services, Inc.--Restrictions on Liens," to create a mortgage on the property to be leased securing Funded Debt in an amount equal to the Attributable Debt with respect to such sale and leaseback transaction without equally and ratably securing the outstanding notes; or

          (2) if Republic Services, Inc. promptly informs the Trustee of such transaction, the net proceeds of such transaction are at least equal to the fair value (as determined by board resolution of Republic Services, Inc.) of such property, and Republic Services, Inc. causes an amount equal to the net proceeds of the sale to be applied to the retirement, within 180 days after receipt of such proceeds, of Funded Debt Incurred or assumed by Republic Services, Inc. or a Restricted Subsidiary (including the notes); provided further that, in lieu of applying all or any part of such net proceeds to such retirement, Republic Services, Inc. may, within 75 days after such sale or transfer, deliver or cause to be delivered to the applicable trustee for cancellation either debentures or notes evidencing Funded Debt of Republic Services, Inc. (which may include the outstanding notes offered in this prospectus) or of a Restricted Subsidiary previously authenticated and delivered by the applicable trustee, and not theretofore tendered for sinking fund purposes or called for a sinking fund or otherwise applied as a credit against an obligation to redeem or retire such notes or debentures. If Republic Services, Inc. so delivers debentures or notes to the applicable trustee with an Officers' Certificate, the amount of cash that Republic Services, Inc. will be required to apply to the retirement of Funded Debt will be reduced by an amount equal to the aggregate of the then applicable optional redemption prices (not including any optional sinking fund redemption prices) of such debentures or notes, or if there are no such redemption prices, the principal amount of such debentures or notes, provided, that in the case of debentures or notes which provide for an amount less than the principal amount thereof to be due and payable upon a declaration of the maturity thereof, such amount of cash shall be reduced by the amount of principal of such debentures or notes that would be due and payable as of the date of such application upon a declaration of acceleration of the maturity thereof pursuant to the terms of the indenture pursuant to which such debentures or notes were issued; or

          (3) if Republic Services, Inc., within 180 days after the sale or transfer, applies or causes a Restricted Subsidiary to apply an amount equal to the greater of the net proceeds of such sale or transfer or fair market value of the Principal Property so sold and leased back at the time of entering into such sale and leaseback transaction (in either case as determined by board resolution of Republic Services, Inc.) to purchase other Principal Property having a fair market value at least equal to the fair market value of the Principal Property (or portion thereof) sold or transferred in such sale and leaseback transaction.

     Notwithstanding the foregoing, Republic Services, Inc. or any Restricted Subsidiary may enter into sale and leaseback transactions in addition to those permitted in this paragraph and without any obligation to retire any outstanding notes or other Funded Debt, provided that at the time of entering into such sale and leaseback transactions and after giving effect thereto, together with any Liens in addition to those permitted under the covenant entitled "Restrictions on Liens," Exempted Debt does not exceed 20% of Consolidated Net Tangible Assets. (Section
1006)

CONSOLIDATION, MERGER OR SALE OF SUBSTANTIALLY ALL ASSETS

     We may consolidate or merge with, or sell all or substantially all of our assets to, another corporation as long as we are not in default under the Indenture and the consolidation, merger or sale does not create a default under the Indenture. The remaining or acquiring corporation must assume all of our responsibilities and liabilities under the Indenture, including the payment of all amounts due on the notes and performance of the covenants. Under these circumstances, if our properties or assets become subject to a Lien not permitted by the Indenture, we will equally and ratably secure the notes. (Section 801)

FILING OF FINANCIAL STATEMENTS

     The Indenture will require us to file quarterly and annual financial statements with the Securities and Exchange Commission.

EVENTS OF DEFAULT

     An event of default under the Indenture with respect to the notes includes the following:

     - failure to pay interest on the notes for 30 days;

     - failure to pay principal on the notes when due;

     - failure to perform any of the other covenants or agreements in the Indenture relating to the notes that continues for 60 days after notice to us by the Trustee or holders of at least 25% in principal amount of the outstanding notes;

     - failure to pay when due any obligation of ours or any subsidiary having an aggregate principal amount outstanding of at least $25.0 million that continues for 25 days after notice to us by the Trustee or holders of at least 25% in principal amount of the outstanding notes; or

     - certain events of bankruptcy, insolvency or reorganization relating to us or any Subsidiary. (Section 501)

     The Indenture provides that the Trustee will, with certain exceptions, notify the holders of the notes of any event of default known to it within 90 days after the occurrence of such event. (Section 602)

     If an event of default (other than with respect to certain events of bankruptcy, insolvency or reorganization) occurs and is continuing for the notes, the Trustee or the holders of not less than 25% in principal amount of the notes may declare the principal amount to be due and payable. In such a case, subject to certain conditions, the holders of a majority in principal amount of the notes then outstanding can rescind and annul such declaration and its consequences. (Section 502)

     In the event of a declaration or an acceleration because an event of default related to the failure to perform or breach of a covenant or agreement has occurred and is continuing, such declaration or acceleration shall be automatically rescinded and annulled if the default triggering such event of default shall be remedied or cured by the Republic Services, Inc. or the relevant Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration or acceleration with respect thereto.

     We are required to file an annual officers' certificate with the Trustee
concerning our compliance with the Indenture. (Section   ) Subject to the
provisions of the Indenture relating to the duties of the Trustee, the Trustee is not obligated to exercise any of its rights or powers at the request or direction of any of the holders unless they have offered the Trustee reasonable security or indemnity. (Section 603) If the holders provide reasonable security or indemnity, the holders of a majority in principal amount of the outstanding notes during an event of default may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee under the Indenture or exercising any of the Trustee's trusts or powers with respect to the notes. (Section 512)

MODIFICATION AND AMENDMENT OF THE INDENTURE

     We may enter into supplemental indentures with the Trustee without the consent of the holders of the notes to, among other things:

     - evidence the assumption by a successor corporation of our obligations;

     - appoint additional, separate or successor trustees to act under the Indenture;

     - add covenants for the protection of the holders of the notes;

     - cure any ambiguity or correct any inconsistency in the Indenture;

     - add guarantees or security; and

     - make any change that does not adversely affect the rights of holders of the notes. (Section 901)

     With the consent of the holders of a majority in principal amount of the outstanding notes, we may execute supplemental indentures with the Trustee to add provisions or change or eliminate any provision of the Indenture or any supplemental indenture or to modify the rights of the holders of the notes. Without the consent of the holders of all the notes, no such supplemental indenture will, with respect to the notes:

     - change their stated maturity;

     - reduce their principal amount or their interest rate;

     - reduce the principal amount payable upon their acceleration;

     - change the place or currency in which they are payable;

     - impair the right to institute suit for their enforcement;

     - reduce the premium payable upon redemption;

     - reduce the percentage in principal amount of notes, the consent of the holders of which is required for any such supplemental indenture;

     - reduce the percentage in principal amount of notes required for waiver of compliance with certain provisions of the Indenture or certain defaults; or

     - modify provisions with respect to modification and waiver. (Section 902)

DISCHARGE OF INDENTURE

     At our option, we (1) will be discharged from all obligations under the Indenture in respect of the notes (except for certain obligations to exchange or register the transfer of the notes, replace stolen, lost or mutilated notes, maintain paying agencies and hold monies for payment in trust) or (2) need not comply with certain restrictive covenants of the Indenture (including the restrictions on Liens) with respect to the notes, in each case if we deposit with the Trustee, in trust, money or U.S. government obligations (or a combination thereof) sufficient to pay the principal of and any premium or interest on the notes when due. In order to select either option, we must provide the Trustee with an opinion of counsel or a ruling from, or published by, the Internal Revenue Service, to the effect that holders of the notes will not recognize gain or loss for Federal income tax purposes, as if we had not exercised either option. (Section 404)

     In the event we exercise our option under (2) above with respect to the notes and the notes are declared due and payable because of the occurrence of any event of default other than default with respect to such obligations, the amount of money and U.S. government obligations on deposit with the Trustee will be sufficient to pay amounts due on the notes at the time of their stated maturity but may not be sufficient to pay amounts due on the notes at the time of the acceleration resulting from such event of default. We would remain liable, however, for such amounts. (Sections 403 and 404)

GOVERNING LAW

     The Indenture will be governed by, and construed in accordance with, the laws of the State of New York.

CONCERNING THE TRUSTEE

     Bank of New York, Trustee under the Indenture, is a member of the syndicate of lenders for our Credit Facility.

                UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of material U.S. federal income tax consequences and material U.S. federal estate tax consequences of the acquisition, ownership and disposition of the notes by investors. The "issue price" is generally the first price at which a substantial amount of the notes is sold from their original issuance other than to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. Because the amount payable at maturity will not exceed the issue price by more than a de minimis amount, as those amounts and issue price are determined under the Internal Revenue Code and Treasury Regulations thereunder, the following discussion assumes the notes will not be issued with original issue discount for federal income tax purposes.

     This summary does not discuss all of the aspects of U.S. federal income and estate taxation that may be relevant to investors in light of their particular investment or other circumstances. In addition, this summary does not discuss any U.S. state or local income or foreign income or other tax consequences. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations and administrative and judicial interpretations of the Internal Revenue Code, all as in effect as of the date of this prospectus and all of which are subject to change or differing interpretation, possibly with retroactive effect. The discussion below deals only with the notes held as capital assets as defined in Section 1221 of the Internal Revenue Code, which is generally property held for investment, and does not address purchasers of the notes that may be subject to special rules, including, without limitation, certain U.S. expatriates, financial institutions, insurance companies, tax-exempt entities, dealers in securities or currencies, traders in securities, and persons that hold the notes as part of a straddle, hedge, conversion or other integrated transaction. Prospective investors should consult their own tax advisors regarding the particular U.S. federal, state and local and foreign income and other tax consequences of acquiring, owning and disposing of the notes that may be applicable to them.

     For purposes of the following discussion, a U.S. holder is a beneficial owner of a note that is, for U.S. federal income tax purposes:

     - an individual citizen or resident of the United States;

     - a corporation or partnership, unless the Internal Revenue Service provides otherwise by Treasury Regulation, created or organized in or under the laws of the United States or any of its political subdivisions;

     - an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

     - a trust if, in general, the trust is subject to the supervision of a court within the United States and the control of one or more United States persons as described in section 7701(a)(30) of the Internal Revenue Code.

     THE FOLLOWING DISCUSSION OF CERTAIN FEDERAL TAX INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, INVESTORS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

UNITED STATES FEDERAL INCOME TAXATION OF U.S. HOLDERS

Payment of Interest

     Stated interest on a note generally will be includable in the income of the U.S. holder of such note as ordinary income at the time such interest is received or accrued, in accordance with such holder's method of accounting for United States federal income tax purposes.

Amortizable Bond Premium

     If a U.S. holder purchases a note for an amount in excess of the principal amount the holder will be considered to have purchased the note at a "premium." A U.S. holder generally may elect to amortize the premium over the remaining term of the note on a constant yield method. However, if the note is purchased at a time when the note may be optionally redeemed for an amount that is in excess of its principal amount, special rules would apply that could result in a smaller premium eligible for amortization during the call period and a deferral of the amortization of bond premium until later in the term of the note. The amount amortized in any year will be treated as a reduction of the U.S. holder's interest income from the note. Bond premium on a note held by a U.S. holder that does not make such an election will decrease the gain or increase the loss otherwise recognized on disposition of the note. The election to amortize premium on a constant yield method, once made, applies to all debt obligations held or subsequently acquired by electing U.S. holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service.

Sale, Exchange or Retirement of the Notes

     Upon the sale, exchange or redemption of a note, a U.S. holder generally will recognize capital gain or loss equal to the difference between:

     (1) the amount of cash proceeds and the fair market value of any property received on the sale, exchange or redemption (except to the extent such amount is attributable to accrued interest income not previously included in income, which is taxable as ordinary income); and

     (2) such holder's adjusted tax basis in the note. A holder's adjusted tax basis in a note generally will equal the cost of the note to the U.S. holder, decreased by any bond premium therefore amortized by the U.S. holder with respect to the note. Such capital gain or loss will be long-term capital gain or loss if the note was held by the U.S. holder for more than 12 months. The net capital gain of an individual derived in respect of the notes generally will be taxed at a maximum rate of 20% if it is long-term capital gain.

Market Discount

     If a U.S. holder, other than a holder who purchases the notes from the initial purchasers, purchases a Note for an amount that is less than its principal amount, the amount of the difference will be treated as "market discount" for United States federal income tax purposes, unless such difference is less than a specified de minimus amount. Under the market discount rules, a U.S. holder will be required to treat any partial principal payment on, or any gain on the sale, exchange, retirement or other disposition of, a note as ordinary income to the extent of the market discount which has not previously been included in income and is treated as having accrued on such note at the time of such payment or disposition. In addition, the U.S. holder may be required to defer, until the maturity of the note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such note.

     Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the note, unless the U.S. holder elects to accrue on a constant interest method. A U.S. holder may elect to include market discount in income currently as it accrues (on either a ratable or constant interest method), in which case the rule described above regarding deferral of interest deductions will not apply. This election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service.

Information Reporting and Backup Withholding

     In general, information reporting requirements will apply to payments of principal, premium, if any, and interest of a note and payments of the proceeds of the sale of a note to certain noncorporate holders, and a 31% backup withholding tax may apply to such payments if the U.S. holder:

     (1) fails to furnish or certify his correct taxpayer identification number to the payer in the manner required;

     (2) is notified by the Internal Revenue Service that he has failed to report payments of interest and dividends properly;

     (3) under certain circumstances, fails to certify that he has not been notified by the Internal Revenue Service that he is subject to backup withholding for failure to report interest and dividend payments; or

     (4) the Internal Revenue Service notifies us or our paying agent that the taxpayer identification number furnished by the U.S. holder is incorrect. Any amounts withheld under the backup withholding rules from a payment to a U.S. holder will be allowed as a credit against such holder's United States federal income tax and may entitle the holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

MATERIAL U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES TO NON-U.S. HOLDERS

     For purposes of the following discussion, a non-U.S. holder is a beneficial owner of a note that is not, for U.S. federal income tax purposes, a U.S. holder. An individual may, subject to exceptions, be deemed to be a resident alien, as opposed to a non-resident alien, by virtue of being present in the United States on at least 31 days in the calendar year and for an aggregate of at least 183 days during a three year period ending in the current calendar year. For this purpose the number of days an individual is present in the U.S. includes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year. Resident aliens are subject to U.S. federal tax as if they were U.S. citizens.

     Under present U.S. federal income and estate tax law and subject to the discussion of backup withholding below:

     (1) payments of principal, premium, if any, and interest on a note by us or any of our agents to any non-U.S. holder will not be subject to withholding of U.S. federal income tax, provided that in the case of interest:

     - the non-U.S. holder does not directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

     - the non-U.S. holder is not a controlled foreign corporation that is related to us through sufficient stock ownership, or a bank receiving interest described in Section 881(c)(3)(A) of the Internal Revenue Code; and

     - either the beneficial owner of the note certifies to us or our agent, under penalties of perjury, that it is not a "United States person" under the meaning of the Internal Revenue Code and provides its name and address, or a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business that holds the note on behalf of the beneficial owner certifies to us or our agent under penalties of perjury that it, or the financial institution between it and the beneficial owner, has received from the beneficial owner a statement, under penalties of perjury, that it is not a "United States person" and provides the payor with a copy of this statement;

     (2) a non-U.S. holder will not be subject to U.S. federal income tax on any gain or income realized on the sale, exchange, redemption, retirement at maturity or other disposition of a note, provided that, in the case of proceeds representing accrued interest, the conditions described in paragraph (1) above are met, unless:

     - the non-U.S. holder is an individual who is present in the United States for 183 days or more during the taxable year and some other conditions are met; or

     - the gain is effectively connected with the conduct of a U.S. trade or business by the non-U.S. holder, or if an income tax treaty applies, is generally attributable to a U.S. "permanent establishment" maintained by the non-U.S. holder; and

     (3) a note held by an individual who at the time of death is not a citizen or resident of the United States will not be subject to U.S. federal estate tax as a result of the individual's death if, at the time of the individual's death:

     - the individual did not directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all classes of our stock entitled to vote; and

     - the income on the note would not have been effectively connected with the conduct of a trade or business by the individual in the United States.

     If a non-U.S. holder is engaged in a trade or business in the United States and interest on the note is effectively connected with the conduct of this trade or business or if an income tax treaty applies and the non-U.S. holder maintains a U.S. "permanent establishment" to which the interest is generally attributable, although the non-U.S. holder is exempt from the withholding tax discussed in the preceding paragraph (1) provided that the holder furnishes a properly executed United States Internal Revenue Service Form W-8ECI or successor form on or before any payment date to claim the exemption, the holder may be subject to U.S. federal income tax on such interest on a net basis in the same manner as if it were a U.S. holder.

     In addition, a foreign corporation that is a holder of a note may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to some adjustments, unless it qualifies for a lower rate under an applicable income tax treaty. For this purpose, interest on a note or gain recognized on the disposition of a note will be included in earnings and profits if the interest or gain is effectively connected with the conduct by the foreign corporation of a trade or business in the United States.

     Republic Services will, where required, report to the holder of notes and the Internal Revenue Service the amount of any interest paid on the notes in each calendar year and the amounts of tax withheld, if any, with respect to such payments. Copies of these information returns may also be made available under the provisions of a specific treaty agreement to the tax authorities of the country in which the non-U.S. holder resides.

     Recently finalized Treasury Regulations generally effective for payments made after December 31, 2000 will provide alternative methods for satisfying the certification requirement described in the third bullet point of paragraph (1) above and will require a non-U.S. holder that provides an Internal Revenue Service Form W-8ECI or successor form as discussed above, as well as a non-U.S. holder claiming the benefit of an income tax treaty, to also provide its U.S. taxpayer identification number. The finalized Treasury Regulation generally also will require, in the case of a note held by a foreign partnership, that the certification described in the third bullet point of paragraph (1) above be provided by the partners and that the partnership provide certain information, including a U.S. taxpayer identification number. A look-through rule will apply in the case of tiered partnerships.

     Under current Treasury Regulations, backup withholding and information reporting will not apply to payments made by us or any of our agents, in their capacities as agents, to a non-U.S. holder of a note if the holder has provided the required certification that it is not a United States person as set forth in paragraph (1) above, provided that neither we nor our agent has actual knowledge that the holder is a United States person. We or our agent may, however, report payments of interest on the notes. Payments of the proceeds from a disposition by a non-U.S. holder of a note made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that information reporting may apply to those payments if the broker is

     - a United States person,

     - a controlled foreign corporation for U.S. federal income tax purposes,

     - a foreign person 50% or more of whose gross income is effectively connected with a U.S. trade or business for a specified three year period or

     - with respect to payments made after December 31, 2000, a foreign partnership, if at any time during its tax year, one or more of its partners are U.S. persons, as defined in Treasury Regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership or if, at any time during its tax year, the foreign partnership is engaged in a U.S. trade or business.

     Payments of the proceeds from a disposition by a non-U.S. holder of a note made to or through the U.S. office of a broker are subject to information reporting and backup withholding unless the holder or beneficial owner certifies as to its taxpayer identification number or otherwise establishes an exemption from information reporting and backup withholding.

     Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder would be allowed as a refund or a credit against the holder's U.S. federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

                                  UNDERWRITING

GENERAL

     Subject to the terms and conditions set forth in a purchase agreement among our company and each of Merrill Lynch, Pierce, Fenner & Smith Incorporated and NationsBanc Montgomery Securities LLC, as joint book-running managers, and Banc One Capital Markets, Inc., Chase Securities Inc., Deutsche Bank Securities Inc., Donaldson, Lufkin & Jenrette Securities Corporation and Salomon Smith Barney Inc., we have agreed to sell to the underwriters, and each of the underwriters severally and not jointly has agreed to purchase from us, the aggregate principal amount of the notes set forth opposite its name below.

                                                              PRINCIPAL AMOUNT
UNDERWRITERS                                                      OF NOTES
------------                                                  ----------------
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated ..................................
NationsBanc Montgomery Securities LLC.......................
Banc One Capital Markets, Inc...............................
Chase Securities Inc........................................
Deutsche Bank Securities Inc................................
Donaldson, Lufkin & Jenrette Securities Corporation.........
Salomon Smith Barney Inc....................................
                                                                ------------
             Total..........................................    $500,000,000
                                                                ============

     The several underwriters have agreed, subject to the terms and conditions included in the purchase agreement, to purchase all of the notes being sold under the agreement, if any of the notes being sold under the agreement are purchased. In the event of a default by an underwriter, the purchase agreement provides that, in certain circumstances, the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreement may be terminated.

     We have agreed to indemnify the underwriters against some liabilities, including some liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

     The notes are being offered by the several underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by counsel for the underwriters and other conditions. The underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part.

CONCESSIONS AND DISCOUNTS

     The underwriters have advised us that they propose initially to offer the notes to the public at the initial public offering price set forth on the cover page of this prospectus, and to dealers at that price less a concession not in
excess of      % of the principal amount of the notes. The underwriters may
allow, and such dealers may reallow, a discount not in excess of      % of the
principal amount of the notes to other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

     The expenses of the offering, exclusive of the underwriting discount, are estimated at approximately $1.1 million and are payable by us.

NO SALES OF SIMILAR SECURITIES

     We have agreed, subject to exceptions, not to directly or indirectly offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, lend or otherwise dispose of or transfer any debt securities (other than, in each case, in connection with an extension or amendment of our revolving credit facility, replacement of our revolving credit facility with another credit facility, or entering into a credit facility to purchase or lease equipment) or any securities convertible into or exercisable or exchangeable for debt securities, or file a registration statement under the Securities Act with respect to the foregoing, without the prior written consent of Merrill Lynch on behalf of the underwriters for a period of 90 days after the date of this prospectus.

NEW ISSUE OF NOTES

     The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for quotation of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after the consummation of the offering contemplated hereby, although they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. No assurance can be given as to the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

NASD REGULATIONS

     Part of the proceeds of the offering will be used to repay borrowings under our revolving credit facility. Because more than 10% of the net proceeds of the offering may be paid to members or affiliates of members of the National Association of Securities Dealers, Inc. participating in the offering, the offering will be conducted in accordance with NASD Conduct Rule 2710(c)(8).

PRICE STABILIZATION AND SHORT POSITIONS

     In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market price of the notes. These transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the notes. If the underwriters create a short position in the notes in connection with the offering, i.e., if they sell more notes than are set forth on the cover page of this prospectus, the underwriters may reduce that short position by purchasing notes in the open market. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

     Neither our company nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither our company nor any of the underwriters makes any representation that the underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

OTHER RELATIONSHIPS

     Merrill Lynch, Deutsche Bank Securities and Donaldson, Lufkin & Jenrette were U.S. representatives of the underwriters in our initial public offering in July 1998, and NationsBanc Montgomery Securities LLC and Salomon Smith Barney each participated in the underwriting syndicate for our initial public offering.

     Merrill Lynch, Deutsche Bank Securities, Donaldson, Lufkin & Jenrette and Salomon Smith Barney served as U.S. representatives of the underwriters in a secondary public offering by our selling stockholder in April 1999. NationsBanc Montgomery Securities LLC participated in the underwriting syndicate for the secondary offering.

     Bank of America NTSA is the administrative agent for our credit facility. NationsBank Montgomery Securities LLC is an affiliate of Bank of America NTSA. The Chase Manhattan Bank, Citibank, N.A., Deutsche Bank AG, The First National Bank of Chicago and NationsBank, N.A. are each members of the syndicate of lenders under our credit facility. Chase Securities Inc. is an affiliate of Chase Manhattan Bank, Salomon Smith Barney is an affiliate of Citibank, N.A., Deutsche Bank Securities is an affiliate of Deutsche Bank AG, Banc One Capital Markets, Inc. is an affiliate of The First National Bank of Chicago and NationsBanc Montgomery Securities LLC is an affiliate of NationsBank, N.A.

     We expect to use the net proceeds from this offering to pay some of the amounts outstanding under our credit facility. Each member of the lending syndicate will receive a portion of the net proceeds of this offering toward the reduction of these amounts under our credit facility.

     Some of the underwriters and their affiliates engage in transactions with, and perform services for, our company in the ordinary course of business and have engaged, and may in the future engage, in commercial banking and investment banking transactions with our company, for which they have received customary compensation.

                                 LEGAL MATTERS

     Legal matters regarding the validity of the notes offered under this prospectus will be passed upon on our behalf by Akerman, Senterfitt & Eidson, P.A., Miami, Florida. Some attorneys employed by Akerman, Senterfitt & Eidson, P.A. own shares of our common stock. Legal matters relating to the offering will be passed upon for the underwriters by Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations), New York, New York. Akerman, Senterfitt and Eidson, P.A. will rely on Fried, Frank, Harris, Shriver & Jacobson with respect to New York law.

                                    EXPERTS

     The consolidated financial statements and schedule for each of the three years ended December 31, 1998, included in this prospectus and registration statement, have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                             AVAILABLE INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act to register the notes being offered by Republic Services under this prospectus. This prospectus does not contain all of the information in the registration statement, certain portions of which are omitted as permitted by the rules and regulations of the Commission. For further information pertaining to our company and the notes being offered, reference is made to the registration statement, including its exhibits and the financial statements, notes and schedules filed as a part thereof. Statements contained in this prospectus regarding the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of the contract or other document filed as an exhibit to the registration statement or other document, each statement being qualified in all respects by the reference.

     Our company is subject to the informational requirements of the Exchange Act and, in accordance therewith, will file reports, proxy statements and other information with the Commission. The reports, proxy statements and other information, as well as the registration statement and its exhibits and schedules, may be inspected, without charge, at the public reference facility maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Seven World Trade Center, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of the materials may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The materials can also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005 or on the Commission's site on the Internet at http://www.sec.gov.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Independent Certified Public Accountants..........   F-2
Consolidated Balance Sheets as of December 31, 1998 and
  1997......................................................   F-3
Consolidated Statements of Operations for each of the Three
  Years Ended December 31, 1998.............................   F-4
Consolidated Statements of Stockholders' Equity for each of
  the Three Years Ended
  December 31, 1998.........................................   F-5
Consolidated Statements of Cash Flows for each of the Three
  Years Ended December 31, 1998.............................   F-6
Notes to Consolidated Financial Statements..................   F-7

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To Republic Services, Inc.:

     We have audited the accompanying consolidated balance sheets of Republic Services, Inc. (a Delaware corporation) and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Republic Services, Inc. and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Fort Lauderdale, Florida,
January 28, 1999, except with respect to the matters discussed in Note 12, as to which the date is May 3, 1999.

                            REPUBLIC SERVICES, INC.

                          CONSOLIDATED BALANCE SHEETS
                        (IN MILLIONS, EXCEPT SHARE DATA)

                                                                               DECEMBER 31,
                                                               MARCH 31,    -------------------
                                                                 1999         1998       1997
                                                              -----------   --------   --------
                                                              (UNAUDITED)
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................    $   15.3    $  556.6   $     --
  Restricted cash...........................................         6.8         7.1       18.8
  Accounts receivable, less allowance for doubtful accounts
     of $22.1 and $13.6 at December 31, 1998 and 1997,
     respectively...........................................       207.8       182.7      131.0
  Prepaid expenses and other current assets.................        43.7        37.6       26.1
                                                                --------    --------   --------
          Total Current Assets..............................       273.6       784.0      175.9
PROPERTY AND EQUIPMENT, NET.................................     1,391.4     1,096.1      801.8
INTANGIBLE AND OTHER ASSETS, NET............................     1,123.3       932.0      370.3
                                                                --------    --------   --------
                                                                $2,788.3    $2,812.1   $1,348.0
                                                                ========    ========   ========

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable..........................................    $   45.0    $   64.7   $   40.2
  Accrued liabilities.......................................       156.5       146.2       57.6
  Deferred revenue..........................................        52.0        46.6       29.5
  Due to Republic Industries................................                      --      266.1
  Notes payable and current maturities of long-term debt....       385.2       499.9       10.8
  Other current liabilities.................................        54.9        26.4       19.9
                                                                --------    --------   --------
          Total Current Liabilities.........................       693.6       783.8      424.1
LONG-TERM DEBT, NET OF CURRENT MATURITIES...................       557.4       557.2       64.3
ACCRUED ENVIRONMENTAL AND LANDFILL COSTS....................       102.1        77.3       46.0
DEFERRED INCOME TAXES.......................................        73.9        71.4       47.5
OTHER LIABILITIES...........................................        16.8        23.3       15.3
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Investment by Republic Industries.........................                      --      749.8
  Preferred stock, par value $.01 per share; 50,000,000
     shares authorized; none issued.........................          --          --         --
  Common stock:
     Class A, par value $.01 per share; 250,000,000 shares
       authorized; 79,724,417 and none issued and
       outstanding, respectively............................         1.8          .8         --
     Class B, par value $.01 per share; 125,000,000 shares
       authorized; 95,688,083 shares issued and
       outstanding..........................................          --         1.0        1.0
  Additional paid-in capital................................     1,205.5     1,203.5         --
  Retained earnings.........................................       137.2        93.8         --
                                                                --------    --------   --------
          Total Stockholders' Equity........................     1,344.5     1,299.1      750.8
                                                                --------    --------   --------
                                                                $2,788.3    $2,812.1   $1,348.0
                                                                ========    ========   ========

        The accompanying notes are an integral part of these statements.

                            REPUBLIC SERVICES, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                 (IN MILLIONS, EXCEPT EARNINGS PER SHARE DATA)

                                                 THREE MONTHS ENDED
                                                      MARCH 31,           YEARS ENDED DECEMBER 31,
                                                 -------------------   ------------------------------
                                                   1999       1998       1998       1997       1996
                                                 --------   --------   --------   --------   --------
                                                     (UNAUDITED)
REVENUE........................................  $  403.5   $  300.8   $1,369.1   $1,127.7   $  953.3
EXPENSES:
  Cost of operations...........................     244.7      185.9      842.7      723.0      628.3
  Depreciation, amortization and depletion.....      33.4       23.8      106.3       86.1       75.3
  Selling, general and administrative..........      46.0       32.1      135.8      117.3      135.3
  Restructuring and other charges..............        --         --         --         --        8.8
                                                 --------   --------   --------   --------   --------
OPERATING INCOME...............................      79.4       59.0      284.3      201.3      105.6
INTEREST EXPENSE...............................     (11.3)      (5.4)     (44.7)     (25.9)     (29.7)
INTEREST INCOME................................       2.6         .5        1.5        4.9       11.7
OTHER INCOME (EXPENSE), NET....................       (.1)        .3        (.9)       1.8        2.2
                                                 --------   --------   --------   --------   --------
INCOME BEFORE INCOME TAXES.....................      70.6       54.4      240.2      182.1       89.8
PROVISION FOR INCOME TAXES.....................      27.2       19.6       86.5       65.9       38.0
                                                 --------   --------   --------   --------   --------
NET INCOME.....................................  $   43.4   $   34.8   $  153.7   $  116.2   $   51.8
                                                 ========   ========   ========   ========   ========
BASIC AND DILUTED EARNINGS PER SHARE...........  $    .25   $    .36   $   1.13   $   1.21   $    .54
                                                 ========   ========   ========   ========   ========
WEIGHTED AVERAGE COMMON AND COMMON EQUIVALENT
  SHARES OUTSTANDING...........................     175.4       95.7      135.6       95.7       95.7
                                                 ========   ========   ========   ========   ========

        The accompanying notes are an integral part of these statements.

                            REPUBLIC SERVICES, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                 (IN MILLIONS)

                                                   INVESTMENT      COMMON STOCK      ADDITIONAL
                                                   BY REPUBLIC   -----------------    PAID-IN     RETAINED
                                                   INDUSTRIES    CLASS A   CLASS B    CAPITAL     EARNINGS
                                                   -----------   -------   -------   ----------   --------
BALANCE AT DECEMBER 31, 1995.....................   $   371.2     $ --      $1.0      $     --     $   --
  Net income.....................................        51.8       --        --            --         --
  Business acquisitions contributed by Republic
     Industries..................................        79.7       --        --            --         --
  Other..........................................        (9.2)      --        --            --         --
                                                    ---------     ----      ----      --------     ------
BALANCE AT DECEMBER 31, 1996.....................       493.5       --       1.0            --         --
  Net income.....................................       116.2       --        --            --         --
  Business acquisitions contributed by Republic
     Industries..................................       148.4       --        --            --         --
  Investment in Resources........................       (17.4)      --        --            --         --
  Other..........................................         9.1       --        --            --         --
                                                    ---------     ----      ----      --------     ------
BALANCE AT DECEMBER 31, 1997.....................       749.8       --       1.0            --         --
  Net income.....................................        59.9       --        --            --       93.8
  Business acquisitions contributed by Republic
     Industries..................................       128.3       --        --            --         --
  Dividend to Republic Industries................    (2,000.0)      --        --            --         --
  Dividend from Resources........................       437.3       --        --            --         --
  Transfer to additional paid-in capital.........       624.7       --        --        (624.7)        --
  Issuance of Class A Common Stock to Republic
     Industries..................................          --       .2        --         395.2         --
  Sale of Class A Common Stock...................          --       .6        --       1,433.0         --
                                                    ---------     ----      ----      --------     ------
BALANCE AT DECEMBER 31, 1998.....................          --       .8       1.0       1,203.5       93.8
                                                    ---------     ----      ----      --------     ------
  Net income.....................................          --       --        --            --       43.4
  Conversion of Common Stock owned by AutoNation,
     Inc.........................................          --      1.0      (1.0)           --         --
  Issuance of compensatory stock options.........          --       --        --           2.0         --
                                                    ---------     ----      ----      --------     ------
BALANCE AT MARCH 31, 1999........................   $      --     $1.8      $ --      $1,205.5     $137.2
                                                    =========     ====      ====      ========     ======

        The accompanying notes are an integral part of these statements.

                            REPUBLIC SERVICES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN MILLIONS)

                                             THREE MONTHS ENDED
                                                  MARCH 31,             YEARS ENDED DECEMBER 31,
                                            ---------------------   ---------------------------------
                                              1999        1998        1998        1997        1996
                                            ---------   ---------   ---------   ---------   ---------
                                                 (UNAUDITED)
CASH PROVIDED BY OPERATING ACTIVITIES:
  Net income..............................  $    43.4   $    34.8   $   153.7   $   116.2   $    51.8
  Adjustments to reconcile net income to
     net cash provided by operating
     activities:
     Depreciation, amortization and
       depletion of property and
       equipment..........................       26.3        20.3        88.6        76.1        66.6
     Amortization of intangible assets....        7.1         3.5        17.7        10.0         8.7
     Deferred tax provision...............        7.1         7.6        19.2        36.5         3.2
     Non-cash charge......................        2.0          --          --          --          --
     Changes in assets and liabilities,
       net of effects from business
       acquisitions:
       Accounts receivable................      (22.6)       (3.3)      (41.8)      (15.6)      (16.4)
       Prepaid expenses and other
          assets..........................       (6.4)       (2.9)      (11.3)       17.4         7.0
       Accounts payable and accrued
          liabilities.....................      (18.4)       (3.0)      (14.1)      (26.7)      (32.0)
       Other liabilities..................       25.5        23.3        59.1        65.5        54.6
                                            ---------   ---------   ---------   ---------   ---------
                                                 64.0        80.3       271.1       279.4       143.5
                                            ---------   ---------   ---------   ---------   ---------
CASH USED IN INVESTING ACTIVITIES:
  Purchases of property and equipment.....      (55.7)      (29.0)     (193.0)     (165.3)     (146.9)
  Cash used in acquisitions, net of cash
     acquired.............................     (432.5)        1.8      (425.2)        2.7         1.2
  Other...................................        (.9)        6.0        10.8        (5.5)      (30.0)
                                            ---------   ---------   ---------   ---------   ---------
                                               (489.1)      (21.2)     (607.4)     (168.1)     (175.7)
                                            ---------   ---------   ---------   ---------   ---------
CASH PROVIDED BY (USED IN) FINANCING
  ACTIVITIES:
  Proceeds from the sale of common
     stock................................         --          --     1,433.6          --          --
  Proceeds from notes payable and
     long-term debt.......................        1.3          .5        10.6         5.2        44.5
  Payments of notes payable and long-term
     debt.................................      (15.5)      (16.3)      (61.8)     (100.2)      (91.4)
  Increase (decrease) in amounts due to
     Republic Industries..................         --       (27.3)   (1,469.5)      (47.3)      166.9
  Net proceeds from (payments on)
     revolving credit facility............     (102.0)         --       980.0          --          --
  Other...................................         --       (16.0)         --         6.8       (99.7)
                                            ---------   ---------   ---------   ---------   ---------
                                               (116.2)      (59.1)      892.9      (135.5)       20.3
                                            ---------   ---------   ---------   ---------   ---------
INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS.............................     (541.3)         --       556.6       (24.2)      (11.9)
CASH AND CASH EQUIVALENTS AT BEGINNING OF
  PERIOD..................................      556.6          --          --        24.2        36.1
                                            ---------   ---------   ---------   ---------   ---------
CASH AND CASH EQUIVALENTS AT END OF
  PERIOD..................................  $    15.3   $      --   $   556.6   $      --   $    24.2
                                            =========   =========   =========   =========   =========

        The accompanying notes are an integral part of these statements.

                            REPUBLIC SERVICES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (ALL TABLES IN MILLIONS, EXCEPT PER SHARE DATA)
   (INFORMATION RELATED TO THE THREE MONTHS ENDED MARCH 31, 1998 AND 1997 IS
                                   UNAUDITED)

1. BASIS OF PRESENTATION

     The accompanying Consolidated Financial Statements include the accounts of Republic Services, Inc. and its subsidiaries (the "Company"). As of December 31, 1998, approximately 63.9% of the Company's common stock, par value $.01 per share ("Common Stock," which is designated when issued as either "Class A Common Stock" or "Class B Common Stock"), was owned by Republic Industries, Inc. ("Republic Industries"). The Company provides non-hazardous solid waste collection and disposal services in the United States. All material intercompany transactions have been eliminated.

     The accompanying Consolidated Financial Statements exclude the accounts of the Company's formerly wholly owned subsidiary, Republic Resources Company, Inc. ("Resources"), all of the common stock of which was distributed to Republic Industries in June 1998. The Company and Resources have been in dissimilar businesses, have been managed and financed historically as if they were autonomous, have had no more than incidental common facilities and costs, have been operated and financed autonomously after the distribution of Resources to Republic Industries, and have no financial commitments, guarantees, or contingent liabilities to each other following the distribution. Based on these facts, the accounts of Resources have been excluded from the Company's consolidated financial statements as the Company has elected to characterize the distribution of Resources as resulting in a change in the reporting entity.

     In the opinion of management, the Unaudited Consolidated Financial Statements contain all material adjustments, consisting of only normal recurring adjustments, necessary to present fairly the consolidated financial position of the Company at March 31, 1999 and the consolidated results of operations and cash flows for the three months ended March 31, 1999 and 1998. Income taxes during these interim periods have been provided for based upon the Company's anticipated annual effective income tax rate. Operating results for these interim periods are not necessarily indicative of the results that can be expected for a full year.

     The accompanying Consolidated Financial Statements reflect the accounts of the Company as a subsidiary of Republic Industries subject to corporate general and administrative expense allocations or charges under the Services Agreement as described in Note 10, Related Party Transactions. Such information does not necessarily reflect the financial position or results of operations of the Company as a separate, stand-alone entity.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

     All historical share and per share data of the Company's Common Stock for all periods included in the consolidated financial statements and the notes thereto have been retroactively adjusted for the recapitalization of 100 shares of the Company's common stock previously held by Republic Industries

                            REPUBLIC SERVICES, INC.

into 95,688,083 shares of Class B Common Stock in July 1998, as more fully described in Note 6, Stockholders' Equity.

     In May 1998, Republic Industries announced its intention to separate the Company from Republic Industries (the "Separation"). Republic Industries also announced its intention to distribute its remaining shares of Common Stock in the Company as of the distribution date to Republic Industries' shareholders in 1999, subject to certain conditions and consents (the "Distribution"). The Company and Republic Industries have entered into certain agreements providing for the Separation and the Distribution, and the governing of various interim and ongoing relationships between the companies. The Distribution was conditioned, in part, on Republic Industries obtaining a private letter ruling from the Internal Revenue Service ("IRS") to the effect that, among other things, the Distribution will qualify as a tax-free distribution for federal income tax purposes under Section 355 of the Internal Revenue Code of 1986, as amended, in form and substance satisfactory to Republic Industries. In July 1998 Republic Industries filed its application for the private letter ruling with the IRS. See also Note 12, Subsequent Events, for further information.

     In July 1998, the Company completed an initial public offering of approximately 63.2 million shares of its Class A Common Stock ("Initial Public Offering") resulting in net proceeds of approximately $1.4 billion. In addition, in July 1998 the Company repaid in full all remaining amounts due to Republic Industries as of June 30, 1998 through the issuance of shares of Class A Common Stock and through all of the proceeds from the Initial Public Offering. Following the Initial Public Offering and the repayment of amounts due to Republic Industries, approximately 63.9% of the outstanding shares of Class A and Class B Common Stock which represents approximately 88.7% of the combined voting power of all of the outstanding shares of the Class A and Class B Common Stock were owned by Republic Industries.

     The following unaudited pro forma consolidated statement of operations data for the year ended December 31, 1998 has been prepared assuming the Initial Public Offering and the repayment in full of the amounts due to Republic Industries had occurred as of January 1, 1998:

Operating income............................................  $284.3
Interest expense............................................    (7.4)
Interest income.............................................     1.5
Other income (expense), net.................................     (.9)
                                                              ------
Income before income taxes..................................   277.5
Provision for income taxes..................................    99.9
                                                              ------
Net income..................................................  $177.6
                                                              ======
Basic and diluted earnings per share........................  $ 1.01
                                                              ======
Weighted average common and common equivalent shares
  outstanding...............................................   175.4
                                                              ======

     The unaudited pro forma consolidated statement of operations data are provided for informational purposes only and should not be construed to be indicative of the Company's consolidated results of operations had the transactions and events described above been consummated on the date assumed and do not project the Company's results of operations for any future date or period.

                            REPUBLIC SERVICES, INC.

     Certain reclassifications have been made to the prior period balance sheet to conform to the current presentation.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

RESTRICTED CASH

     Restricted cash consists of amounts held in trust as a financial guaranty of the Company's performance as well as funds restricted for capital expenditures under certain debt facilities.

OTHER CURRENT ASSETS

     Other current assets consist primarily of inventories and short-term notes receivable. Inventories totaled approximately $13.3 million and $11.7 million at December 31, 1998 and 1997, respectively, and consist primarily of equipment parts, compost materials and supplies that are valued under a method that approximates the lower of cost (first-in, first-out) or market.

PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost. Expenditures for major additions and improvements are capitalized, while maintenance and repairs are charged to expense as incurred. When property is retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in the Consolidated Statements of Operations.

     The Company revises the estimated useful lives of property and equipment acquired through business acquisitions to conform with its policies regarding property and equipment. Depreciation is provided over the estimated useful lives of the assets involved using the straight-line method. The estimated useful lives are: twenty to forty years for buildings and improvements, three to fifteen years for trucks and equipment, and five to ten years for furniture and fixtures.

     Landfills are stated at cost and are depleted based on consumed airspace. Landfill improvements include direct costs incurred to obtain a landfill permit and direct costs incurred to construct and develop the site. These costs are depleted based on consumed airspace. All indirect landfill development costs are expensed as incurred.

     Interest costs are capitalized in connection with the construction of landfill sites. Interest capitalized was $.8 million, $.8 million and $1.8 million for the years ended December 31, 1998, 1997 and 1996, respectively.

                            REPUBLIC SERVICES, INC.

     A summary of property and equipment is as follows:

                                                                          DECEMBER 31,
                                                         MARCH 31,    --------------------
                                                           1999         1998        1997
                                                        -----------   --------    --------
                                                        (UNAUDITED)
Land, landfills and improvements......................    $  903.3    $  611.7    $  420.1
Furniture, fixtures, trucks and equipment.............       826.3       806.8       668.9
Buildings and improvements............................       154.7       150.6       126.6
                                                          --------    --------    --------
                                                           1,884.3     1,569.1     1,215.6
Less: accumulated depreciation, amortization and
  depletion...........................................      (492.9)     (473.0)     (413.8)
                                                          --------    --------    --------
                                                          $1,391.4    $1,096.1    $  801.8
                                                          ========    ========    ========

     The Company periodically evaluates whether events and circumstances have occurred that may warrant revision of the estimated useful life of property and equipment or whether the remaining balance of property and equipment should be evaluated for possible impairment. The Company uses an estimate of the related undiscounted cash flows over the remaining life of the property and equipment in measuring their recoverability.

INTANGIBLE AND OTHER ASSETS

     Intangible and other assets consist primarily of the cost of acquired businesses in excess of the fair value of net assets acquired and other intangible assets. The cost in excess of the fair value of net assets is amortized over forty years on a straight-line basis. Other intangible assets include values assigned to customer lists, long-term contracts and covenants not to compete and are amortized generally over periods ranging from 5 to 25 years. Accumulated amortization of intangible assets was $73.0 million and $57.9 million at December 31, 1998 and 1997, respectively.

     The Company periodically evaluates whether events and circumstances have occurred that may warrant revision of the estimated useful life of intangible assets or whether the remaining balance of intangible assets should be evaluated for possible impairment. The Company uses an estimate of the related undiscounted cash flows over the remaining life of the intangible assets in measuring their recoverability.

ACCRUED LIABILITIES

     A summary of accrued liabilities is as follows:

                                                               DECEMBER 31,
                                                              ---------------
                                                               1998     1997
                                                              ------   ------
Amounts due former owners of acquired businesses............  $ 26.7   $   --
Accrued payroll and benefits................................    25.7     17.0
Accrued disposal costs......................................    16.1      5.1
Accrued fees and taxes......................................    12.7      5.4
Other.......................................................    65.0     30.1
                                                              ------   ------
                                                              $146.2   $ 57.6
                                                              ======   ======

                            REPUBLIC SERVICES, INC.

ACCRUED ENVIRONMENTAL AND LANDFILL COSTS

     A summary of accrued environmental and landfill costs is as follows:

                                                              DECEMBER 31,
                                                              -------------
                                                              1998    1997
                                                              -----   -----
Accrued landfill site closure/post-closure costs............  $73.4   $47.3
Accrued environmental costs.................................    9.5     8.6
                                                              -----   -----
                                                               82.9    55.9
Less: current portion (included in other current
  liabilities)..............................................   (5.6)   (9.9)
                                                              -----   -----
                                                              $77.3   $46.0
                                                              =====   =====

     Landfill site closure and post-closure costs include estimated costs to be incurred for final closure of the landfills and estimated costs for providing required post-closure monitoring and maintenance of landfills. These costs are accrued based on consumed airspace. Available airspace is generally based on estimates of remaining permitted and likely to be permitted airspace developed by independent engineers together with the Company's engineers and accounting personnel utilizing information provided by aerial surveys of landfills which are generally performed annually. These aerial surveys form the basis for the volume available for disposal. Accruals for closure and post-closure costs totaled approximately $11.4 million, $7.9 million and $4.4 million during the years ended December 31, 1998, 1997 and 1996, respectively. Estimated aggregate closure and post-closure costs will be fully accrued for these landfills at the time that such facilities cease to accept waste and are closed. At December 31, 1998, approximately $370.5 million of such costs are to be expensed over the remaining lives of these facilities. The Company estimates its future cost requirements for closure and post-closure monitoring and maintenance for its solid waste facilities based on its interpretation of the technical standards of the United States Environmental Protection Agency's Subtitle D regulations. These estimates do not take into account discounts for the present value of such total estimated costs. The Company periodically reassesses such costs based on various methods and assumptions regarding landfill airspace and the technical requirements of the Environmental Protection Agency's Subtitle D regulations and adjusts such accruals accordingly.

     In the normal course of business, the Company is subject to ongoing environmental investigations by certain regulatory agencies, as well as other claims and disputes that could result in litigation. Environmental costs are accrued by the Company through a charge to income in the period such liabilities become probable and can be reasonably estimated. No material amounts were charged to expense during the years ended December 31, 1998, 1997 and 1996.

REVENUE RECOGNITION

     Revenue consists primarily of collection fees from commercial, industrial, residential and municipal customers and transfer and landfill disposal fees charged to third parties. Collection, transfer and disposal, recycling and other services accounted for approximately 78.7%, 10.1%, 3.1% and 8.1%, respectively, of consolidated revenue for the year ended December 31, 1998. Advance billings are recorded as deferred revenue and revenue is recognized over the period in which services are provided. No one customer has individually accounted for more than 10.0% of the Company's consolidated revenues in any of the past three years.

                            REPUBLIC SERVICES, INC.

INCOME TAXES

     Effective with the Initial Public Offering on July 1, 1998, the Company is no longer included in the consolidated federal income tax return of Republic Industries. For the periods prior to the Initial Public Offering, all tax amounts have been recorded as if the Company filed a separate federal tax return. The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." Accordingly, deferred income taxes have been provided to show the effect of temporary differences between the recognition of revenue and expenses for financial and income tax reporting purposes and between the tax basis of assets and liabilities and their reported amounts in the financial statements.

     Certain businesses acquired in 1997 and 1996 and accounted for under the pooling of interests method of accounting were subchapter S corporations for income tax purposes. The subchapter S corporation status of these companies was terminated effective with the closing date of the acquisitions. For purposes of these Consolidated Financial Statements, federal and state income taxes have been recorded as if these companies had filed subchapter C corporation tax returns for the pre-acquisition periods, and the current income tax expense is reflected in shareholders' equity. Pre-acquisition income taxes related to pooled S corporations recorded in the consolidated financial statements were $0 million and $4.0 million during the years ended December 31, 1997 and 1996, respectively.

EARNINGS PER SHARE

     Earnings per share is computed by dividing net income by the number of common shares outstanding during the period after giving retroactive effect to the recapitalization of the 100 shares of common stock held by Republic Industries into 95,688,083 shares of Class B Common Stock. Diluted earnings per share equals basic earnings per share for all periods presented since there was substantially no dilutive effect of common share equivalents outstanding during the periods presented. See Note 7, Stock Options, for further information regarding stock options which could potentially dilute earnings per share in future periods.

COMPREHENSIVE INCOME

     The Company has no components of other comprehensive income. Accordingly, net income equals comprehensive income for all periods presented.

STATEMENTS OF CASH FLOWS

     The Company considers all highly liquid investments with purchased maturities of three months or less to be cash equivalents. The effect of non-cash transactions related to business combinations, as discussed in Note 3, Business Combinations, and other non-cash transactions are excluded from the accompanying Consolidated Statements of Cash Flows.

     The Company made interest payments on notes payable and long-term debt of approximately $44.8 million, $25.1 million and $30.1 million for the years ended December 31, 1998, 1997 and 1996, respectively. The Company made income tax payments of approximately $65.4 million, $29.4 million and $31.7 million for the years ended December 31, 1998, 1997 and 1996, respectively.

                            REPUBLIC SERVICES, INC.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts of cash and cash equivalents, restricted cash, receivables, and accounts payable and accrued liabilities approximate fair value due to the short maturity of these instruments. The carrying amounts of notes payable and long-term debt approximate fair value because interest rates generally are variable and, accordingly, approximate current market rates.

CONCENTRATION OF CREDIT RISK

     The Company provides services to commercial, industrial, municipal and residential customers in the United States. Concentrations of credit risk with respect to trade receivables are limited due to the wide variety of customers and markets in which services are provided as well as their dispersion across many geographic areas in the United States. The Company performs ongoing credit evaluations of its customers, but does not require collateral to support customer receivables. The Company establishes an allowance for doubtful accounts based on factors surrounding the credit risk of specific customers, historical trends and other information.

3. BUSINESS COMBINATIONS

     Republic Industries has acquired various businesses operating in the solid waste services industry using cash and/or shares of its common stock ("Republic Industries Common Stock"). These businesses were contributed by Republic Industries to the Company subsequent to their acquisition. The Company has applied the same accounting method used by Republic Industries in accounting for business combinations.

     Significant businesses acquired and accounted for under the pooling of interests method of accounting have been included retroactively in the Consolidated Financial Statements as if the companies had operated as one entity since inception. Businesses acquired and accounted for under the purchase method of accounting are included in the Consolidated Financial Statements from the date of acquisition. The value of the Republic Industries Common Stock issued to effect business combinations accounted for under the purchase method of accounting is based on the average market price of Republic Industries Common Stock over a five day period before and after the parties have reached agreement on the purchase price and the proposed transaction has been publicly announced, if applicable.

     In September 1998, the Company entered into a definitive agreement with Waste Management, Inc. ("Waste Management") to acquire certain assets. The assets to be acquired include 16 landfills, 11 transfer stations and 136 collection routes across the United States as well as disposal agreements at various Waste Management sites, and will be accounted for under the purchase method of accounting. At December 31, 1998, closings had been completed for 6 landfills, 7 transfer stations and all 136 of the collection routes discussed above, at a purchase price of approximately $200.8 million consisting of cash and certain properties.

     During the year ended 1998, Republic Industries acquired various solid waste services businesses which were contributed to the Company. The aggregate purchase price paid by Republic Industries in transactions accounted for under the purchase method of accounting was $128.3 million, consisting of $60.3 million in cash and approximately 3.4 million shares of Republic Industries Common Stock

                            REPUBLIC SERVICES, INC.

valued at $68.0 million. Subsequent to the Initial Public Offering, the Company acquired various solid waste businesses. The aggregate purchase price paid by the Company in transactions accounted for under the purchase method of accounting was $450.5 million consisting of cash and certain properties.

     During the year ended December 31, 1997, Republic Industries acquired various solid waste services businesses which were contributed to the Company. The aggregate purchase price paid by Republic Industries in transactions accounted for under the purchase method of accounting was $147.9 million consisting of $11.5 million in cash and 5.7 million shares of Republic Industries Common Stock valued at $136.4 million. In addition, Republic Industries issued an aggregate of 34.1 million shares of Republic Industries Common Stock in transactions accounted for under the pooling of interests method of accounting. Included in the shares of Republic Industries Common Stock issued in acquisitions accounted for under the pooling of interests method of accounting are approximately 0.3 million shares issued for acquisitions that were not material individually or in the aggregate and, consequently, prior period financial statements were not restated for such acquisitions.

     During the year ended December 31, 1996, Republic Industries acquired various solid waste services businesses which were contributed to the Company. The aggregate purchase price paid by Republic Industries in transactions accounted for under the purchase method of accounting was $87.6 million, consisting of $16.9 million in cash and 6.6 million shares of Republic Industries Common Stock valued at $70.7 million. In addition, Republic Industries issued an aggregate of 40.0 million shares of Republic Industries Common Stock in transactions accounted for under the pooling of interests method of accounting. Included in the shares of Republic Industries Common Stock issued in acquisitions accounted for under the pooling of interests method of accounting are approximately 1.1 million shares issued for acquisitions that were not material individually or in the aggregate and, consequently, prior period financial statements were not restated for such acquisitions.

     The following summarizes the preliminary purchase price allocations for business combinations accounted for under the purchase method of accounting:

                                         THREE MONTHS ENDED
                                              MARCH 31,         YEARS ENDED DECEMBER 31,
                                         -------------------   ---------------------------
                                           1999       1998      1998       1997      1996
                                         --------   --------   -------    ------    ------
                                             (UNAUDITED)
Property and equipment.................  $ 295.7    $  13.2    $ 180.3    $ 36.8    $ 71.8
Cost in excess of net assets
  acquired.............................    206.1      109.7      572.4     149.1      73.6
Working capital deficit................    (44.0)      (8.0)    (108.0)    (18.0)    (20.3)
Long-term debt assumed.................     (1.7)     (13.8)     (51.7)    (26.8)    (27.1)
Other assets (liabilities).............    (23.6)      (1.2)     (39.5)      4.6     (19.5)
Investment by Republic Industries......       --     (101.7)    (128.3)   (148.4)    (79.7)
                                         -------    -------    -------    ------    ------
Cash used in acquisitions, net of cash
  acquired.............................  $ 432.5    $  (1.8)   $ 425.2    $ (2.7)   $ (1.2)
                                         =======    =======    =======    ======    ======

                            REPUBLIC SERVICES, INC.

     The Company's unaudited pro forma consolidated results of operations assuming acquisitions accounted for under the purchase method of accounting had occurred at the beginning of the periods presented are as follows for the years ended December 31:

                                                                1998       1997
                                                              --------   --------
Revenue.....................................................  $1,552.0   $1,392.9
Income from continuing operations...........................     155.5      116.1
Basic and diluted earnings per share........................      1.15       1.21
Weighted average common and common equivalent shares
  outstanding...............................................     135.6       95.7

     The unaudited pro forma results of operations are presented for informational purposes only and may not necessarily reflect the future results of operations of the Company or what the results of operations would have been had the Company owned and operated these businesses as of the beginning of the periods presented.

4. NOTES PAYABLE AND LONG-TERM DEBT

     Notes payable and long-term debt are as follows:

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1998       1997
                                                              -------    -------
$1.0 billion unsecured revolving credit facility; interest
  payable using LIBOR based rates (6.4% at December 31,
  1998); $500.0 million matures July 1999 and $500.0 million
  matures 2003..............................................  $ 980.0    $    --
Bonds payable under loan agreements with California
  Pollution Control Financing Authority; interest at
  prevailing market rates (4.3% and 5.0% at December 31,
  1998 and 1997, respectively)..............................     42.0       43.1
Other notes; secured by real property, equipment and other
  assets; interest rates ranging from 4% to 10%; maturing
  through 2009..............................................     35.1       32.0
                                                              -------    -------
                                                              1,057.1       75.1
Less: current portion.......................................   (499.9)     (10.8)
                                                              -------    -------
                                                              $ 557.2    $  64.3
                                                              =======    =======

     At December 31, 1998, aggregate maturities of notes payable and long-term debt are as follows:

1999........................................................  $  499.9
2000........................................................       7.0
2001........................................................       4.5
2002........................................................       4.0
2003........................................................     503.5
Thereafter..................................................      38.2
                                                              --------
                                                              $1,057.1
                                                              ========

     The unsecured revolving credit facility and the loan agreements with the California Pollution Control Financing Authority require the Company to maintain certain financial ratios and comply with certain financial covenants. At December 31, 1998, the Company was in compliance with the financial covenants under these agreements.

                            REPUBLIC SERVICES, INC.

5. INCOME TAXES

     The components of the provision for income taxes for the years ended December 31 are as follows:

                                                               1998    1997    1996
                                                              ------   -----   -----
Current:
  Federal...................................................  $ 59.8   $20.9   $30.1
  State.....................................................     7.5     8.5     4.7
Federal and state deferred..................................    23.2    36.5     2.4
Change in valuation allowance...............................    (4.0)     --     0.8
                                                              ------   -----   -----
Provision for income taxes..................................  $ 86.5   $65.9   $38.0
                                                              ======   =====   =====

     A reconciliation of the statutory federal income tax rate to the Company's effective tax rate for the years ended December 31 is shown below:

                                                              1998    1997    1996
                                                              ----    ----    ----
Statutory federal income tax rate...........................  35.0%   35.0%   35.0%
Non-deductible expenses.....................................   1.3     1.5     2.6
State income taxes, net of federal benefit..................   2.1     2.0     3.6
Other, net..................................................  (2.4)   (2.3)    1.1
                                                              ----    ----    ----
Effective income tax rate...................................  36.0%   36.2%   42.3%
                                                              ====    ====    ====

     Components of the net deferred income tax liability in the accompanying Consolidated Balance Sheets at December 31 are as follows:

                                                               1998      1997
                                                              -------   -------
Deferred income tax liabilities:
  Book basis in property over tax basis.....................  $  95.7   $  64.9
Deferred income tax assets:
  Net operating losses and other carryforwards..............       --      (4.0)
  Accruals not currently deductible.........................    (33.0)    (23.0)
Valuation allowance.........................................      8.7       9.6
                                                              -------   -------
Net deferred income tax liability...........................  $  71.4   $  47.5
                                                              =======   =======

     In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Company has provided a valuation allowance to offset a portion of the deferred tax assets due to uncertainty surrounding the future realization of such deferred tax assets. The Company adjusts the valuation allowance in the period management determines it is more likely than not that deferred tax assets will or will not be realized.

6. STOCKHOLDERS' EQUITY

     In April 1998, the Company declared a $2.0 billion dividend to Republic Industries that it paid in the form of notes payable ("Company Notes"). Interest expense on the Company Notes was $27.6 million for the year ended December 31, 1998.

                            REPUBLIC SERVICES, INC.

     In June 1998, the Company received a dividend of certain assets from Resources totaling approximately $437.3 million (the "Resources Dividend"). In June 1998, the Company prepaid a portion of the amounts outstanding under the Company Notes totaling $565.4 million using the Resources Dividend, cash and certain other assets.

     In July 1998, the Company amended and restated its Certificate of Incorporation to authorize capital stock consisting of (a) 50,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"), and (b) 750,000,000 shares of Common Stock of which 250,000,000 shares have been authorized as Class A Common Stock, 125,000,000 shares have been authorized as Class B Common Stock and 375,000,000 shares may be designated by the Company's Board of Directors as either Class A Common Stock or Class B Common Stock. In addition, all 100 shares of common stock previously held by Republic Industries were converted into 95,688,083 shares of Class B Common Stock. The Class A Common Stock and Class B Common Stock are identical in all respects, except holders of Class A Common Stock are entitled to one vote per share while holders of Class B Common Stock are entitled to five votes per share on all matters submitted to a vote of the stockholders, including the election of directors. See also Note 12, Subsequent Events, for further information.

     In July 1998, the Company repaid amounts due to Republic Industries totaling $395.4 million through the issuance of approximately 16.5 million shares of Class A Common Stock.

     In July 1998, the Company completed the Initial Public Offering of approximately 63.2 million shares of its Class A Common Stock resulting in net proceeds of approximately $1.4 billion. All of the proceeds from the Initial Public Offering were used to repay remaining amounts due under the Company Notes.

7. STOCK OPTIONS

     In July 1998, the Company adopted the 1998 Stock Incentive Plan ("Stock Incentive Plan") to provide for grants of options to purchase shares of Class A Common Stock to employees, non-employee directors and independent contractors of the Company who are eligible to participate in the Stock Incentive Plan. Options granted under the Stock Incentive Plan are non-qualified and are granted at a price equal to the fair market value of the Company's Common Stock at the date of grant. Generally, options granted will have a term of ten years from the date of grant, and vest in increments of 25% per year over a four year period on the yearly anniversary date of the grant. Options granted to non-employee directors have a term of ten years and vest immediately at the date of grant. The Company has reserved 20.0 million shares of Class A Common Stock for issuance pursuant to options granted under the Stock Incentive Plan and Substitute Options (as defined below). During 1998, options to acquire 573,000 shares of Class A Common Stock were granted under the Stock Incentive Plan.

                            REPUBLIC SERVICES, INC.

     The following table summarizes information about the Company's outstanding and exercisable stock options at December 31, 1998 (shares in thousands):

                                                              OUTSTANDING                 EXERCISABLE
                                                    --------------------------------   ------------------
                                                              WEIGHTED-
                                                               AVERAGE     WEIGHTED-            WEIGHTED-
                                                              REMAINING     AVERAGE              AVERAGE
                                                             CONTRACTUAL   EXERCISE             EXERCISE
RANGE OF EXERCISE PRICE                             SHARES   LIFE (YRS.)     PRICE     SHARES     PRICE
-----------------------                             ------   -----------   ---------   ------   ---------
$14.50-$18.75.....................................  473.0       9.85        $16.81      62.5     $18.06
$23.00-$25.69.....................................  100.0       9.51        $24.35     100.0     $24.35
                                                    -----                              -----
$14.50-$25.69.....................................  573.0       9.79        $18.12     162.5     $21.93
                                                    =====                              =====

     In January 1999, the Board of Directors approved additional grants of options to acquire approximately 2.0 million shares of Class A Common Stock at an exercise price of $18 7/16 per share.

     Republic Industries has various stock option plans under which options to acquire shares of Republic Industries Common Stock were granted to key employees of the Company prior to the Initial Public Offering (the "Republic Industries Stock Options"). Options granted under the plans are non-qualified and are granted at a price equal to the fair market value of the Republic Industries Common Stock at the date of grant. Generally, options granted will have a term of ten years from the date of grant, and will vest in increments of 25% per year over a four year period on the yearly anniversary of the grant date. As of December 31, 1998, approximately 8.3 million Republic Industries Stock Options held by employees of the Company were outstanding, 1.8 million of which were exercisable.

     The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" in accounting for stock-based employee compensation arrangements whereby no compensation cost related to stock options is deducted in determining net income. Had compensation cost for stock option grants under the Republic Industries' stock option plans and the Company's Stock Incentive Plan been determined pursuant to SFAS No. 123, "Accounting for Stock-Based Compensation", the Company's net income would have decreased accordingly. Using the Black-Scholes option pricing model for all options granted after December 31, 1995, the Company's pro forma net income and pro forma weighted average fair value of options granted, with related assumptions, are as follows for the years ended December 31:

                                                    1998       1997       1996
                                                  --------   --------   --------
Pro forma net income............................  $  132.7   $  108.3   $   47.6
Pro forma earnings per share....................       .98       1.13        .50
Pro forma weighted average fair value of
  Republic Industries Stock Options granted.....     14.45      13.60       7.34
Pro forma weighted average fair value of the
  Company's stock options granted...............      7.71         --         --
Risk free interest rates........................      4.76%      5.74%      5.98%
Expected lives..................................   5 years    5 years    5 years
Expected volatility.............................      40.0%      40.0%      40.0%

     Following such time as the Company is no longer a subsidiary of Republic Industries (the "Stand-alone Date") the Company intends to issue substitute options under the Company's Stock Incentive Plan (collectively "Substitute Options") in substitution for grants of Republic Industries Stock Options under Republic Industries' stock option plans as of the Stand-alone Date held by individuals employed by the Company as of such date (the "Company Employees"). Such Substitute Options will provide for the purchase of a number of shares of Class A Common Stock determined

                            REPUBLIC SERVICES, INC.

based on a ratio of average trading prices of Republic Industries Common Stock and Class A Common Stock immediately prior to the Stand-alone Date. It is not possible to specify how many shares of Class A Common Stock will be subject to Substitute Options. It is expected that some Republic Industries Stock Options consisting of stock options held by the Company Employees will be exercised and that some will be forfeited, and that additional Republic Industries Stock Options could be granted prior to the Stand-alone Date. In addition, the remaining balance of unexercised Republic Industries Stock Options will be converted into Substitute Options by reference to the ratio described above, which will not be known until the Stand-alone Date. See also Note 12, Subsequent Events, for further information.

8. COMMITMENTS AND CONTINGENCIES

LEGAL PROCEEDINGS

     The Company is a party to various general legal proceedings which have arisen in the ordinary course of business. While the results of these matters cannot be predicted with certainty, the Company believes that losses, if any, resulting from the ultimate resolution of these matters will not have a material adverse effect on the Company's consolidated results of operations, cash flows or financial position. However, unfavorable resolution could affect the consolidated results of operations or cash flows for the quarterly periods in which they are resolved.

LEASE COMMITMENTS

     The Company and its subsidiaries lease real property, equipment and software under various operating leases with terms from one to twenty-five years.

     Future minimum lease obligations under noncancelable real property, equipment and software leases with initial terms in excess of one year at December 31, 1998 are as follows:

Year Ending December 31:
1999........................................................  $2.5
2000........................................................   2.3
2001........................................................   1.5
2002........................................................    .9
2003........................................................    .8
Thereafter..................................................    .5
                                                              ----
                                                              $8.5
                                                              ====

LIABILITY INSURANCE

     The Company carries general liability, vehicle liability, workers compensation and employer's liability coverage, as well as umbrella liability policies to provide excess coverage over the underlying limits contained in these primary policies. The Company also carries property insurance.

     The Company's liabilities for unpaid and incurred but not reported claims at December 31, 1998 was $16.9 million under its current risk management program and $11.1 million under its previous risk management program with Republic Industries (see Note 10, Related Party Transactions, for further information), and are included in other current and other liabilities in the accompanying

                            REPUBLIC SERVICES, INC.

Consolidated Balance Sheets. While the ultimate amount of claims incurred are dependent on future developments, in management's opinion, recorded reserves are adequate to cover the future payment of claims. However, it is reasonably possible that recorded reserves may not be adequate to cover the future payment of claims. Adjustments, if any, to estimates recorded resulting from ultimate claim payments will be reflected in operations in the periods in which such adjustments are known.

OTHER MATTERS

     In the normal course of business, the Company is required to post performance bonds, letters of credit, and/or cash deposits as a financial guarantee of the Company's performance. To date, the Company has satisfied financial responsibility requirements for regulatory agencies by making cash deposits, obtaining bank letters of credit or by obtaining surety bonds. At December 31, 1998, surety bonds and letters of credit totaling $380.3 million expire through 2005.

     The Company's business activities are conducted in the context of a developing and changing statutory and regulatory framework. Governmental regulation of the waste management industry requires the Company to obtain and retain numerous governmental permits to conduct various aspects of its operations. These permits are subject to revocation, modification or denial. The costs and other capital expenditures which may be required to obtain or retain the applicable permits or comply with applicable regulations could be significant.

9. RESTRUCTURING AND OTHER CHARGES

     During the year ended December 31, 1996, the Company recorded restructuring and other charges of approximately $8.8 million. These costs included $5.3 million to close certain landfill operations, $1.0 million of asset write-offs and $2.5 million of merger expenses associated with certain business combinations accounted for under the pooling of interests method of accounting. There are no remaining liabilities associated with the 1996 restructuring and other charges as of December 31, 1997.

10. RELATED PARTY TRANSACTIONS

     Amounts due to Republic Industries consist of the following:

                                                              DECEMBER 31,
                                                                  1997
                                                              ------------
Due to Republic Corporate Management Company ("RCMC").......     $107.8
Notes payable to Resources..................................      158.3
                                                                 ------
                                                                 $266.1
                                                                 ======

                            REPUBLIC SERVICES, INC.

     The following is an analysis of activity in the due to RCMC account for the years ended December 31:

                                                               1998     1997     1996
                                                              ------   ------   ------
Balance at beginning of period..............................  $107.8   $ 49.3   $86.3
Republic Industries overhead allocations....................     7.5     10.2     8.4
Service Agreement fees......................................     7.5       --      --
Insurance allocations.......................................     9.7     15.9    10.2
Self-insurance reserve allocations..........................    (9.8)    (7.3)   (4.8)
Intercompany purchases......................................    42.4     13.8    12.0
Income taxes................................................    24.0     28.7    23.4
Cash transfers..............................................   (49.6)    (2.8)  (86.2)
Repayment in shares of Class A Common Stock.................  (139.5)      --      --
                                                              ------   ------   -----
Balance at end of period....................................  $   --   $107.8   $49.3
                                                              ======   ======   =====

     Prior to the Initial Public Offering, due to RCMC included allocations of various expenses from Republic Industries including general and administrative expenses, risk management premiums, income taxes and other costs. Such liabilities were non-interest bearing and had no specified repayment terms. In July 1998, the Company repaid in full amounts due to RCMC as of June 30, 1998 through the issuance of approximately 5.8 million shares of Class A Common Stock. Subsequent to the Initial Public Offering, due to RCMC consists primarily of charges under the Services Agreement described below. Such amounts are non-interest bearing and are repaid periodically using cash.

     Prior to the Initial Public Offering, Republic Industries' corporate general and administrative costs not specifically attributable to its operating subsidiaries were allocated to the Company based upon the ratio of the Company's invested capital to Republic Industries' consolidated invested capital. Such allocations are included in the Company's selling, general and administrative costs and were approximately $7.5 million, $10.2 million and $8.4 million for the years ended December 31, 1998, 1997 and 1996, respectively. These amounts approximate management's estimate of Republic Industries' corporate general and administrative costs required to support the Company's operations. Management believes that the amounts allocated to the Company are reasonable and are no less favorable to the Company than the expenses the Company would have incurred to obtain such services on its own or from unaffiliated third parties.

     In June 1998, the Company and Republic Industries entered into a services agreement (the "Services Agreement") pursuant to which Republic Industries provides to the Company certain accounting, auditing, cash management, corporate communications, corporate development, financial and treasury, human resources and benefit plan administration, insurance and risk management, legal, purchasing and tax services. In exchange for the provision of such services, fees are payable by the Company to Republic Industries in the amount of $1.25 million per month, subject to review and adjustment from time to time as the Company reduces the amount of services it obtains from Republic Industries. Effective January 1, 1999, such fees payable by the Company to Republic Industries have been reduced to $.9 million per month. The Company believes that the fees for services provided under the Services Agreement are no less favorable to the Company than could be obtained by the Company internally or from unaffiliated third parties. Charges under the Services

                            REPUBLIC SERVICES, INC.

Agreement for the year ended December 31, 1998 were $7.5 million and are included in selling, general and administrative expenses.

     Prior to the Initial Public Offering, the Company participated in Republic Industries' combined risk management programs for property, casualty and general liability insurance. The Company was charged for annual premiums of $9.7 million, $15.9 million and $10.2 million for the years ended December 31, 1998, 1997 and 1996, respectively.

     Notes payable to Resources represent borrowings prior to the Initial Public Offering under revolving credit facilities to fund the Company's operations and to repay debt assumed in acquisitions. Borrowings under these facilities bear interest at prime plus 50 basis points and are payable on demand. In July 1998, the Company repaid the notes payable to Resources through the issuance of approximately 10.7 million shares of Class A Common Stock. Interest expense on notes payable to Resources was $9.7 million, $20.2 million and $18.8 million for the years ended December 31, 1998, 1997 and 1996, respectively.

11. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

     The following is an analysis of certain items in the Consolidated Statements of Operations by quarter for 1998 and 1997.

                                                              FIRST    SECOND     THIRD    FOURTH
                                                             QUARTER   QUARTER   QUARTER   QUARTER
                                                             -------   -------   -------   -------
Revenue..............................................  1998  $300.8    $335.9    $355.0    $377.4
                                                       1997  $263.2    $283.7    $287.6    $293.2
Operating income.....................................  1998  $ 59.0    $ 70.7    $ 75.3    $ 79.3
                                                       1997  $ 41.0    $ 47.1    $ 56.3    $ 56.9
Net income...........................................  1998  $ 34.8    $ 25.1    $ 46.2    $ 47.6
                                                       1997  $ 23.2    $ 25.9    $ 32.5    $ 34.6
Basic and diluted net income per share...............  1998  $  .36    $  .26    $  .26    $  .27
                                                       1997  $  .24    $  .27    $  .34    $  .36
Weighted average common and common equivalent shares
  outstanding........................................  1998    95.7      95.7     175.4     175.4
                                                       1997    95.7      95.7      95.7      95.7

12. SUBSEQUENT EVENTS

     In March 1999, the IRS advised Republic Industries in writing that the IRS would not rule as requested on Republic Industries' application for a private letter ruling regarding the proposed Distribution. In light of the IRS action, Republic Industries converted all 95.7 million shares of Class B Common Stock into 95.7 million shares of Class A Common Stock on March 2, 1999. The Company is registering all 112.2 million shares of its Class A Common Stock owned by Republic Industries for sale by Republic Industries.

     Prior to the Initial Public Offering, employees of the Company were granted stock options under Republic Industries' stock option plans. As of March 2, 1999, approximately 8.3 million Republic Industries options held by the Company's employees were canceled, and the Company's Compensa-

                            REPUBLIC SERVICES, INC.

tion Committee granted replacement options on a one-for-one basis. The replacement options retained the vesting and exercise rights of the original options, subject to certain exercise limitations for individuals who signed stock option repricing agreements with Republic Industries. The exercise price for individual replacement options are priced such that the unrealized gain or loss on each grant of Republic Industries stock options shall generally be maintained under the replacement options. Compensation expense related to the granting of certain replacement options at exercise prices below the fair market value of the common stock at the date of grant is estimated to be approximately $2.0 million, and will be recorded by the Company in the first quarter of 1999.

     On April 5, 1999, Republic Industries transferred all of its Class A Common Stock in the Company to its indirect, wholly owned subsidiary, AutoNation Insurance Company, Inc. On April 6, 1999, Republic Industries changed its name to AutoNation, Inc. On May 3, 1999, AutoNation Insurance Company sold 100.0 million shares of its Class A Common Stock in the Company through an underwritten secondary public offering.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  $500,000,000

                         REPUBLIC SERVICES, INC. (LOGO)

                                 % NOTES DUE 2009

                             ---------------------
                                   PROSPECTUS
                             ---------------------

                              MERRILL LYNCH & CO.
                     NATIONSBANC MONTGOMERY SECURITIES LLC
                         BANC ONE CAPITAL MARKETS, INC.
                             CHASE SECURITIES INC.
                            DEUTSCHE BANK SECURITIES
                          DONALDSON, LUFKIN & JENRETTE
                              SALOMON SMITH BARNEY

                                           , 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered hereby, other than underwriting discounts and commissions. All amounts are estimated except the Securities and Exchange Commission (the "Commission") registration fee and the National Association of Securities Dealers' filing fee.

                                                              PAYABLE BY
                                                                 THE
                                                              REGISTRANT
                                                              ----------
SEC registration fee........................................  $  139,000
NASD filing fee.............................................      30,500
Fee and expenses of the Trustee.............................      15,000
Rating agency fees..........................................     372,500
Accounting fees and expenses................................     100,000
Legal fees and expenses.....................................     150,000
Printing and engraving expenses.............................     245,000
Miscellaneous fees and expenses.............................      50,000
                                                              ----------
Total.......................................................  $1,102,000*
                                                              ==========

-------------------------
* Estimated

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, a "derivative action", if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses, including attorneys' fees, incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

     Our certificate of incorporation provides that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of our company or is or was serving at our request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, will be indemnified and held harmless by us to the fullest extent authorized by Delaware law, as the same exists or may hereafter be amended, against all expense, liability and loss reasonably incurred or suffered by such person in connection therewith. This right to indemnification includes the right to have our company pay the expenses incurred in defending a proceeding in advance of its final disposition, subject to the provisions of Delaware law. These rights are not exclusive of any other right which any person may have or later acquire under any statute, provision of our certificate of incorporation, bylaws, agreement, vote of stockholders or disinterested directors or otherwise. No repeal or modification of the provision will in any way diminish or adversely affect the rights of any director, officer, employee or agent of ours regarding any occurrence or matter arising prior to any repeal or modification. Our certificate of incorporation also specifically authorizes our company to maintain insurance and to grant similar indemnification rights to our employees or agents.

     Delaware law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (1) any breach of the director's duty of loyalty to the corporation or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) payments of unlawful dividends or unlawful stock repurchases or redemptions, or (4) any transaction from which the director derived an improper personal benefit.

     Our certificate of incorporation provides that a director of our company will not be personally liable to our company or our stockholders for monetary damages for breach of fiduciary duty as a director, except, if required by Delaware law as amended from time to time, for liability (1) for any breach of the director's duty of loyalty to the our company or our stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the Delaware General Corporation Law, which concerns unlawful payments of dividends, stock purchases or redemptions, or (4) for any transaction from which the director derived an improper personal benefit. Repeal of the provision will eliminate or reduce the effect of the provision regarding any matter occurring, or any cause of action, suit or claim that, but for the provision, would accrue or arise prior to such amendment or repeal.

     The form of underwriting agreement filed as Exhibit 1.1 provides for indemnification by the underwriters of our company, our directors and officers, and by our company of the underwriters, for some liabilities, including liabilities arising under the 1933 Act, and affords certain rights of contribution.

     The Separation and Distribution Agreement by and between our company and AutoNation will provide for indemnification by our company of AutoNation and its directors, officers and employees for certain liabilities, including liabilities under the 1933 Act.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     On July 1, 1998, we issued 16,474,417 shares of Class A common stock to subsidiaries of AutoNation in satisfaction of an aggregate of approximately $395.4 million of intercompany payables and amounts due to such subsidiaries, which amounts were included in amounts due to AutoNation in our unaudited condensed consolidated financial statements. We issued the Class A common stock under an exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits.

EXHIBITS                            DESCRIPTION OF EXHIBIT
---------                           ----------------------
    1.1*     --  Form of Purchase Agreement.
    3.1      --  Amended and Restated Certificate of Incorporation of the
                 Company (incorporated by reference to Exhibit 3.1 of the
                 Registrant's Quarterly Report on Form 10-Q for the period
                 ended June 30, 1998).
    3.2      --  Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 of the Registrant's Quarterly
                 Report on Form 10-Q for the period ended June 30, 1998).
    4.1      --  Long Term Credit Agreement, dated as of July 10, 1998, among the Company, Bank of America National Trust and Savings
                 Association, as Administrative Agent, and the several
                 financial institutions party thereto (incorporated by
                 reference to Exhibit 4.1 of the Registrant's Quarterly
                 Report on Form 10-Q for the period ended June 30, 1998).
    4.2*     --  Form of Indenture.
    4.3*     --  Form of Note.
    5.1*     --  Form of Opinion of Akerman, Senterfitt & Eidson, P.A. re:
                 legality of notes being registered.
   10.1      --  Separation and Distribution Agreement dated as of June 30,
                 1998 by and between the Company and Republic Industries
                 (incorporated by reference to Exhibit 10.1 of the
                 Registrant's Quarterly Report on Form 10-Q for the period
                 ended June 30, 1998).
   10.2      --  Amended and Restated Employee Benefits Agreement dated as of
                 March 4, 1999 by and between the Company and Republic
                 Services (incorporated by reference to Exhibit 10.2 of the
                 Registrant's Registration Statement on Form S-1/A, Amendment
                 No. 2, dated April 6, 1999).
   10.3      --  Services Agreement, dated as of June 30, 1998, by and
                 between the Company and Republic Services (incorporated by reference to Exhibit 10.3 of the Registrant's Quarterly
                 Report on Form 10-Q for the period ended June 30, 1998).
   10.4      --  Amendment to Services Agreement, dated as of March 4, 1999, by and between the Company and Republic Services
                 (incorporated by reference to Exhibit 10.4 of the
                 Registrant's Registration Statement on Form S-1/A, Amendment
                 No. 2, dated April 6, 1999).
   10.5      --  Tax Indemnification and Allocation Agreement, dated as of
                 June 30, 1998, by and between the Company and Republic
                 Services (incorporated by reference to Exhibit 10.4 of the
                 Registrant's Quarterly Report on Form 10-Q for the period
                 ended June 30, 1998).
   10.6      --  1998 Stock Incentive Plan (incorporated by reference to
                 Exhibit 10.5 of the Registrant's. Registration Statement on
                 Form S-1/A, Amendment No. 2, dated June 30, 1998).
   10.7      --  Employment Agreement, dated as of December 7, 1998, by and between James E. O'Connor and the Company (incorporated by reference to Exhibit 10.6 of the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1998).
   10.8      --  Employment Agreement, dated as of January 11, 1999, by and between James H. Cosman and the Company (incorporated by
                 reference to Exhibit 10.7 of the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1998).
   10.9      --  Asset Sale Agreement, dated September 27, 1998, by and between the Company and Waste Management, Inc., as amended, and the supplemental agreements thereto (incorporated by
                 reference to Exhibits 2.1, 2.2 and 2.3 of the Registrant's
                 Current Report on Form 8-K dated February 16, 1999).
   21.1*     --  Subsidiaries of the Company.
   23.1*     --  Consent of Arthur Andersen LLP.
   23.2*     --  Consent of Akerman, Senterfitt & Eidson, P.A. (included in
                 Exhibit 5.1).
   24.1*     --  Power of Attorney (included on the signature page of the
                 Registration Statement).
   25.1*     --  Statement of Eligibility of Trustee.

---------------
 *  filed herewith

     (b) Financial Statement Schedule. The following financial statement
schedule is filed on page   herewith:

          Financial Statement Schedule II, Valuation and Qualifying Accounts and Reserves, for Each of the Three Years Ended December 31, 1998.

ITEM 17.  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lauderdale, State of Florida, on May 7, 1999.

                                            REPUBLIC SERVICES, INC.

                                            By:    /s/ HARRIS W. HUDSON
                                              ----------------------------------
                                                       Harris W. Hudson
                                                        Vice Chairman

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Tod C. Holmes and Harris W. Hudson his true and lawful attorneys-in-fact, each acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any or all amendments, including any post-effective amendments, to this registration statement, and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact or their substitutes, each acting alone, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                   TITLE                        DATE
                      ---------                                   -----                        ----

                /s/ H. WAYNE HUIZENGA                  Chairman of the Board                      May 7, 1999
-----------------------------------------------------
                  H. Wayne Huizenga

                /s/ HARRIS W. HUDSON                   Vice Chairman and Director                 May 7, 1999
-----------------------------------------------------
                  Harris W. Hudson

                /s/ JAMES E. O'CONNOR                  Chief Executive Officer and                May 7, 1999
-----------------------------------------------------    Director (principal
                  James E. O'Connor                      executive officer)

                  /s/ TOD C. HOLMES                    Senior Vice President and                  May 7, 1999
-----------------------------------------------------    Chief Financial Officer
                    Tod C. Holmes                        (principal financial
                                                         officer and principal
                                                         accounting officer)

                 /s/ JOHN W. CROGHAN                   Director                                   May 7, 1999
-----------------------------------------------------
                   John W. Croghan

               /s/ RAMON A. RODRIGUEZ                  Director                                   May 7, 1999
-----------------------------------------------------
                 Ramon A. Rodriguez

                /s/ ALLAN C. SORENSEN                  Director                                   May 7, 1999
-----------------------------------------------------
                  Allan C. Sorensen

                     REPORT OF INDEPENDENT CERTIFIED PUBLIC
                            ACCOUNTANTS ON SCHEDULE

To Republic Services, Inc.:

     We have audited in accordance with generally accepted auditing standards, the consolidated financial statements of Republic Services, Inc. and subsidiaries included in this registration statement and have issued our report thereon dated January 28, 1999, except with respect to the matters discussed in
Note 12, as to which the date is May 3, 1999. Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule included under Item 16(b) is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

ARTHUR ANDERSEN LLP

Fort Lauderdale, Florida,
January 28, 1999, except with respect
to the matters discussed in Note 12, as
to which the date is May 3, 1999.

                            REPUBLIC SERVICES, INC.

                 VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
                                  SCHEDULE II
                                 (IN MILLIONS)

                                              BALANCE AT   ADDITIONS    ACCOUNTS              BALANCE AT
                                              BEGINNING    CHARGED TO   WRITTEN                  END
                                               OF YEAR       INCOME       OFF      OTHER(1)    OF YEAR
                                              ----------   ----------   --------   --------   ----------
CLASSIFICATIONS
Allowance for doubtful accounts:
1998........................................    $13.6         $5.1       $(7.2)     $10.6       $22.1
1997........................................      8.3          4.1        (4.1)       5.3        13.6
1996........................................      7.2          2.6        (2.5)       1.0         8.3

---------------

(1) Allowance of acquired businesses.

                               INDEX TO EXHIBITS

EXHIBIT
NUMBER                               DESCRIPTION
-------                              -----------
1.1*    --   Form of Purchase Agreement.
3.1     --   Amended and Restated Certificate of Incorporation of the
             Company (incorporated by reference to Exhibit 3.1 of the
             Registrant's Quarterly Report on Form 10-Q for the period
             ended June 30, 1998).
3.2     --   Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 of the Registrant's Quarterly
             Report on Form 10-Q for the period ended June 30, 1998).
4.1     --   Long Term Credit Agreement, dated as of July 10, 1998, among the Company, Bank of America National Trust and Savings
             Association, as Administrative Agent, and the several
             financial institutions party thereto (incorporated by
             reference to Exhibit 4.1 of the Registrant's Quarterly
             Report on Form 10-Q for the period ended June 30, 1998).
4.2*    --   Form of Indenture.
4.3*    --   Form of Note.
5.1*    --   Form of Opinion of Akerman, Senterfitt & Eidson, P.A. re:
             legality of notes being registered.
10.1    --   Separation and Distribution Agreement dated as of June 30,
             1998 by and between the Company and AutoNation (incorporated by reference to Exhibit 10.1 of the Registrant's Quarterly
             Report on Form 10-Q for the period ended June 30, 1998).
10.2    --   Amended and Restated Employee Benefits Agreement dated as of
             March 4, 1999 by and between the Company and Republic
             Services (incorporated by reference to Exhibit 10.2 of the
             Registrant's Registration Statement on Form S-1/A, Amendment
             No. 2, dated April 6, 1999).
10.3    --   Services Agreement, dated as of June 30, 1998, by and
             between the Company and AutoNation (incorporated by
             reference to Exhibit 10.3 of the Registrant's Quarterly
             Report on Form 10-Q for the period ended June 30, 1998).
10.4    --   Amendment to Services Agreement, dated as of March 4, 1999, by and between the Company and Republic Services
             (incorporated by reference to Exhibit 10.4 of the
             Registrant's Registration Statement on Form S-1/A, Amendment
             No. 2, dated April 6, 1999).
10.5    --   Tax Indemnification and Allocation Agreement, dated as of
             June 30, 1998, by and between the Company and AutoNation
             (incorporated by reference to Exhibit 10.4 of the
             Registrant's Quarterly Report on Form 10-Q for the period
             ended June 30, 1998).
10.6    --   1998 Stock Incentive Plan (incorporated by reference to
             Exhibit 10.5 of the Registrant's. Registration Statement on
             Form S-1/A, Amendment No. 2, dated June 30, 1998).
10.7    --   Employment Agreement, dated as of December 7, 1998, by and between James E. O'Connor and the Company (incorporated by reference to Exhibit 10.7 of the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1998).
10.8    --   Employment Agreement, dated as of January 11, 1999, by and between James H. Cosman and the Company (incorporated by
             reference to Exhibit 10.7 of the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1998).
10.9    --   Asset Sale Agreement, dated September 27, 1998, by and
             between the Company and Waste Management, Inc., as amended, and the supplemental agreements thereto (incorporated by
             reference to Exhibits 2.1, 2.2 and 2.3 of the Registrant's
             Current Report on Form 8-K dated February 16, 1999).
21.1*   --   Subsidiaries of the Company.
23.1*   --   Consent of Arthur Andersen LLP.
23.2*   --   Consent of Akerman, Senterfitt & Eidson, P.A. (included in
             Exhibit 5.1).
24.1*   --   Power of Attorney (included on the signature page of the
             Registration Statement).
25.1*   --   Statement of Eligibility of Trustee.

---------------
 *  filed herewith